                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

In re:

GAYLORD COMPANIES, INC.               :        Case No.         97-60560

Joint Administered With:

GAYLORD BOOK COMPANY,                 :        Case No.         97-60562
GAYLORD'S, INC.,                      :        Case No.         97-60561
SAWWORTH BOOK COMPANY,                :        Case No.         97-60563
GAYLORD ENTERPRISES, INC.,            :        Case No.         97-60564
THE COOKSTORE, INC., and              :        Case No.         97-60565
THE COOKSTORE WORTHINGTON, INC.;      :        Case No.         97-60566

                                      :        Chapter 11

         Debtors.                     :        (Judge Caldwell)


                    AMENDED DISCLOSURE STATEMENT FOR AMENDED
                        PLAN OF REORGANIZATION OF GAYLORD
                    COMPANIES, INC., THE COOKSTORE, INC. AND
               THE COOKSTORE WORTHINGTON, INC., DATED JUNE 24,1998

                                        Daniel R. Swetnam  (0011022)
                                        E. James Hopple    (0019298)
                                        Victoria E. Powers (0054589)
                                        Susan K. Cliffel   (0046915)
                                        Daniel M. Anderson (0067041)
                                        Schottenstein, Zox & Dunn Co., LPA
                                        41 South High Street, Suite 2600
                                        Columbus, Ohio 43215
                                        (614) 221-3211
                                        Case Attorneys for Debtors

THE BANKRUPTCY COURT HAS EXPEDITED THE CONFIRMATION PROCESS. BALLOTS WITH RESPECT TO THE PLAN MUST BE COMPLETED AND FILED WITH (i) THE CLERK OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF OHIO, EASTERN DIVISION, 170 NORTH HIGH STREET, COLUMBUS, OHIO 43215 BY 4:00 P.M. ON JULY 8, 1998 AND SERVED ON (ii) SCHOTTENSTEIN, ZOX & DUNN CO., LPA, 41 SOUTH HIGH STREET, SUITE 2600, COLUMBUS, OHIO 43215, ATTENTION: VICTORIA E. POWERS SO THAT THE BALLOT IS RECEIVED BY COUNSEL FOR DEBTORS BY 5:00 P.M. ON JULY 8,1998.

                                TABLE OF CONTENTS

I.   INTRODUCTION .....................................................................................            1

II.  THE DEBTORS ......................................................................................            5
     A.  History ......................................................................................            5
     B.  Directors and Officers .......................................................................            7
     C.  Events Leading to the Filing of the Petition .................................................            8
     D.  Current Operations ...........................................................................            9
         1.   Financial Results .......................................................................            9
         2.   Significant Chapter 11 Events............................................................            9
              a.  Professionals .......................................................................            9
              b.  Joint Administration ................................................................           11
              c.  Pre-Petition Date Wages .............................................................           11
              d.  Authorization to Enter Into the Term Sheet and Advisory Agreement ...................           12
              e.  Use of Cash Collateral and take out of Greefield ....................................           12
              f.  Fremont Financing and Amendment of Advisory Agreement ...............................           13
              g.  Bar Date ............................................................................           13
              h.  Bookstores ..........................................................................           13
              i.  Leases ..............................................................................           14
     E.  Business Plan ................................................................................           14
         1.   Sponsor and Management ..................................................................           14
         2.   Competition .............................................................................           15
         3.   Business Strategy .......................................................................           15
         4.   Store Location Strategy .................................................................           16
         5.   Potential Acquisition Strategy ..........................................................           16
         6.   Internal Growth Strategy ................................................................           16
         7.   Background of Members of the Sponsor and Management of Reorganized Company ..............           16

III. THE ESTATE
     A.  Assets .......................................................................................           19
         1.   Cookstore Debtors .......................................................................           19
         2.   Gaylord Companies .......................................................................           20
     B.  Liabilities ..................................................................................           20
         1.   Administrative Expense ..................................................................           20
         2.   Secured Claims ..........................................................................           20
         3.   Priority Claims other than Administrative Expenses ......................................           21
         4.   General Unsecured Claims ................................................................           21

IV.  SUMMARY OF THE PLAN ..............................................................................           22
     A.  Classification of Claims and Equity Interests ................................................           22
     A.  Secured Claims ...............................................................................           22
     B.  Priority Claims ..............................................................................           23
     C.  Unsecured Claims .............................................................................           23
     D.  Equity Interests .............................................................................           23
     E.  Unclassified Claims ..........................................................................           23

                                       ii
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

     B.  Treatment of Claims and Equity Interests .....................................................           24
         1.   Secured Claims ..........................................................................           24
         2.   Priority Claims .........................................................................           26
         3.   Unsecured Claims ........................................................................           26
         4.   Equity Interests ........................................................................           27
     C.  Description and Treatment of Unclassified Claims .............................................           29
         1.   Description of Unclassified Claims ......................................................           29
         2.   Filing Unclassified Claims ..............................................................           31
     D.  Means for Implementation of the Plan .........................................................           32
         1.   Conditions Precedent to Effectiveness of Plan ...........................................           32
         2.   Objections to Claims ....................................................................           33
         3.   Voting of Claims ........................................................................           33
         4.   Nonconsensual Confirmation ..............................................................           34
         5.   Method of Distribution Under the Plan ...................................................           34
              a.  In General ..........................................................................           34
              b.  Distributions of Cash ...............................................................           34
              c.  Timing of Distributions .............................................................           34
              d.  Fractional Cents ....................................................................           34
              e.  Fractional Shares, New Warrants, Fremont Warrants, Individual Warrants ..............           34
              f.  Unclaimed Distributions .............................................................           35
              g.  Distributions to Equity Interest Holders as of the Record Date ......................           35
              h.  Injunction ..........................................................................           35
              i.  Discharge of Debtors ................................................................           36
         6.   Source of Funds .........................................................................           36
         7.   Financing ...............................................................................           36
         8.   Merger of HRAC and Gaylord Companies ....................................................           37
         9.   Issuance of New Securities and Cancellation of Existing Securities and Agreements .......           37
         10.  Operation of Business ...................................................................           38
         11.  The Reorganized Company .................................................................           39
         12.  Breaches ................................................................................           39
         13.  Pre-Payment of Allowed Claims ...........................................................           39
         14.  Continuation of Bankruptcy Injunction or Stays ..........................................           39
         15.  Reverting of Assets .....................................................................           39
         16.  General Release of Liens ................................................................           40
         17.  Compensation and Benefit Programs .......................................................           40
         18.  Retiree Benefits ........................................................................           40
         19.  Amended Bylaws and Amended Certificates of Incorporation ................................           40

V.   DISCLOSURES REQUIRED BY 11 U.S.C. 1129(a)(4) AND (5) .............................................           41

VI.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES ............................................           42

VII. FEASIBILITY ......................................................................................           43

                                      iii
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

VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
     A.  Sale of Individual Stores ....................................................................           44
     B.  Chapter 11 Liquidation .......................................................................           44
     C.  Conversion to Chapter 7 ......................................................................           44
     D.  Dismissal Alternative ........................................................................           45

IX.  LIQUIDATION ANALYSIS .............................................................................           45

X.   PENDING AND ANTICIPATED LITIGATION ...............................................................           46

XI.  SECURITIES LAWS MATTERS ..........................................................................           47
     A.  Bankruptcy Code Exemptions From Registration Requirements ....................................           47
     B.  Initial Offer and Sale of Plan Securities ....................................................           47
     C.  Subsequent Transfers of Plan Securities ......................................................           48

XII. FEDERAL TAX CONSEQUENCES .........................................................................           50

XIII.CONFIRMATION .....................................................................................           51
     A.  Confirmation Procedure .......................................................................           51
     B.  Effect of Confirmation .......................................................................           53

XIV. RISK FACTORS .....................................................................................           54

XV.  DESCRIPTION OF CAPITAL STOCK .....................................................................           61

XVI. MERGER ...........................................................................................           64

XVII.EQUITY INCENTIVE PLAN ............................................................................           64

XVIII.CONCLUSION ......................................................................................           65


                                    EXHIBITS

Exhibit A .................Gaylord Companies, Inc.'s and Cookstore Debtors'
                           Amended Plan of Reorganization dated June 24, 1998

Exhibit B .................Form 10-KSB of Gaylord Companies, Inc. for the period ending December 31, 1996

Exhibit C .................Financial Report of Cookstore Debtors for 1997

Exhibit D .................Term Sheet, Advisory Agreement and Related Documents

Exhibit E .................Schedule of Treatment of Executory Contracts and
                           Unexpired Leases

Exhibit F .................Projected Financial Operations of Reorganized Company

Exhibit G .................Liquidation Analysis

Exhibit H .................Merger Agreement

Exhibit I .................1998 Equity Incentive Plan

                                  INTRODUCTION

          Pursuant to section 1125 of the Bankruptcy Code, Debtors Gaylord Companies, Inc. ("Gaylord Companies"), The Cookstore, Inc. ("TCI") and The Cookstore Worthington, Inc. ("TCWI") (sometimes referred to collectively as "Debtors") furnish this Amended Disclosure Statement for Amended Plan of Reorganization of Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc., Dated June 24, 1998 (the "Disclosure Statement") to each known Creditor and Equity Interest holder of Debtors for purposes of (1) providing those entities with adequate information regarding Amended Plan of Reorganization of Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc., Dated June 24, 1998 (the "Plan") to make an informed judgment concerning acceptance or rejection of the Plan, and (2) soliciting acceptances of the Plan. A copy of the Plan is appended hereto as Exhibit A.

          ALL HOLDERS OF CLAIMS AND/OR EQUITY INTERESTS WITH RESPECT TO DEBTORS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS. PARTICULAR ATTENTION SHOULD BE GIVEN TO THOSE PROVISIONS OF THE PLAN IMPAIRING THE RIGHTS OF CREDITORS AND EQUITY INTEREST HOLDERS.

          DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS. ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE URGED TO VOTE IN FAVOR OF THE PLAN. CREDITORS ENTITLED TO VOTE ON THE PLAN SHOULD HAVE RECEIVED A BALLOT IN THE SOLICITATION PACKAGE CONTAINING THIS DISCLOSURE STATEMENT. EACH SUCH CREDITOR WHO WISHES TO VOTE ON THE PLAN SHOULD (1) COMPLETE THE BALLOT, AND (2) MAIL THE ORIGINAL TO:

                                    CLERK OF THE UNITED STATES BANKRUPTCY COURT
                                    SOUTHERN DISTRICT OF OHIO, EASTERN
                                    DIVISION 170 NORTH HIGH STREET
                                    COLUMBUS, OHIO 43215

   AND A COPY TO:

                                    SCHOTTENSTEIN, ZOX & DUNN
                                    41 SOUTH HIGH STREET
                                    COLUMBUS, OHIO 43215
                                    ATTENTION:  VICTORIA E. POWERS, ESQ.

         IN ORDER FOR A BALLOT TO BE COUNTED, IT MUST BE RECEIVED BY THE CLERK ON OR BEFORE JULY 8, 1998. BALLOTS RECEIVED AFTER THAT DATE WILL NOT BE COUNTED. ONLY BALLOTS RECEIVED BY HAND OR MAIL DELIVERY WILL BE COUNTED. BALLOTS RECEIVED BY FACSIMILIE WILL NOT BE COUNTED. A CREDITOR NEED NOT CAST A BALLOT TO RECEIVE A DISTRIBUTION UNDER THE PLAN.

          ANY BALLOT THAT IS NOT EXECUTED WILL BE CONSIDERED NULL AND VOID AND WILL NOT BE COUNTED. ANY EXECUTED BALLOT IN WHICH BOTH THE ACCEPTANCE AND REJECTION BOXES ARE CHECKED SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN. ANY EXECUTED BALLOT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL ALSO BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

          THE STATEMENTS IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS EXPRESSLY SPECIFIED HEREIN. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO ACCEPT OR REJECT THE PLAN. NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT SHALL CONSTITUTE, OR BE DEEMED TO CONSTITUTE, ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF ANY REORGANIZATION ON CREDITORS OR EQUITY INTEREST HOLDERS IN CONNECTION WITH SUCH REORGANIZATION.

          THE INFORMATION IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR THE PURPOSE OF SOLICITING ACCEPTANCE OF THE PLAN. IT IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS. THE INFORMATION WAS PROVIDED BY DEBTORS. UNLESS OTHERWISE STATED HEREIN, THE ASSET VALUES CONTAINED IN THIS DISCLOSURE STATEMENT WERE CALCULATED BY DEBTORS' PRESIDENT OR DEBTORS' CHIEF FINANCIAL OFFICER. REPRESENTATIVES OF

HRAC HAVE PREPARED THE ATTACHED FINANCIAL FORECASTS BASED UPON HRAC'S OBJECTIVES FOR THE REORGANIZED COMPANY AND HRACS ESTIMATES OF ITS FUTURE BUSINESS. DEBTORS' COUNSEL IS UNAWARE OF ANY ERRORS OR OMISSIONS WITH RESPECT TO THE CALCULATIONS OR FORECASTS. HOWEVER, DEBTORS' COUNSEL HAS NOT UNDERTAKEN ANY SEPARATE ANALYSIS OF DEBTORS' PRESENT OR FUTURE FINANCIAL POSITION OR OTHERWISE VERIFIED THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

          This Disclosure Statement was conditionally approved by order of the Court entered June 24, 1998. The Court will consider final approval of this Disclosure Statement at the Confirmation Hearing. Approval of this Disclosure Statement does not, however, constitute a determination by the Court as to the fairness or merits of the Plan.

          This Disclosure Statement and the ballot are the only documents authorized by the Court to be used in connection with the solicitation of acceptances or rejections of the Plan. Except as included in this Disclosure Statement, no representations about Debtors or the Reorganized Company, including without limitation, the value of property, Creditor Claims, or future business operations, are authorized by the Court. This Disclosure Statement and the Plan are operative only as to the Debtors. The Debtors' Affiliates are proceeding pursuant to that certain Plan of Reorganization of United Magazine Company with regard to the Debtor's Affiliates dated April 16, 1998 (May 1, 1998 Modification).

          IF THE PLAN IS CONFIRMED, IT WILL BE BINDING ON ALL CREDITORS AND EQUITY INTEREST HOLDERS OF DEBTORS, REGARDLESS OF WHETHER THE CREDITOR OR EQUITY INTEREST HOLDER HAS VOTED FOR OR AGAINST THE PLAN OR FILED A PROOF OF CLAIM OR EQUITY INTEREST.

          THE COURT HAS SCHEDULED A HEARING ON CONFIRMATION OF THE PLAN FOR 10:00 A.M. ON JULY 10, 1998 BEFORE THE HONORABLE CHARLES M. CALDWELL, UNITED STATES BANKRUPTCY JUDGE, UNITED STATES BANKRUPTCY COURT, AT 170 NORTH HIGH STREET, COLUMBUS, OHIO. NOTICE SETTING FORTH THE TIME AND DATE OF THE CONFIRMATION HEARING HAS BEEN DISTRIBUTED WITH THIS DISCLOSURE STATEMENT. THE

CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME BY THE COURT WITHOUT FURTHER NOTICE EXCEPT FOR AN ANNOUNCEMENT OF THE ADJOURNED DATE MADE AT THE CONFIRMATION HEARING.

          ANY OBJECTION TO CONFIRMATION OF THE PLAN MUST BE MADE IN WRITING AND SPECIFY IN DETAIL THE NAME AND ADDRESS OF THE OBJECTOR, ALL GROUNDS FOR THE OBJECTION AND THE AMOUNT OF THE CLAIM OR SIZE AND TYPE OF EQUITY INTEREST IN GAYLORD COMPANIES HELD BY THE OBJECTOR. ANY SUCH OBJECTION MUST BE FILED WITH THE CLERK OF THE COURT AND SERVED SO THAT IT IS RECEIVED BY THE FOLLOWING PARTIES ON OR BEFORE JULY 8, 1998 AT 4:00 P.M.:

                                    Schottenstein, Zox & Dunn, Co. LPA
                                    Attorneys for Debtor
                                    41 South High Street
                                    Columbus, Ohio 43215-6106
                                    Attn:  Daniel R. Swetnam, Esq.

                                    Arter & Hadden
                                    Attorneys for Creditors' Committee
                                    One Columbus
                                    10 W. Broad Street
                                    Columbus, Ohio 43215-3422
                                    Attn:  Nick V. Cavalieri, Esq.

                                    Hahn & Hessen LLP
                                    Attorneys for HRAC
                                    350 Fifth Avenue
                                    New York, New York 10118
                                    Attn:  Jeffrey L. Schwartz, Esq.

                                    Office of the United States Trustee
                                    170 North High Street, 2nd Floor
                                    Columbus, Ohio 43215

                                II. THE DEBTORS

A.       History

          TCI and TCWI (the "Cookstore Debtors") are wholly owned subsidiaries of Gaylord Companies. The Cookstore Debtors are specialty retailers of quality cookware and serving equipment, cooking accessories and certain select food products as well as cookbooks and food-related publications (the "Cookstores").

          On the Petition Date the Cookstores were located in six regional retail malls in Ohio, Indiana and Kentucky*. The Cookstores are each approximately 3,300 square feet in size, with each offering approximately 5,000 different types of products, including products from over 200 vendors. The Cookstores offer product lines in twelve distinct categories, including accessories, bakeware, books, cookware, cutlery, electronics, food, furniture, gadgets, gifts, tableware and textiles.




























---------------------------
* Two stores are to be closed by August 5, 1998, see infra.

          The following table sets forth information relating to each of the Cookstore Debtors:

                                    Date of
           Debtor                Incorporation                 Store Location                   Store Opening
====================================================================================================================

The Cookstore, Inc.                   1981               Lane Avenue Shopping                   October 1981
                                                         Center, Columbus, Ohio

                                                         Summit Mall                            December 1994
                                                         Akron, Ohio

                                                         *Castleton Square Mall                 December 1996
                                                         Indianapolis, IN

                                                         *Florence Mall                         December 1996
                                                         Florence, KY

The Cookstore                         1993               Worthington Mall,                      December 1993
Worthington, Inc.                                        Worthington, Ohio

                                                         The Mall at                            November 1994
                                                         Fairfield Common,
                                                         Beavercreek, OH

---------------------------
*  To be closed by August 5, 1998.


          In the Cookstores, the Debtors present merchandise in what the Debtors believe is an upscale and fashionable setting. A full range of product is displayed and stocked on the retail floor. Merchandise is arranged by category for shopping convenience and every item is tagged with its current retail price. Feature displays are arranged throughout the store emphasizing seasonal products or particular themes.

          As noted above, the Cookstore Debtors are wholly owned subsidiaries of Gaylord Companies. Gaylord Companies' stock became publicly traded stock on November 7, 1995. Until late 1997, Gaylord Companies filed periodic reports and statements with the Securities and Exchange Commission. Attached hereto as Exhibit B is a copy of Gaylord Companies, Inc.'s Form 10-KSB for the period ending December 31, 1996. This Form 10-KSB contains additional information about the Cookstore Debtors and Gaylord Companies. Other reports filed by Gaylord Companies are also available for public inspection. There have been material changes to Gaylord Companies' business since Exhibit B was filed with the Securities and Exchange Commission, including but not limited to those changes described in this Disclosure Statement.

B.       Directors and Officers

         On the Petition Date, the Debtors' Boards of Directors in each case consisted of George Gaylord, John Gaylord and John D. Critser. In addition, Martin Licht was a Director of Gaylord Companies. John Gaylord served as Chairman of each of the Debtors. George Gaylord served as Senior Chairman. At present, each of the Debtors has three Directors: David E. Danovitch, John D. Critser and Greg E. Dukoff.

          David E. Danovitch is a Director of Gaylord Companies, TCI and TCWI. He became a Director as of May 1, 1998, upon the termination of John Gaylord as an officer of the Debtors and the resignation of John Gaylord as a Director of the Debtors. He is a Director of HRAC and a principal of Cambridge. Mr. Danovitch is serving as interim Chief Financial Officer until a permanent Chief Financial Officer of the Debtors is selected.

          John D. Critser is President, Vice President, Treasurer and a Director of Gaylord Companies, TCI and TCWI. He served as President of Gaylord Companies, TCI and TCWI from November 1993 through May 1998. Mr. Critser is a first cousin of John Gaylord, Mr. Critser is presently subject to an employment agreement with Gaylord Companies which will be rejected prior to or at the Confirmation Date. Mr. Critser has agreed to serve in a transitional capacity after the Confirmation Date, at which time the need for his services will be evaluated consistent with the needs and means of the Reorganized Company.

         Greg E. Dukoff is Secretary and a Director of Gaylord Companies, TCI and TCWI. He became a Director as of May 1, 1998 upon the termination of John Gaylord as an officer of the Debtors and upon the resignation of John Gaylord as a Director of the Debtors. Mr. Dukoff is being compensated by the Debtors at a rate of $8,333 per month for financial and administrative services rendered as an independent consultant. It is anticipated that such consultancy will continue after the Confirmation Date consistent with the needs of the Reorganized Company. Mr. Dukoff is President and a Director of HRAC.

         Mr. Critser and Mr. Dukoff are presently shareholders of Gaylord Companies. Their Equity Interests are more fully described below.

          It is anticipated that the composition of the Board of Directors will change on the Effective Date as more fully described below.

C.       Events Leading to the Filing of the Petition

         The specialty retail kitchenware and cookware business is highly competitive. The Cookstore Debtors compete against a wide variety of stores, including department and speciality stores, as well as mail order catalogs. The Debtors' primary national competitors for specialized kitchen products are Williams-Sonoma, Inc. and Lechters, Inc. In addition, the Debtors compete with other well-known stores such as Linens & Things, Bed Bath & Beyond, and Bath and Bodyworks. Many of these competitors have greater financial, distribution, advertising and marketing resources than do the Debtors.

         The following chart compares certain performance levels at the Cookstores over two years:

                                          1996                   1997
                                          ----                   ----
Sales                                   $3,497,940             $3,724,157
Cost of Goods Sold, including store      1,835,709              2,018,684
occupancy and delivery costs
Gross Profit                             1,662,231              1,705,473
Store Operating Expense                  1,065,545              1,614,166
Store Level Income                       $ 596,686               $ 91,307


          This chart does not include costs for Equity Interest, administrative overhead or depreciation and amortization. When such items are included, the Debtors incurred substantial losses in each of these years. Attached as Exhibit C is a statement reflecting financial performance of the Cookstore Debtors in 1997. More detailed information about the Cookstore Debtors' operations in 1996 and 1997 is set forth in Exhibits B and C.

          In April, 1997, Gaylord Companies entered into a Loan and Security Agreement (as amended, the "Greenfield Loan Agreement") with Greenfield. Under the Greenfield Loan Agreement, Greenfield advanced the sum of $350,000 pursuant to a Term Loan Note and agreed to advance up to an additional $1,000,000 pursuant to a Revolving Credit Note. The Greenfield Loan Agreement was guaranteed by each of the Cookstore Debtors, by Debtors' Affiliates Gaylord Book Company, Gaylord's, Inc., Sawworth Book Company and Gaylord Enterprises, Inc.

(collectively, the "Bookstore Debtors"), as well as by John Gaylord personally. The financing with Greenfield matured by its own terms on October 20, 1997.

         Throughout the summer and fall of 1997 Gaylord Companies had hoped to raise additional funds through one or more placements of securities. At the same time, several suppliers had stopped shipping merchandise, and the Cookstore Debtors were in arrears on most of their leases. Several landlords had commenced actions to recover possession of the leased premises. Unfortunately, Gaylord Companies was not able to raise additional funds. On November 3, 1997, Greenfield commenced an action in the Franklin County Court of Common Pleas seeking, inter, alia, the appointment of a receiver for Gaylord Companies, the Debtors and the Bookstore Debtors. Attempts to resolve matters with Greenfield were unsuccessful. Accordingly, Gaylord Companies and each of its subsidiaries commenced their Chapter 11 cases on November 13, 1997.

D.       Current Operations

1.       Financial Results

         Since the Petition Date, the Cookstore Debtors have continued to operate the Cookstores.

         In a normal year, approximately 30% of the Cookstore Debtors' annual sales will occur in November and December. However, because certain suppliers had already stopped shipments, and because the Cookstore Debtors did not have cash on hand, as of the Petition Date the inventory levels were not at the desired levels. Christmas 1997 sales suffered accordingly.

         Since January, 1998, the Cookstore Debtors' sales have continued to suffer from a lack of inventory. The Cookstore Debtors project that assuming confirmation of the Plan, same store sales in 1998 will be slightly below 1997 levels.

         2. Significant Chapter 11 Events

         a. Professionals

         The Debtors engaged the law firm Schottenstein, Zox & Dunn ("SZD") as their counsel in these cases. By Order Approving Application for Appointment of Counsel to Debtors and Debtors-In-Possession entered January 16, 1998, the Court approved the retention of SZD. SZD had no prior connection with the Debtors.

         Under the Order Authorizing Retention of SZD, the Debtors and the Bookstore Debtors have made payments to be held as a retainer, and SZD is authorized to apply 85% of fees and 100% of expenses on a monthly basis. As of March 31, 1998, SZD had accrued time and expenses totaling $206,599.87, and had received the total sum of $195,950. 10 from the Debtors and Bookstore Debtors. From April 1, 1998 forward, SZD has kept a separate record of time and expenses for the Debtors and the Bookstore Debtors. SZD anticipates that its time and expenses, for April 1, 1998 until the Confirmation Date in the Debtors Case will be approximately $80,000. SZD has received the sum of $10,000 as an additional retainer.

         The Debtors also engaged the accounting firm Longanbach, Giusti, Kuck & Hornberger ("LGKH') to perform certain limited services. The retention was approved by Order Approving Application of Debtors for Authority to Employ Longanbach, Giusti, Kuck & Hornberger as Accountants entered January 16, 1998.

          In December, 1997, an Official Committee of Unsecured Creditors (the "Committee") was appointed. At the outset, the Committee, which includes creditors of the Bookstore Debtors, was comprised of the following entities:
Ralph C. Liebert Family Trust #2, FBD Michelle M. Liebert; Glimcher Properties, Limited Partnership; United Magazine Company; Gator Forest Partners; Random House; Villaware Mfg. Co.; Portmeirion USA and The Map Store, Inc. As of the date of this Disclosure Statement, the Committee consists of Glimcher Properties, Limited Partnership; Gator Forest Partners and Villaware Manufacturing Co. The Committee engaged the law firm of Arter & Hadden as its counsel. The retention was approved by Order Granting Application for Appointment of Counsel for The Official Unsecured Creditors' Committee of Debtors and Debtors-In-Possession entered January 16, 1998.

          The Debtors and the Bookstore Debtors have made payments to A&H to be held as a retainer, and A&H is authorized to apply 85% of fees and 100% of expenses on a monthly basis. As of March 31, 1998, A&H had accrued time and expenses totaling $__________ and had received the total sum of $__________ from the Debtors and the Bookstore Debtors. From April 1, 1998 forward, A&H has kept a separate record of time and expenses for the Debtors and the Bookstore Debtors. A&H anticipates that its time and expenses, for April 1, 1998 until the Confirmation Date for the Debtors will be approximately $__________ A&H has received the sum of $4,500 as an additional retainer since April 1, 1998.

         Below is a summary of the professionals that have been retained by order of the Court, the amount of any retainers paid to these professionals to date, the fees and expenses incurred through March 31, 1998, and an estimate of the amount of fees and expenses that will be incurred by these professionals from April 1, 1998 through the Confirmation Date. The estimated fees and expenses represent these professionals' best estimate and the actual fees and expenses incurred by these professionals may be higher or lower.


-----------------------------------------------------------------------------------------------------------------------
Name               Retained by      Description of   Fees and        Retainer Paid    Estimated Fees    Retainer Paid
                                    Services         Expenses        Through March    and Expenses      Since April
                                                     Incurred        31, 1998         Incurred from     1, 1998
                                                     Through March                    April 1, 1998
                                                     31, 1998                         Through the
                                                                                      Confirmation
                                                                                      Date
-----------------------------------------------------------------------------------------------------------------------
Schottenstein,     Debtors          Bankruptcy       $206,599.87     $195,950.10      $80,000.00        $10,000.00
Zox & Dunn Co.,                     Counsel
LPA
-----------------------------------------------------------------------------------------------------------------------
Longanbach,        Debtors          Accounting       $ 9,613.85      $ 7,500.00       $2,500.00         $    0
Giusti Kuck &
Homberger
-----------------------------------------------------------------------------------------------------------------------
Arter & Hadden     Creditors'       Bankruptcy       $       __      $       __       $       __        $4,500.00
                   Committee        Counsel
-----------------------------------------------------------------------------------------------------------------------

b.       Joint Administration

         On November 14, 1997, the Debtors obtained an order of the Court authorizing their separate chapter 11 cases to be jointly administered as the Case for procedural purposes only.

c.       Pre-Petition Date Wages

         On November 14, 1997, the Court entered an Order Authorizing Debtor to Pay Pre-Petition Employee Compensation, Related Taxes and Benefits, to Reimburse Pre-Petition Employee Business Expenses and to Maintain Payroll Account and Payroll Services. As a result, employees were paid (or reimbursed expenses) up to $4,000 per employee for pre-petition services, which services were rendered generally within the two week period prior to the filing date. The total amount paid by Debtors was approximately $25,000.

         d. Authorization to Enter Into the Term Sheet and Advisory Agreement

         On February 26, 1998, the Debtors filed a Motion to Enter Into and Perform a Term Sheet with Cambridge. Following a hearing on March 5, 1998, the Court entered an Order granting the Motion. The Term Sheet was negotiated by and among Cambridge and the Debtors and the Committee and provided the foundation for the Plan. In general terms, the Term Sheet provides for the sale of the Debtors as going concerns to Cambridge or its designee. Pursuant to the terms of the Term Sheet, if certain conditions in the Term Sheet are not satisfied, then Cambridge may, at its option, terminate all of its obligations under and in connection with the Term Sheet.

         The Term Sheet originally envisioned that Greenfield would remain a lender to the Debtors through the Effective Date and that Cambridge and/or its designee or affiliate would provide advisory services to the Debtors pursuant to an Advisory Agreement. However, it became apparent to the Debtors and to Cambridge that it was in the best interests of the Debtors' Estates for Greenfield to be paid out of its loan facility with respect to the Debtors prior to the Effective Date and for HRAC, an affiliate of Cambridge, to assume a more active advisory role in the business of the Debtors and perform in place of Cambridge under the Advisory Agreement. As a result, HRAC arranged for Fremont to provide a loan facility, the proceeds of which were used to repay the Greenfield Allowed Secured Claim and induce Greenfield to enter into a termination and waiver of all claims against the Debtors. The Advisory Agreement was amended pursuant to a Stipulation and Order entered by the Court on April 27, 1998. In order to insure that the Fremont Financing was sufficient in amount to (i) take out Greenfield and (ii) provide the Cookstore Debtors with sufficient working capital, the Court authorized Cambridge or its designees to purchase participation interests in the Fremont Financing of not less than $500,000 or more than $1,000,000. These participants now comprise the Class 2 and Class 3 claimants under the Plan, whose treatment is more particularly described below.

         A copy of the Term Sheet, the Advisory Agreement as amended, and related documents are attached hereto collectively as Exhibit D.

         e. Use of Cash Collateral and Release by Greenfield

         Through a series of Motions and Orders, at the inception of the cases the Debtors were authorized to continue their use of cash collateral (as defined at Section 363(a) of the Bankruptcy Code) in which both the Debtors and

Greenfield claimed an interest. As the cases proceeded, it became clear that the Debtors would be unable to survive utilizing cash collateral alone. Accordingly, as noted above, after executing the Term Sheet Agreement, representatives of Cambridge sought and obtained Chapter 11 Financing for the Debtors through Fremont, an asset-based lender. As part of such Chapter 11 Financing, the Debtors' obligations to Greenfield were satisfied and Greenfield released its claims and liens against the Debtors. The Fremont Financing is more particularly described below.

         f. Fremont Financing and Amendment of Advisory Agreement

         On April 8, 1998, the Cookstore Debtors moved for authority to enter into and perform a commitment letter for DIP Financing with Fremont. An Interim Order authorizing the Cookstore Debtors to obtain such financing was entered by the Court on April 16, 1998. Final authority was granted by order dated May 6, 1998. Under the terms of the financing, Fremont and the Cookstore Debtors entered into an asset-based revolving credit facility secured by all property of the Debtors. Greenfield's claims against those entities were satisfied under the Fremont Financing and its claims released. As the amount necessary to satisfy Greenfield and provide the Cookstore Debtors with sufficient working capital was greater than Fremont was willing to lend on the available collateral, HRAC and the Individual Junior Participants purchased junior participation in the Fremont Financing. Under the Proposed Plan, Fremont is treated as a Class I claimant; HRAC and the Individual Junior Participants are treated as Class 2 and 3 claimants, respectively.

         g. Bar Date

         By order dated December 1, 1997, the Court entered an Order fixing March 17, 1998 as the last day for filing proofs of claim or interest with respect to Unsecured Claims. The bar date for governmental entities to file proofs of Claim was May 12, 1998.

         h. Bookstores

         As reflected in the Term Sheet, Cambridge had no interest in the Bookstore Debtors, as a result, the creditors of the Bookstore Debtors negotiated a separate plan of reorganization for those entities. However, as a function of the Debtors' operations, certain intercompany claims, both pre-and-post petition, have arisen in the ordinary course of business. As a result the Cookstore Debtors and the Bookstore Debtors entered into a

Stipulation and Order approved by the Court on May 4, 1998. Under the Stipulation, the parties waived any pre-petition intercompany claims and reserved their respective rights as to administrative claims, which they agreed to resolve in good faith. In any event, the Debtors believe the amount of such intercompany claims is not substantial.

         i. Leases

         After Court approval of the Term Sheet and Advisory Agreement, HRAC and the Debtors sought to renegotiate certain provisions of the Debtors' Leases. Negotiations regarding two locations, Florence, Kentucky and Indianapolis, Indiana were unsuccessful and those leases were rejected by Order of the Court dated May 6, 1998 and a Modified Agreed Order dated June 11, 1998. In addition, it is anticipated that the lease relating to the Debtors' headquarters location will be rejected prior to the Confirmation Date.

E.       Business Plan

         1. Sponsor and Management

         Cambridge Holdings, L.L.C. ("Cambridge" or the "Sponsor") has agreed to sponsor the Debtors' plan. Through the acquisition and integration of various retail companies and related businesses in markets throughout the United States, Cambridge hopes that the Reorganized Company will have a substantial position in the high-end cookware and related markets.

         Cambridge is a merchant banking firm headquartered in New York City. It specializes in working with companies in misunderstood or neglected industries and misunderstood or improperly financed asset classes. For example, during 1996-1997, Cambridge raised approximately $1.5 billion to acquire assets and operating entities in the shipping (primarily gas and oil transport) industry. These acquisitions were financed through operating companies and structures similar to those contemplated in this transaction.

         In addition to capital, Cambridge provides services to entities in which it or its principals have an interest, such as management of the acquisition process, balance-sheet management (e.g. securitization, access to capital markets - debt and equity) and management of the public offering process. In addition to Mr. Danovitch, who will continue as a Director, on the

Effective Date several principals of Cambridge will assume board positions of the Reorganized Company and will maintain an active role in its strategic, financial, and related planning activities.

         Cambridge anticipates the following principals will be involved in the Reorganized Company in the respective capacities described in paragraph 7 below:
David E. Danovitch; Donald Jackson, Cambridge's President and Chief Operating Officer with overall responsibility for its investment banking activities; and George Lucaci, Vice Chairman of Cambridge, in charge of all capital markets-related activities. Gerald Czarnecki, a veteran general manager and corporate turnaround specialist, will serve as Chairman of the Reorganized Company. Thomas Tuttle, the President of Global Strategic Holdings, Ltd., an investment fund that has invested in previous Cambridge-sponsored transactions (and that is the holder of the GEM Debenture) will serve as a Director of the Reorganized Company.

         Cambridge will have an advisory contract in substance comparable to the existing HRAC Advisory Agreement (the precise terms of which are still to be determined), with the Reorganized Company for a minimum period of the lesser of three years or until the Reorganized Company has sustained a market capitalization of at least $150 million for at least three months. It is anticipated that under the advisory contract Cambridge will receive $20,000 per month, with payments to accrue until such time as the Reorganized Company raises $4 million in a public or private equity offering, after which all amounts that have accrued shall be paid and future payments shall be made monthly.

         2. Competition

         Current competitors in the target market segment include discount stores, department stores, other gourmet specialty store chains and franchised specialty stores, as well as mail order and internet sales. There are significant competitors, many of whom will be better capitalized than the Reorganized Company.

         3. Business Strategy

         The Reorganized Company's goal is to become a specialty chain operation selling kitchenware to the retail consumer throughout the United States. The concept is that of a store that sells tools for serious cooks. The Reorganized Company will endeavor to provide the consumer with a wide assortment of products while focusing on better quality items. It will endeavor to achieve the status of a national chain through a combination of acquisitions and internal growth through the opening of new store locations and franchising.

         4. Store Location Strategy

         To reach target customers and an evolving customer base, the Reorganized Company will seek to locate its stores in major shopping areas that offer an abundance of customer traffic. To date, the Sponsor believes that the best locations have been in regional malls with major store anchors, surrounded by single family homes, preferably in high income areas. The Reorganized Company's internal growth expansion plans are to enter markets where there is no direct, specialty store competitor so in most cases the Reorganized Company opens the first store of its kind in the market.

         5. Potential Acquisition Strategy

         Initially, the Reorganized Company expects to grow through acquisition of other chains of retail cookstores. Although they have commenced preliminary negotiations with some potential acquisition candidates, and HRAC has executed a non-binding term sheet with an entity which owns and/or franchises in excess of forty stores, at this time the Debtors have no binding agreements with any such candidates, and there can be no assurance they will complete any proposed acquisitions.

         6. Internal Growth Strategy

         Although it is anticipated that the early phase growth will be primarily effected through acquisition of existing chains, the Reorganized Company also plans to open an additional 10-15 stores in the year 1999. The stores will be opened either in existing markets or new markets with no category competition. In addition, the Sponsor intends to actively assist the Reorganized Company to pursue franchising of additional locations.

         7. Background of Members of the Sponsor and Management of Reorganized Company as of the Effective Date.

         David E. Danovitch, Managing Director, Cambridge Holdings. As described earlier, Mr. Danovitch is currently serving as Director and interim Chief Financial Officer of the Debtors. On the Effective Date, he will continue to serve as a Director and interim Chief Financial Officer until a permanent CFO is selected. Mr. Danovitch is responsible for Cambridge's principal-based and leveraged finance activities outside of the shipping and liquid assets areas. Prior to joining Cambridge, he was a principal of Snowden Capital, Inc., a New York City-based investment banking and direct investment firm. From 1993-1994, he was a member of the new senior management team at IBM, serving as -the chief of staff to the IBM Senior Vice President responsible for implementing the company's worldwide downsizing, refocusing, and re-engineering. Between 1990 and 1993, Mr. Danovitch was with the law firm of Jones, Day, Reavis & Pogue. From 1988 to 1990, he was an executive officer of the National Council of Savings Institutions. From 1986 to 1988, he was at the First National Bank of Boston. Members of Mr. Danovitch's family are partners in a partnership that will be a shareholder of the Reorganized Parent.

         Dona1d J Jackson, President & Chief Operating Officer, Cambridge Holdings. Mr. Jackson will serve as a Director of the Reorganized Company. Mr. Jackson has over thirteen years of experience in the financial markets and is Cambridge's chief operating officer. Prior to joining Cambridge, he was a founder and the former President of RiverBank Securities, a small broker-dealer based in New York City. Mr. Jackson's financial background is in institutional fixed income sales and distribution and fixed income arbitrage. Prior to forming RiverBank in 1995, Mr. Jackson was a private investor. He started his career at Salomon Brothers in 1984 where he developed his expertise in fixed income markets. Mr. Jackson has also held managerial positions at Prudential Securities Inc., Union Bank of Switzerland, and Nomura Securities International.

         George P. Lucaci, Vice Chairman, Cambridge Holdings. Mr. Lucaci will serve as a Director of the Reorganized Company. Mr. Lucaci is the former Chief Executive Officer of RiverBank Securities, LLC, and has been in the global fixed income markets for over 18 years in trading, sales, and finance. He has held management and line positions at Citibank, Merrill Lynch, and Nomura Securities as a foreign exchange and arbitrage trader, mortgage product manager and head of U.S. fixed income sales. He directs all of Cambridge's capital market activities. At Merrill Lynch, he was responsible for the distribution of all generic and derivative mortgage products for 16 offices nationwide.

         Gerald M. Czarnecki, Chairman - The Dellennium Group, Inc., Mr. Czarnecki will serve as Chairman of the Board of the Reorganized Company. From September 1994-November 1995, Mr. Czarnecki was President & COO of UNC

Incorporated, a diverse aviation manufacturing and services concern. Between April 1993-May 1994, he was IBM Senior Vice President in charge of the reorganization, reengineering, and right-sizing of the diversified computer company. Between October 1988-April 1993, he was part of an investor group headed by former Treasury Secretary William E. Simon, with specific responsibility for overseeing the affairs of HonFed Bank, a $3 billion bank located in Hawaii.

         Thomas Tuttle, President -Gem Investment Advisors, Inc. Mr. Tuttle will serve as Director of the Reorganized Company. He is currently the President of GEM Investment Advisors, Inc., a New York based investment advisory firm, which itself and through its affiliates maintains substantial investment stakes in a number of public and private companies including; Sun Cut Floral Network, Inc., Home Retail Acquisition Corp., Austin Computer Systems, Welder-Heyer Energy I and 2d Interactive. Prior to forming GEM Investment Advisors, Mr. Tuttle worked for Morgan Stanley, ultimately resigning as the Indonesian Country Manager. He received his undergraduate degree from Princeton University and graduated as a Baker Scholar and recipient of the Henry Ford II and Thomas and Edna Wolfe Award from-the Harvard Business School.

         Greg E. Dukoff, Principal - CH Equity Partners, L.P., a private equity partnership in the process of formation. Mr. Dukoff will continue to serve as Secretary of Gaylord Companies, TCI and TCWI. He has formerly held senior management positions with ABN AMRO Bank and Prudential Securities. Mr. Dukoff is an officer of HRAC, is an existing shareholder of Gaylord Companies and will be a shareholder in Reorganized Parent. In addition, members of Mr. Dukoff's family are partners in a partnership that will be a shareholder of Reorganized Parent. Mr. Dukoff will not be a Director of the Reorganized Company on and after the Effective Date.

         John D. Critser, President - Gaylord Companies, Inc. Mr. Critser has been President of Gaylord Companies since its inception in July 1994 and has been President of each of its subsidiaries since November 1993. Prior to joining the Debtors in July 1993, Mr. Critser was Vice President of Store Operations for Eckerd Vision Group, a division of the Eckerd Corporation. Mr. Critser joined Eckerd Corporation in 1983 as an operations manager and served as a Vice President of the Eckerd Vision Group since February 1991. Mr. Critser is presently subject to an employment agreement with Gaylord Companies which will be rejected prior to or at the Confirmation Date. Mr. Critser has agreed to serve in a transitional capacity after the Confirmation Date, at which time the need for his services will be evaluated consistent with the needs and means of the Reorganized Company. Mr. Critser will not be a Director of the Reorganized Company on and after the Effective Date.

         HRAC and each of the Directors, with the exception of Mr. Dukoff, is an affiliate of Cambridge. After Confirmation, the Reorganized Company's board of directors will be divided into three classes, with each class of directors to serve three-year staggered terms (after their initial terms). Mr. Jackson will be elected as a Class I director for an initial one-year term expiring in 1999. Messrs. Lucaci and Danovitch will be elected as Class II directors for an initial two-year term expiring in 2000. Messrs. Tuttle and Czarnecki will be elected as Class III directors for an initial three-year term expiring in 2001.

                                III. THE ESTATE

A.       Assets

         1. Cookstore Debtors

         The Cookstore Debtors' Schedules state that the inventory held by the Cookstore Debtors, as of the Petition Date, had an aggregate value of approximately $1,024,500. Excluding supplies and "RTV' inventory, the Cookstore Debtors' Schedules showed other assets as of the Petition Date aggregating approximately $332,000 (for computer equipment, furniture and fixtures, and leasehold improvements). Except with respect to ongoing operations, however, these assets are of little or no value. Other assets as of the Petition Date include a registered trademark for "The Cookstore" as well as possible proceeds of Avoiding Actions. The value of the registered trademark is unknown. The Debtors have not yet completed an analysis of possible Avoiding Actions, and are unaware of any significant possible preference actions pursuant to section 547 of the Bankruptcy Code. The Debtors have made no determination at this time as to whether they will assert Avoiding Actions against any party.

         The Cookstore Debtors own no real estate. All locations are operated under leases with varying maturity dates. The leases do not have economic value in and of themselves.

         2. Gaylord Companies

         As the parent company, Gaylord Companies held no inventory as of the Petition Date. The schedules list Gaylord Companies' total assets as about $283,000. On the Petition Date, Gaylord Companies had close to $143,000 in cash, accounts receivable of just over $4,000, approximately $26,000 in computer equipment, and approximately $90,000 in prepaid consulting, legal and financial expenses. The balance of Gaylord Companies' assets was comprised of supplies ($2,600), furniture and fixtures ($1,300), the cash value of insurance policies ($11,000), and a lease deposit ($2,900). In addition, the Gaylord Companies was the owner of each of the subsidiaries and was party to a license agreement with Little Professor Book Company, which is now an asset of the Bookstore Debtors. These items were of an unknown value.

B.       Liabilities

         The following is an estimate of the Debtors' liabilities. Except for Administrative Expenses, the liabilities are stated as of the Petition Date.

         1. Administrative Expense

         The bankruptcy proceedings of Gaylord Companies and each of its six subsidiaries have been jointly administered. As a result, professional fees are not separated by case. Further, as of the present date, detailed applications for allowance of professional fees have not been filed. However, the Debtors estimate their administrative expenses with respect to professional fees as set forth in Section IID2a of this Disclosure Statement.

         In addition, under its Stipulation with the Bookstore Debtors, the Debtors could have liability, but they believe that any such liability will not be substantial.

         As of June 10, 1998, the Sponsor believes the Debtors were current, or by the Effective Date would be current, with all material items which could give rise to an administrative expense claim.

         2. Secured Claims

         Substantially all of the Debtors' assets are subject to a blanket lien and security interest in favor of Fremont. The Fremont Allowed Secured claim, as of June 10, 1998, was approximately $1,071,000, of which $571,000 is the Fremont Senior Tranche and the balance of $500,000 the HRAC Junior Tranche and the

Individual Junior Tranche. It is anticipated that these amounts will increase by the Confirmation Date as a result of the Debtors' business requirements. This claim is secured by assets of the Cookstores Debtors. The Debtors are unaware of, nor do their schedules reflect, any other valid and perfected secured claims (other than equipment leases that will either be assumed or rejected by the Debtors).

         3. Priority Claims other than Administrative Expenses

         The Debtors paid pre-petition wages of up to $4,000 per person. The Debtors do not anticipate any priority claims for wages.

         The Debtors' priority claims consist of certain sales taxes and personal property taxes. The Debtors owe sales taxes for sales occurring in the month of October, 1997 and the first thirteen days of November, 1997. The Debtors estimate that the principal amount of the sales tax liability will be approximately $17,000. In addition, the relevant taxing authorities may seek to assert claims for penalties and interest, as Unsecured Claims, in the amount of approximately $8,500.

         The Debtors also owe personal property taxes for certain pre-petition periods. The Debtors estimate that the amount which will be due for personal property taxes will be approximately $62,000.

         4. General Unsecured Claims

         The bar date for filing proofs of Claim (other than Claims of governmental entities) was March 17, 1998. The bar date for filing proofs of Claim for governmental entities was May 12, 1998. The Debtors have not yet reviewed all of the claims filed, and accordingly, the following is the Debtors' estimate of general unsecured claims. The Debtors estimate general unsecured claims in the amount of approximately $1,545,500, of which approximately $607,250 constitutes Claims against Gaylord Companies and $938,250 constitutes Claims against the Cookstore Debtors.

         The above estimate includes approximately $175,000 in pre-petition lease arrearages. The above amount does not include any amount for rejection claims that would arise upon the rejection of leases and executory contracts.

         The Cookstore Debtors have initiated negotiations with their landlords, seeking agreements with the landlords to obtain concessions on both pre-petition arrearages or future rent. As of the date of this Disclosure Statement, letters reflecting agreement in principle have been received from four of the six landlords of the Cookstore Debtors, and the Debtors have rejected the other two store leases (with respect to the Florence, Kentucky and Indianapolis, Indiana locations of the Cookstore Debtors). In addition, the Debtors intend to reject the lease for their headquarters location.

         5. Retirement Plans, etc.

         Other than the Supplemental Executive Retirement Plan effective August 1, 1996 of the Gaylord Companies, Inc. and employment agreements with John Gaylord, John Critser and George Gaylord, the Debtors are not party to any retirement or employment agreements. The Debtors intend to reject the foregoing Supplemental Executive Retirement Plan and employment agreements.

                            IV. SUMMARY OF THE PLAN

         The following is a brief description of significant provisions of the Plan. This summary only highlights certain provisions of the Plan and is not a substitute for a full and complete reading of the Plan. A copy of the Plan is appended hereto as Exhibit A. Creditors and parties-in-interest are referred to the Plan for a more thorough discussion of the provisions of the Plan. In the case of any discrepancy between the terms of the Plan and the discussion of the Plan in this Disclosure Statement, the terms of the Plan shall govern.

A.       Classification of Claims and Equity Interests.

         As more fully described below, the Debtors are seeking in connection with the Plan the substantive consolidation of the estates of the Debtors for Plan purposes only. As a result thereof, for Plan purposes the Debtors will be treated as if they were a single corporate and economic entity and the Creditors of each Debtor will be treated as a Creditor of the substantively consolidated group of Debtors. At the same time, there will be no merger, as a matter of law, between Gaylord Companies or either of the Cookstore Debtors, which shall maintain their separate legal existence.

         The Plan places all allowed Claims and Equity Interests in the classes set forth below, or, where applicable, treats allowed Claims as Unclassified Claims, as discussed in Article II and Section III(E) of the Plan. Unless expressly provided otherwise, an Allowed Claim that is properly included in more than one class is in a class to the extent it meets the description of such class and is in a different class to the extent it meets the description of such different class.

A.       Secured Claims

         Class 1:     Fremont, as sole owner of the Fremont Senior Tranche.

         Class 2:     HRAC, as owner of the FRAC Junior Tranche.

         Class 3: Individual Junior Participants, as owners of the Individual Junior Tranche.

         Class 4: holders of all other Allowed Secured Claims whose Claims are not included in Classes 1, 2 or 3.

B.       Priority Claims

         Class 5: the Allowed Claims of Unsecured Creditors entitled to priority pursuant to sections 507(a)(3) or 507(a)(4) of the Bankruptcy Code.

C.       Unsecured Claims

         Class 6: the unsecured Allowed Claim of any Creditor not included in any other class, including, without limitation, the "deficiency" portion of any Allowed Secured Claims, but not including Unclassified Claims treated elsewhere in the Plan.

D.       Equity Interests

         Class 7: the Equity Interests of holders of common shares of Gaylord Companies.

         Class 8: the Equity Interests of holders of preferred shares of Gaylord Companies.

         Class 9: the Equity Interests of holders of warrants for the purchase of common shares of Gaylord Companies.

         Class 10:    all other Equity Interests in the Debtors not included in
                      Class 7, 8 or 9.

E.       Unclassified Claims

         Section 1123)(a)(1) of the Bankruptcy Code provides that certain Claims, including Claims for Administrative Expenses for unpaid post-Petition Date goods and services (Bankruptcy Code Section 507(a)(1) Claims and Claims for Allowed Unsecured Claims of governmental units (Bankruptcy Code Section

507(a)(8) Claims), shall not be designated into classes. The Unclassified Claims treated in the Plan are described below.

B.       Treatment of Claims and Equity Interests

         The Plan provides that Allowed Claims in the following classes shall receive the treatment set forth below in complete satisfaction of all such Allowed Claims.

         1. Secured Claims

         Class 1: Class I is not impaired. Fremont is the holder of the Fremont Senior Tranche, which is the senior tranche of certain funding provided to the Cookstore Debtors by Fremont pursuant to the Financing Order. As of the Effective Date, the Debtors estimate that the Allowed Amount of the Fremont Senior Tranche will be $671,000.

         Pursuant to the Plan, on the Effective Date, all outstanding obligations due to Fremont under the Financing Order shall be either (x) repaid in full in cash or (y) repaid pursuant to the Exit Financing Facility such that Fremont shall receive, in complete satisfaction of the Fremont Senior Tranche, the full amount of the Fremont Senior Tranche either (i) in cash on the Effective Date, or (ii) as may otherwise be agreed by and among Fremont, Cambridge, and the Debtors or the Reorganized Company. In addition, Fremont shall receive in connection with the Exit Financing Facility Fremont Warrants exercisable to purchase 92,595 shares of Class A Common Stock at an exercise price of $.01 per share.

         Class 2: Class 2 is impaired. HRAC is the holder of the HRAC Junior Tranche, which is currently a $280,000 junior tranche of the funding provided to the Cookstore Debtors by Fremont pursuant to the Financing Order, but may be increased by the Effective Date.

         The HRAC Junior Tranche will be satisfied as part of the total treatment of HRAC under the Plan.

         Pursuant to the Plan, on the Effective Date, HRAC shall be merged into Gaylord Companies. In consideration for the contribution of HRAC and the merger of HRAC with Gaylord Companies, and in complete satisfaction of the HRAC Junior Tranche and any amounts owed to HRAC prior to the Confirmation Date on account of the HRAC Advisory Agreement, the shareholders of HRAC shall receive on the Effective Date 1,383,684 shares of Class A Common Stock of Reorganized Parent which, on the Effective Date giving effect to the exercise of the New Warrants and before the exercise of any Financing Warrants, shall be equal to eighty percent (80%) of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Reorganized Parent. In addition, the Reorganized Parent will assume the Assumed HRAC Obligations.

         Class 3: Class 3 is not impaired. The Individual Junior Participants are holders of the Individual Junior Tranche, which represents certain junior tranches of the funding provided to the Cookstore Debtors by Fremont pursuant to the Financing Order.

         Pursuant to the Plan, on the Effective Date, all outstanding obligations due and security interests granted to the Individual Junior Participants shall be restructured as a subordinated loan facility in an amount equal to the outstanding amount of the Individual Junior Tranche and such holders otherwise will be rendered unimpaired. In partial consideration for the restructure of such obligations, each holder of an Allowed Claim in Class 3 shall also receive its pro rata percentage of the 29,261 Individual Warrants exercisable for 29,261 shares of Class A Common Stock of the Reorganized Parent at the exercise price of $4.00 per share.

         Class 4: Class 4 is not impaired. The Allowed General Secured Claims in this class consist of all Allowed Secured Claims other than the Fremont Senior Tranche, the HRAC Junior Tranche and the Individual Junior Tranche. Based upon the Debtors' Schedules and the proofs of claim filed in the Case, the Debtors are unaware of any Allowed Claim in this Class (other than equipment leases to be either assumed or rejected by the Debtors).

         Pursuant to the Plan, at the sole option of Reorganized Company, (i) an Allowed General Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (ii) a holder of an Allowed General Secured Claim shall receive cash in an amount equal to such Allowed General Secured Claim, including any interest on such Allowed General Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such General Secured Claim becomes Allowed, or as soon thereafter as is practicable, or (iii) a holder of an Allowed General Secured Claim shall receive the collateral securing its Allowed General Secured Claim and any interest on such Allowed General Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction thereof on the later of the Effective Date and the date such General Secured Claim becomes Allowed, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Allowed General Secured Claims, if any exist, are not altered by the Plan.

         2. Priority Claims

         Class 5: Class 5 is not impaired. Allowed Claims in Class 5 are Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include (i) unsecured claims for accrued employee compensation earned within 90 days prior to the Petition Date to the extent of $4,000 per employee and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Case, but only for each such plan to the extent of (a) the number of employees covered by such plan multiplied by $4,000, less (b) the aggregate amount paid to such employees from the Estates for wages, salaries or commissions. The Debtors estimate that the aggregate of Priority Claims will be approximately $0.

         Each holder of an Allowed Claim in Class 5 shall receive a cash payment in complete satisfaction of the Allowed Claim.

         3. Unsecured Claims

         Class 6: Class 6 is impaired. The Claims in Class 6 consist of the unsecured Allowed Claims of any Creditor not included in any other class, including, without limitation, the "deficiency" portion of any Allowed Secured Claim, but not including Unclassified Claims treated elsewhere in the Plan. The Debtors estimate that Allowed Claims in Class 6 will aggregate between approximately $1,545,000 and $1,750,000 exclusive of claims arising as a result of the rejection of executory contracts and leases, and insider wage claims, where such insiders agreed to waive any priority status.

         On the Effective Date, each holder of an Allowed Claim in Class 6 shall receive from the Reorganized Parent in complete satisfaction of the Allowed Claim, the following:

         (i) An amount equal to its pro rata share, as compared to all other holders of Allowed Claims in Class 6, of the Available Cash Note. Pursuant to the Available Cash Note, distributions shall be made by the Reorganized Parent from Available Cash in the maximum amount of $30,000 per year for five (5) years beginning on January 30, 1999 and continuing on each January 30 through January

30, 2003., so long as the Reorganized Parent has Available Cash. To the extent that there is insufficient Available Cash to pay any installment with respect to the Available Cash Note, then the Reorganized Parent's obligation to make such installment payment for that year shall be extinguished; and

         (ii) Shares of Class A Common Stock in the Reorganized Parent in an amount equal to such holder's pro rata share, as compared to all other holders of Allowed Claims in Class 6, of eight percent (8%) of the issued and outstanding Class A Common Stock and Class B Common Stock of the Reorganized Parent on the Effective Date giving effect to the exercise of the New Warrants and before the exercise of any Financing Warrants.

         Each holder of an Allowed Claim in this class will receive its pro rata portion of the Available Cash Note and will receive its pro rata portion of 138,350 shares of Class A Common Stock of the Reorganized Parent. Such shares of Class A Common Stock shall not be transferable until the earlier of six months after the Effective Date or the closing date of a registered public offering by the Reorganized Parent. Holders of such shares shall have the right for six months after the Effective Date to register such shares for sale in a registered public offering; provided that if any such holder determines not to include such shares in such a registered public offering, such holder shall be obliged to agree to any lock-up requested by any underwriter of such public offering. If such registered public offering is underwritten, holders who wish to register such shares must sell such shares on the basis provided in any underwriting arrangements and execute any documents reasonably required in connection with such underwriting arrangements.

         Article XV of this Disclosure Statement contains a description of the Class A Common Stock.

         4. Equity Interests

         Class 7: Class 7 is impaired. Class 7 consists of the Equity Interests of holders of common shares of Gaylord Companies.

         Pursuant to the Plan and following the conversion of Other Equity Interests to common shares of Gaylord Companies as provided for in Class 10 below and the merger of HRAC with and into the Gaylord Companies, the common shares of Gaylord Companies shall be extinguished, and the holders of Allowed Equity Interests in Class 7 shall receive their pro rata share of the number of shares of Class B Common Stock equal to eight percent (8%) of the number of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Reorganized Parent as of the Effective Date giving effect to the exercise of the New Warrants and before the exercise of any Financing Warrants. Article XV of this Disclosure Statement contains a description of the Class B Common Stock.

         Class 8: Class 8 is impaired. Class 8 consists of the Equity Interests of holders of preferred shares of Gaylord Companies.

         Pursuant to the Plan, all issued and outstanding shares of preferred stock in Gaylord Companies as of the Effective Date shall be converted to common stock of Gaylord Companies. Following such conversion, such common shares of Gaylord Companies shall be extinguished and the holders of Allowed Equity Interests in Class 8 shall receive their pro rata share of the number of shares of Class B Common Stock equal to four percent (4%) of the number of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Reorganized Parent as of the Effective Date giving effect to the exercise of the New Warrants. Article XV of this Disclosure Statement contains a description of the Class B Common Stock.

         Class 9: Class 9 is impaired. Class 9 consists of the Equity Interests of holders of warrants for the purchase of common shares of Gaylord Companies.

         Pursuant to the Plan, all outstanding warrants for the purchase of common shares of Gaylord Companies shall be deemed cancelled and become null and void (without further act or action by any party). 52,573 New Warrants for 52,573 shares of Reorganized Parent at the initial exercise price of $11.57 shall be distributed pro rata to the holders of Allowed Claims in Class 9. The New Warrants shall not be exercisable or transferable until six months after the Effective Date.

         Class 10: Class 10 is impaired. Class 10 consists of all other Equity Interests in the Debtors not included in Classes 7, 8 or 9.

         Pursuant to the Plan, all Equity Interests in the Debtors not treated in Classes 7, 8 or 9 hereof shall be converted, pursuant to the terms of the applicable agreement (be it a put, or other applicable right, including without limitation, any right to issue new warrants), to preferred or common shares of Gaylord Companies, as provided in such agreement or, at the option of the holder of any Class 10 Equity Interest, extinguished. If converted to preferred shares of Gaylord Companies, the interests of the holder of such shares then shall be subject to the further conversion provided for holders of Equity Interests in Class 8 hereof. If converted to common shares of Gaylord Companies, the interests of the holder of such shares then shall be subject to the treatment provided for holders of Equity Interests in Class 7 hereof

C.       Description and Treatment of Unclassified Claims

         1. Description of Unclassified Claims.

         Administrative Expense Claims are Claims constituting a cost or expense of administration of the Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors and any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their business including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under Section 1930 of chapter 123 of title 28 of the United States Code.

         The Debtors estimate the aggregate amount of Administrative Expense Claims against the Estate as of the Effective Date (excluding professional fees described in Section II D 2 of this Disclosure Statement) will be, $210,000.00, including June rental payments and $15,000.00 in fees to the Office of the United States Trustee for fees for the first quarter of 1998 and thereafter. As of June 1, 1998, the Debtors were generally current (within thirty (30) days) on all other matters that could give rise to a material Administrative Expense Claim.

         Pursuant to the Plan, except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, and except as provided in Article II(A)(2) and (3) of the Plan, each holder of an Allowed Administrative Expense Claim shall receive cash in an amount equal to such Allowed Administrative Expense Claim. on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that (1) Allowed Administrative Expense Claims representing liabilities or other obligations incurred in the ordinary course of business by the Debtors shall be paid in full (and any such other obligations shall be performed) by the Reorganized Company in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions and (2) any Claim for Administrative Expense held or asserted by an entity against the bankruptcy estate(s) of the Debtors' Affiliates shall not be impaired hereby, and any such claim for Administrative Expenses held or asserted against such other estate(s) shall be reduced by the amount paid to such entity pursuant to the terms of the Plan.

         Under the Plan, all entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within 30 days after the Effective Date and (b) if granted such an award by the Court, shall be paid in full in such amounts as are allowed by the Court (i) on the later of the Effective Date or the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtors or, on and after the Effective Date, the Reorganized Company. Under the Plan, all professional fees for services rendered in connection with the Case and the Plan after the Confirmation Date, including, without limitation, those relating to the occurrence of the Effective Date and the resolution of Disputed Claims, shall be paid by the Reorganized Company upon receipt of an invoice or on such other terms as the Reorganized Company may agree to, without the need for further Court authorization or entry of a Final Order, absent an objection by the Reorganized Company. In the event the Reorganized Company objects to such fees, the matter shall be resolved by the Bankruptcy Court upon motion of such professional.

         Under the Plan, all fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on the later of the Effective Date or such other date as specified in invoices therefor received by the Debtors or Reorganized Company for fees incurred through and including entry of the Final Decree.

          Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Priority Tax Claims that have not previously been paid pursuant to orders of the Court and thus will be required to be paid will be approximately $80,000.

         Each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Company, (a) cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 7%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such terms determined by the Court to provide the holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

         2. Filing Unclassified Claims.

         The Plan provides that the claims bar date for filing all Claims or applications for payment of Professionals for fees, costs and disbursements incurred through the Confirmation Date shall be thirty (30) days from the Effective Date (the "Professionals Claim Bar Date"). Such Claims or applications must be filed with the Court and must also be served upon counsel for the Debtors and upon the Office of the United States Trustee. All Professionals must have filed their requests for approval of their fees, costs and disbursements incurred through the Confirmation Date by the Professionals Claims Bar Date or be forever barred from asserting the same. All fees, costs and disbursements incurred by and paid to any Professional must be allowed and authorized for payment by an order of the Court or such fees, costs and disbursements shall be disgorged by such Professional and returned to the Debtors or the Reorganized Company, as appropriate.

         The Plan further provides that any fees, costs and disbursements incurred by any Professional in connection with this Case for any time period subsequent to the Confirmation Date may be paid by the Reorganized Company without further order of the Court. In the event of a dispute between the Reorganized Company and a Professional regarding the amount or timing of payment of any fees, costs or disbursements that may accrue subsequent to the

Confirmation Date, the Plan provides that such dispute may be heard by the Court upon the application of such Professional.

         Persons or entities other than Professionals asserting Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code must file such Claims or applications for payment with the Court within thirty (30) days of the Effective Date for the amounts asserted to be due through the Confirmation Date, unless such Claims or applications for payment were required to be filed earlier pursuant to a Final Order entered prior to Confirmation. A copy of each such Claim or application for payment shall also be served upon counsel for the Debtors and the United States Trustee. Any Claim or request for Administrative Expense that is not so filed and served shall be disallowed and forever barred.

         Persons or entities asserting Claims based on assumed or rejected executory contracts or unexpired leases should refer to Article VI of the Plan and Article VI of this Disclosure Statement.

D.       Means for Implementation of the Plan

         1. Conditions Precedent to Effectiveness of Plan

         The Plan shall not become effective until the following conditions precedent shall have occurred:

         1 The Confirmation Order shall have been entered which provides that:

                  (a) except with respect to an entity that is an underwriter as defined in Bankruptcy Code Section 1145(b), section 5 of the Securities Act of 1933, as amended, (15 U.S.C. Section 77(d)), or any state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in securities, does not apply to the transactions provided for in the Plan; provided, however, that in the event the Court should refuse to enter a Confirmation Order that is deemed to include such a finding, the Debtors shall have the option of withdrawing the Plan or proceeding without the Bankruptcy Code section 1145 qualification; and

                  (b) acceptance of the Plan has been made in good faith and in compliance with the applicable provisions of the Bankruptcy Code as contemplated by Section 1125(e) of the Bankruptcy Code.

         2 There shall be no stay in effect with respect to the Confirmation Order;

         3 The Reorganized Company shall have credit available under the Exit Financing Facility to provide the Reorganized Company with financing sufficient to meet its cash obligations under the Plan and its business requirements as of and after the Effective Date;

         4 All actions, documents and agreements necessary to implement the Plan shall have been effected or executed and delivered, and

         5 Each of the Plan documents and the New Securities shall have been effected or executed and delivered.

         2. Objections to Claims

         Under the Plan, the Debtors and the Reorganized Company shall be entitled to file objections to proofs of claim at any time prior to the closing of the Case. Notwithstanding any other provision of the Plan specifying a date or time for payment or distributions, payments and distributions in respect of any Claim which as of such date is disputed, unliquidated, or contingent shall not be made until such Claim becomes an Allowed Claim whereupon such payments and distributions shall be made promptly or as otherwise provided for in the Plan. In the event that, at the time a payment is to be made to holders of Claims in a specific class, a Claim that would otherwise be a Claim in that class remains disputed, unliquidated or contingent, the Reorganized Company shall reserve from its distribution to said class an amount estimated to be sufficient to pay the amount of such disputed, unliquidated and contingent Claims. The Reorganized Company shall distribute the appropriate amount to the holder of such disputed, unliquidated and contingent Claims at such time, if any, as those Claims become Allowed Claims.

         3. Voting of Claims

         Under the Plan, each holder of an Allowed Claim in an impaired Class which retains or receives property under the Plan shall be entitled to vote separately to accept or reject the Plan and indicate such vote on a duly executed and delivered Ballot as provided in such order as is entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.

         4. Nonconsensual Confirmation

         Under the Plan, if any impaired Class entitled to vote shall not accept the Plan by the requisite statutory majorities provided in sections I 126(c) or I 126(d) of the Bankruptcy Code, as applicable, the Debtors and the Reorganized Company reserve the right (a) to undertake to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code and (b) to amend the Plan to the extent necessary to obtain entry of the Confirmation Order.

         5. Method of Distributions Under the Plan

         a. In General. Under the Plan, subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by the Reorganized Company to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record Date, unless the Debtors or Reorganized Company have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or notice of transfer of claim filed by such holder that provides an address for such holder different from the address reflected on the Schedules to the Plan.

         b. Distributions of Cash. Under the Plan, any payment of cash made by the Reorganized Company pursuant to the Plan shall be made by check drawn on a domestic bank.

         c. Timing of Distributions. Under the Plan, any payment or distribution required to be made under the Plan on a day other than a business day shall be made on the next succeeding business day.

         d. Fractional Cents. Under the Plan, whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of .50 or less and rounding up in the case of more than .50).

         e. Fractional Shares, New Warrants, Fremont Warrants, Individual Warrants. Under the Plan, no fractional shares of Class A Common Stock, Class B Common Stock or fractional New Warrants, Fremont Warrants or Individual Warrants or cash in lieu thereof shall be distributed under the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants that is not a whole number, the actual distribution of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants shall be rounded up to the nearest whole number. The total number of shares of Class A Common Siock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided in this Section IVDe.

         f. Unclaimed Distributions

         Under the Plan, any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be reinvested in the Reorganized Company and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred.

         g. Distributions to Equity Interest Holders as of the Record Date

         Under the Plan, as of the close of business on the Record Date, the transfer ledgers (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Equity Interests. Debtors and Reorganized Company shall have no obligation to recognize any transfer of any Equity Interests occurring after the Record Date. Debtors and Reorganized Company shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan) with only those record holders stated on the transfer ledgers (for Equity Interests) as of the close of business on the Record Date.

         h. Injunction

         Under the Plan, the Confirmation Order shall provide for, and shall operate as, an injunction against the commencement or continuation of any action to collect, recover, or offset from any of the Debtors or the Reorganized Company, or any property of any of the Debtors or the Reorganized Company, any Claim or Equity Interest that is treated in this Plan except as otherwise permitted by the Plan or by Final Order of the Court. The Court shall have jurisdiction to determine and award damages for any violation of the injunction provided for in this Plan or the Confirmation Order, including, without limitation, compensatory damages, professional fees, expenses and costs, and exemplary damages for any willful violation of the injunction.

         i. Discharge of Debtors

         Under the Plan, except as otherwise expressly provided in section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final satisfaction, settlement, release and discharge as against the Debtors of any debt that arose before the Effective Date and any debt of a kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code and all Claims and Equity Interests of any nature, including, without limitation, any interest accrued thereon from and after the Commencement Date, whether or not (i) a proof of Claim or Equity Interest based on such debt, obligation or equity interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is Allowed under section 502 of the Bankruptcy Code or (iii) the holder of such Claim or Equity Interest has accepted the Plan.

         6. Source of Funds

         The payments to be made as provided in the Plan shall be made, at the sole option of the Reorganized Company, from any cash or property held, received, or obtained by Debtors and/or the Reorganized Company as of the Confirmation Date, from funds generated by the Reorganized Company's future operations, and from loans made or capital contributed by Fremont, HRAC, the Individual Junior Participants and/or certain other parties. HRAC has received a May 22, 1998 letter of intent from an investment banking firm, Nutmeg Securities, Ltd. ("Nutmeg Securities") for a firm commitment underwriting to raise approximately $8,000,000. Under the letter with Nutmeg Securities, HRAC is obligated to pay (a) a $15,000 fee upon the filing of the Plan; (b) a $10,000 fee upon the Substantial Consummation of the Plan; and (c) a $25,000 fee upon the filing of a registration statement with respect to the equity offering to be underwritten by Nutmeg Securities. As an alternative source of funding HRAC itself has received commitments from twelve broker-dealers for approximately $7.8 million conditioned on an effective registration statement.

         7. Financing

         On or prior to the Effective Date, the Debtors and/or the Reorganized Company, as the case may be, shall enter into (1) the Exit Financing Facility and (2) a subordinated loan facility with the Individual Junior Participants or other lenders designated by the Debtors or Reorganized Company in the aggregate original principal amount equal to the Individual Junior Tranche. As partial consideration for these loan facilities, Fremont will receive Fremont Warrants and the Individual Junior Participants will receive Individual Warrants. In addition to the foregoing, the Sponsor is seeking an interim financing facility in an amount necessary to accomplish its objectives pending the offering described above.

         8. Merger of HRAC and Gaylord Companies

         On the Effective Date, HRAC shall be merged into Gaylord Companies. Gaylord Companies shall be the sole surviving entity of the merger, and shall be the Reorganized Parent hereunder pursuant to the terms of the Merger Agreement. Pursuant to the Merger Agreement, Reorganized Parent shall assume all of the liabilities of HRAC, including the Assumed HRAC Obligations. A copy of the Merger Agreement is annexed as Exhibit "H".

         9. Issuance of New Securities and Cancellation of Existing Securities and Agreements

         Pursuant to the Plan, Reorganized Parent is authorized to issue the following New Securities: (i) an aggregate of 1,383,684 shares of Class A Common Stock to the shareholders of HRAC and 138,350 shares of Class A Common Stock to the holders of Allowed Claims in Class 6; (ii) an aggregate of 85,777 shares of Class B Common Stock to the holders of Allowed Claims in Class 7 and an aggregate of 69,174 shares of Class B Common Stock to the holders of Allowed Claims in Class 8, (iii) 52,573 New Warrants; (iv) 121,856 Financing Warrants,
(vi) the Available Cash Note and the Gem Debenture. In addition, pursuant to the Plan the Reorganized Company shall reserve for the issuance of 175,429 shares of Class A Common Stock to effectuate the provisions of the New Warrants, Fremont Warrants and Individual Warrants and 180,000 shares of Class A Common Stock to be issued in connection with one or more employee equity incentive plans of Reorganized Parent. All shares of Class A and Class B Common Stock to be issued pursuant to this Plan shall be, upon issuance, fully paid and non-assessable and shall be subject to dilution as set forth in Article IV of the Plan, and the holders thereof shall have no preemptive or other rights to subscribe for additional shares.

         Under the Plan, on the Effective Date, the promissory notes, share certificates, bonds and other instruments evidencing any Claim, except to the extent contrary to and not consistent with the treatment of the Fremont Allowed Secured Claim, the Allowed General Secured Claims or Equity Interests, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

         Pursuant to the Plan, each holder of a promissory note, share certificate, bond or other instrument evidencing such a Claim, except to the extent contrary to and not consistent with the treatment of the Fremont Allowed Secured Claim, the Allowed General Secured Claims or Equity Interests, shall surrender such promissory note, share certificate, bond or instrument to the Reorganized Company, unless such requirement is waived by the Reorganized Company. No distribution of property shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or instrument is received by the Reorganized Company or the unavailability of such promissory note, share certificate, bond or instrument is established to the reasonable satisfaction of the Reorganized Company or such requirement is waived by the Reorganized Company. The Reorganized Company may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Company. Any holder that fails within the later of one year after the Effective Date and the date of Allowance of its Claim or Equity Interest (i) if possible, to surrender or cause to be surrendered such promissory note, share certificate, bond or instrument; (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Company and (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Company, shall be deemed to have forfeited all rights, claims and causes of action against the Debtors and the Reorganized Company, and shall not participate in any distribution hereunder. Notwithstanding the foregoing, the Debtors and Reorganized Company shall be deemed to waive the requirements of this Article IV as to any holder whose Claim is expressly Allowed pursuant to the Confirmation Order.

         10. Operation of Business

         Under the Plan, after the Effective Date, the Reorganized Company shall provide the holders of Allowed Claims the respective treatments set forth herein, as applicable. The Debtors' operations shall be carried on by the Reorganized Company, and the Reorganized Company shall have full authority to operate Debtors' businesses and to incur and pay post-Petition Date and post-Confirmation obligations.

         11. The Reorganized Company

         HRAC's interest in pursuing the Term Sheet Transaction stems in part from the status of Gaylord Companies as a publicly traded company. Accordingly, the Reorganized Parent will seek to retain its status as a publicly traded company and recommence its required filings. (The Debtors have been delinquent respecting a number of public filings). HRAC intends to pursue opportunities with other businesses related to the business of the Cookstore Debtors with the intention of bringing other operations under the Reorganized Company's ownership in order to take advantage of synergies between the Cookstore business and businesses in related fields.

         12. Breaches

         Under the Plan, in the event any of the Debtors or the Reorganized Company breaches any of its obligations under the Plan, the Debtors and the Reorganized Company shall have sixty (60) days from the receipt of written notice of such breach from the holder of an Allowed Claim to cure such breach.

         13. Pre-Payment of Allowed Claims

         Under the Plan, in the event the Debtors or the Reorganized Company is able to pre-pay any Allowed Claim, the Debtors and the Reorganized Company shall have the absolute right, in their sole discretion, to pre-pay all or a portion of any class of Allowed Claims at any time, so long as each claimant in the class is paid the same proportional amount. Any pre-payment shall be without penalty.

         14. Continuation of Bankruptcy Injunction or Stays.

         Under the Plan, all injunctions or stays provided for in the Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         15. Reverting of Assets.

                  (a) Under the Plan, the property of the Estates shall revert in the Reorganized Company on the Effective Date.

                  (b) Under the Plan, as of the Effective Date, all property of the Debtors and the Reorganized Company shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

                  (c) Under the Plan, as of the Effective Date, the Reorganized Company shall have the right to compromise Claims without further Court order.

         16. General Release of Liens. Except as otherwise provided in the Plan, in the treatment of the Individual Junior Tranche or in the Exit Financing Facility, or in any contract, instrument, indenture or other agreement or document created in connection with the Plan or the implementation thereof, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against property of the Estates will be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests will revert to Reorganized Company or the Debtors, as applicable, and the successors and assigns thereof.

         17. Compensation and Benefit Programs. Under the Plan, all employment and severance practices and policies, and al! compensation and benefit plans, policies and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans will be treated either as executory contracts under the Plan Pursuant to Article VI thereof or as permitted under applicable non-bankruptcy law.

         18. Retiree Benefits. Under the Plan, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits, subject to any and all rights of the Debtors under applicable law. Notwithstanding the foregoing, the Debtors intend to reject the Supplemental Executive Retirement Program of Gaylord Companies on or before the Confirmation Date.

         19. Amended Bylaws and Amended Certificates of Incorporation. Under the Plan and after giving effect to the Merger, the respective bylaws and certificates of incorporation of the Reorganized Company shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificate of incorporation and bylaws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors or the Reorganized Company.

            V. DISCLOSURES REQUIRED BY 11 U.S.C. 1129(a)(4) AND (5)

         Section 1129(a)(4) of the Bankruptcy Code provides that a Plan can be confirmed only if any payment made or to be made by Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in or in connection with the Case or in connection with the Plan and incident to the Case, has been approved by, or is subject to approval of the Court as reasonable. Section IV of the Plan meets the requirement of section 1129(a)(4) of the Bankruptcy Code.

         Section I 129(a)(5) of the Bankruptcy Code conditions Confirmation on disclosure of the identity and affiliations of any individual proposed to serve after Confirmation as a director, officer or voting trustee of the surviving entity. Section 1129(a)(5) further requires that (i) appointment to or continuance in such office of such individual be consistent with the interests of Creditors and holders of Equity Interests and with public policy, and (ii) the Debtors disclose the identity of any insider who will be employed or retained by the reorganized Debtors and the nature of any compensation for such insider.

         After confirmation, the directors of the Debtors will be those individuals described in Section IIE7 of this Disclosure Statement. The officers of the Debtors, who are described in Section IIB and IIE7, will continue to serve in those capacities consistent with the needs of the Reorganized Company. In the event HRAC makes an acquisition prior to or after the Effective Date, in accordance with its business plan, one or more officers of the acquired entity could become officers and/or directors of the Reorganized Company. Certain other officers, employees and affiliates of Cambridge will be shareholders in Reorganized Parent.

         The Debtors submit that the appointment of the above-named individuals is in the best interests of Creditors and the disclosure thereof and other disclosure set forth in this Disclosure Statement is in full compliance with
Section 1129(a)(5) of the Bankruptcy Code.

                           VI. TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

         Under the Plan, on the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected by the Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contract or unexpired lease that is the subject of a separate motion to assume filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; (ii) executory contracts and unexpired leases listed on Exhibit E, and (iii) all executory contracts or unexpired leases assumed under this Plan or by order of the Bankruptcy Court entered before the Confirmation Date and not subsequently terminated pursuant to an order of the Bankruptcy Court. Under the Plan, the Debtors reserve the right to amend, alter or modify Exhibit E at any time prior to the Confirmation Hearing. The Debtors will provide notice of any amendments to Exhibit E to the parties to the executory contracts or unexpired leases affected thereby.

         Under the Plan, except as may otherwise be agreed to by the parties, within 60 days after the Effective Date, the Reorganized Company shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Company's liability with respect thereto, or as may otherwise be agreed to by the parties.

         Under the Plan, claims based on executory contracts or unexpired leases that were rejected on or prior to the Claims Bar Date that were not filed by that date shall be disallowed and forever barred. Claims arising out of the rejection of an executory contract or unexpired lease designated for rejection under the Plan must be filed with the Court and served upon the Debtors or Reorganized Company or as otherwise may be provided in the Confirmation Order by no later than 30 days after the notice of entry of an order approving such rejection. Under the Plan, any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Company and their property, and the holders thereof shall not be entitled to any distribution under this Plan or otherwise from the Debtors or Reorganized Company. Claims required to be filed pursuant to a Final Order entered prior to the Confirmation Date shall be forever barred and disallowed if not filed within the time specified in such Final Order. Under the Plan, unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

                                VII. FEASIBILITY

          Based on information provided by HRAC more particularly described herein, and on operations prior to the commencement of the case, the Debtors anticipate that Debtors and the Reorganized Company will have sufficient cash to fund payments under the Plan from cash generated by operations, from cash or other assets on hand at Confirmation, from the Exit Financing Facility and from the proceeds of certain financial accommodations to be obtained by the Reorganized Company.

          Attached as Exhibit F are pro forma projected financial statements of the Reorganized Company for the period July 1, 1998 through December 31, 1998. These projections were prepared by HRAC and are based on the best estimates of HRAC in light of its knowledge of Debtors' current market conditions, past experience, and other factors, all of which are subject to change and any of which may cause the actual results to differ from the projections. While the Debtors do not have any information that the projections do not accurately reflect a good faith estimate of the Reorganized Company's future cash flow, the projections are not in any way guaranteed by Debtors. The projections show that the Plan is feasible assuming the Reorganized Company meets the projections. If Reorganized Company does not meet its projections, they would seek to borrow funds sufficient to meet their needs and (as described herein) it is Sponsor's intent to raise additional equity as soon as possible. However, there can be no assurance that the Reorganized Company will successfully raise additional equity or debt financing.

                       VIII. ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

         The Debtors have evaluated numerous reorganization alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan provisions for continuation of operations present the best alternative and will maximize recoveries by holders of Claims and Equity Interests, assuming that the conditions to the Effective Date are achieved. Accordingly, if the Plan is not confirmed, the following alternatives could occur:

A.       Sale of Individual Stores

         The Debtors have analyzed whether a higher return to Creditors could be secured through a sale of the business of the Debtors on a breakup basis, e.g., through sales of individual stores, and have concluded that the business of the Debtors enjoys a considerable enhanced value as a single operating unit because of the overall integration of its system and discounts from volume purchases and centralized operations. Thus, a breakup of the business of the Debtors would not likely result in an aggregative higher return to Creditors than that to be distributed pursuant to the Plan.

B.       Chapter 11 Liquidation

         An alternative plan providing for a Chapter 11 liquidation would contemplate an orderly wind-down of the business and liquidation under the control of the Debtors' existing management or a liquidation officer appointed by the Bankruptcy Court. Similar to the reasons discussed below respecting a conversion to Chapter 7, the Debtors believe that a Chapter 11 liquidation would not result in any distribution to holders of Claims or interests, other than the holders of the Fremont Allowed Secured Claims and that even such holders would likely receive a recovery of less than 100%.

C.       Conversion to Chapter 7

         If the Plan is not confirmed, the Chapter 11 Case may be converted to Chapter 7 of the Bankruptcy Code. A trustee would be appointed to liquidate the assets of the Debtors for distribution to the Creditors in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that in a Chapter 7 liquidation, before Creditors receive any distributions, additional administrative expenses would be incurred through the appointment of a trustee and employment of additional professionals to assist the trustee. The Debtors believe that the holders of Fremont Allowed Secured Claims would receive a recovery of less than 100%, and that no other holders of Claims or Equity Interests would receive any distribution.

D.       Dismissal Alternative

         Dismissal of the Chapter 11 Cases would have the effect of restoring (or attempting to restore) all parties to the status quo ante. Upon dismissal, the Debtors would lose the protection of the Bankruptcy Code, thereby requiring at the very least, an extensive and time consuming negotiation process and resulting in costly and protracted litigation in various jurisdictions. Dismissal of the Chapter 11 Cases would also permit Fremont to foreclose upon the assets of the Debtors which are subject to its liens. Therefore, the Debtors believe that dismissal of the Chapter 11 Cases is not a viable alternative to the Plan.

         For the reasons described in this Disclosure Statement, the Debtors believe that the distributions to each Class of impaired Claims and Equity Interests under the Plan will be greater and will be received earlier than the distributions which might be received after a sale of individual business divisions, a Chapter 11 liquidation, a Chapter 7 liquidation or a dismissal of the Case of the Debtors. The Debtors believe that if the conditions to the Effective Date occur, the Plan maximizes the property available for distribution and any alternative would result in lesser recoveries.

                            IX. LIQUIDATION ANALYSIS

         Debtors believe that Confirmation and implementation of the Plan will provide greater distributions to Creditors than would liquidation of Debtors under Chapter 7 of the Bankruptcy Code. Should the Case convert to Chapter 7, a trustee would be appointed to liquidate Debtors' assets and administer the estate. In such event, the proceeds of the liquidation would be used first to pay in full all Allowed Secured Claims against Debtors, the Administrative Expenses of the Chapter 7 case, the Administrative Expenses of the superseded Chapter 11 Case, and all other Priority Claims. The remaining proceeds, if any, would be distributed to the unsecured Creditors on a pro rata basis.

         The Debtors estimate that liquidation of their assets would yield nothing for creditors except for the holders of the Fremont Allowed Secured Claim. Attached as Exhibit G is a liquidation analysis. Given the amount of

Administrative Expenses and Priority Claims, together with the expenses of a Chapter 7 trustee, nothing would remain to make any distribution whatsoever to holders of Unsecured Claims. Therefore, Debtors believe that the general unsecured Creditors as well as priority claimants will receive more under the Plan than they would in the other alternatives described above. (Creditors should also note that, typically, no distribution is made in a Chapter 7 case until all of the assets of the estate and all Claims have been liquidated. This process could take one or more years.)

         The Debtors know of no alternative to the proposed Plan, other than a Chapter 7 liquidation. The Plan is the only plan of reorganization that has been proposed.

                     X. PENDING AND ANTICIPATED LITIGATION

         Debtors were parties to the following actions which were still pending on the date of this Disclosure Statement:

         1. Greenfield Commercial Credit, L.L.C. v. Gaylord Companies, Inc., et al., Case No. 97CVH-11-9881 (Franklin County. Common Pleas) (action on Loan Agreement). In connection with the entry of the Financing Order, Greenfield's obligation was satisfied and Greenfield delivered a release to the Debtors.

         2. Century Graphics v. Gaylord Companies, Inc., Case No. 9711CVF-036582 (Franklin County Municipal County. (collection action)

         3. M&I First National Leasing v. Gaylord Companies,- Case No. 97-CVH-109660 (Franklin County Court of Common Pleas) (replevin action).

         4. The Cincinnati Enquirer v. Gaylord Company, Inc. d/b/a Little Profession, Case No. 97-CV-29175 (Hamilton County Municipal Court) (collection action).

         5. UAP - COLUMBUS JV 32132 v. The Cookstore Inc., et al. Case No. 97-CVH-077380 (Franklin County Common Pleas) (forcible entry and detainer action and claim for rent).

         6. The Western and Southern Life Insurance Co. v. The Cookstore, Inc., Case No. 97-C01278 (Boone County, Kentucky) (Forcible entry and detainer action).

         All of these actions, with the exception of the first, which has been settled, will be stayed as to any further proceedings against the Debtors if not otherwise settled pursuant to the Plan.

         The Reorganized Company will have the authority to commence any Avoiding Action, and to object to any Claim, until the Case is closed. Any proceeds from such actions will be retained by the Reorganized Company to fund their operations and the Plan.

                          XI. SECURITIES LAWS MATTERS

A.       Bankruptcy Code Exemptions From Registration Requirements.

         No registration statement will be filed under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws with respect to the offer and distribution under the Plan of Class A Common Stock, Class B Common Stock, Available Cash Notes, Financing Warrants and New Warrants (collectively, the "Plan Securities"). The Debtors believe that the provisions of Section 1145(a)(1) exempt the offer and distribution of the Plan Securities from federal and state securities registration requirements.

B.       Initial Offer and Sale of Plan Securities.

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied (i) the securities must be offered and sold under a plan of reorganization; (ii) the Securities must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; and
(iii) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer and sale of the Plan Securities under the Plan satisfies the requirements of Section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

C.       Subsequent Transfers of Plan Securities.

         In general, all resales and subsequent transactions in the Plan Securities distributed under the Plan will be exempt from registration under the Securities Act pursuant to Section 4(l) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer". Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":


         (i) persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");


         (ii) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors"),


         (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and


         (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(l1) of the Securities Act.


         Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under Section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any Plan Security or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any Plan Security or would be a "dealer".

         The Securities and Exchange Commission (the "Commission") has taken the position that resales by accumulators and distributors of securities distributed under a plan or reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions". The staff of the Commission has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:


         (i) (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;


         (ii) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"); or


         (iii) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).


         The views of the Commission on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.


         Rule 144, promulgated under the Securities Act, provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to Section I 1145(c) of the Bankruptcy Code, the Plan Securities will be unrestricted securities for purposes of Rule 144.

         GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AFFILIATE, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE PLAN SECURITIES. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         State securities laws generally provide registration exemptions for subsequent transfer by a bona-fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of the Plan Securities.


         THE DEBTORS DO NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR INTERPRETATIVE REQUESTS TO THE COMMISSION WITH RESPECT TO ANY SECURITIES LAWS MATTERS.

                         XII. FEDERAL TAX CONSEQUENCES

         Neither the Debtors or Reorganized Company intend to request (x) a ruling (whether prior or subsequent to the Effective Date) from the IRS or (y) an opinion (whether prior or subsequent to the Effective Date) from legal counsel, in each case regarding the tax consequences of the Plan. The tax consequences of the Plan may vary based on individual circumstances. Therefore, this Disclosure Statement renders no advice on the tax consequences of implementation of this Plan to any Creditor, to the Debtor, or to holders of Equity Interests. Each such party is urged to consult such party's tax advisor as to the consequences of the Plan, including any consequences under state and local tax laws.

         Debtors filed a Federal Income Tax Return for the calendar year ending 1996. Debtors are unaware of any audits or other investigation of that or any prior return. Debtors have not yet filed tax returns for 1997.

                               XIII. CONFIRMATION

A.       Confirmation Procedure

         As indicated above, the purpose of this Disclosure Statement is to provide Creditors with adequate information to enable them to make an informed decision regarding the merits of the Plan. The Court has conditionally approved this Disclosure Statement. Section 1128 of the Bankruptcy Code requires the Court, after notice, to hold a further hearing on Confirmation. Final approval of this Disclosure Statement will be considered at the Confirmation Hearing. The Bankruptcy Code, moreover, contemplates Creditor voting with regard to Chapter 11 plans of reorganization. The following section summarizes the voting and Confirmation requirements in Chapter 11 proceedings. This summary constitutes neither a complete recital of all Bankruptcy Code requirements regarding voting and Confirmation nor a conclusive statement of Creditor rights. Any Creditor with questions concerning voting, Confirmation or other matters should seek the advice of counsel.

         Pursuant to section 1129 of the Bankruptcy Code, in order to confirm the Plan, the Court must find, among other things, that: (1) the Plan complies with the applicable provisions of the Bankruptcy Code; (2) Debtors have complied with the applicable provisions of the Bankruptcy Code; (3) Debtors proposed the Plan in good faith and not by any means forbidden by law; (4) Debtors have made the disclosure required by Section 1125 of the Bankruptcy Code; (5) the Plan has been accepted by the requisite vote of Creditors; (6) the Plan is feasible and Confirmation is not likely to be followed by liquidation; (7) the Plan is in the best interests of the Creditors by providing Creditors on account of such Claims or interests property of a value, as of the Effective Date, that is not less than the amount that such Creditor would receive or retain in a Chapter 7 liquidation; (8) all fees and expenses required under 28 U.S.C. 1930 as determined by the Court at the hearing on Confirmation have been paid or the Plan provides for payment of such fees on the Effective Date; and (9) the Plan addresses Priority Claims.

         As noted above, one of the conditions to Confirmation is that the Plan be accepted by the requisite votes of Creditors in order to be confirmed by the Court. Section 1129 of the Bankruptcy Code requires that each class of Claims accept the Plan by the requisite majorities, or that the class be unimpaired under the Plan and deemed to have accepted the Plan without solicitation. Pursuant to the Bankruptcy Code, therefore, only Creditors holding Claims classified as Allowed Claims which are impaired under the Plan are entitled to vote to accept or reject the Plan. Generally, a class is "impaired" unless the legal, equitable, or contractual rights attached to the Allowed Claims of that class are unaltered by the Plan or the Plan proposes to cure pre-petition defaults, reinstate maturities, and compensate the holder of such claim for any damages or proposes payment in full in cash. Certain of the classes described in the Plan are impaired, and holders of the Allowed Claims in such impaired classes are entitled to vote to accept or reject the Plan.

         The majorities required for acceptance by an impaired class relate both to amount of the Allowed Claims in the class and the number of members in the class that actually vote for acceptance or rejection of the Plan. An impaired class is deemed to have accepted the Plan if the holders of at least two thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of the class vote to accept the Plan. Only holders of Allowed Claims entitled to vote who actually do vote to accept or reject the Plan are counted in this tabulation; holders of Allowed Claims who do not vote are not counted. A Creditor's vote may be disregarded to the extent the Court determines that Debtors did not solicit or procure the Creditor's acceptance or rejection in good faith.

         If the Plan is accepted by all classes impaired under the Plan, the Plan will be confirmed provided that the Court finds that the Plan satisfies the other conditions set forth in section 1129(a) of the Bankruptcy Code. If, however, the voting members of an impaired class do not vote for acceptance of the Plan, the Court must conclude that each holder of a Claim in an impaired class has either accepted the Plan or will receive property of a value, as of the Effective Date, not less than the amount such Creditor would receive if the Case were a case under Chapter 7 of the Bankruptcy Code.

          The Plan may be confirmed even though it is not accepted by all impaired classes to the extent: (1) at least one impaired class accepts the Plan; (2) the Plan is "fair and equitable" as to those impaired classes not accepting the Plan; (3) the Plan does not "discriminate unfairly" against any impaired class electing not to accept the Plan, and (4) the Plan meets the "cram down" conditions set forth in section 1129(b) of the Bankruptcy Code. The "fair and equitable" standard requires, among other things, that (a) no holder of any Claim or Equity Interest in any class junior to any dissenting class of unsecured Claims receive or retain any property on account of such Claim or Equity Interest unless the dissenting class of unsecured Claims receives full compensation for its Allowed Claims, and (b) the members of any dissenting class of secured claims either retain their liens and receive deferred cash payments with a value as of the Effective Date of the Plan equal to the value of their interests in the Debtors' property or otherwise receive the "indubitable equivalent" of the value of their secured claims. The requirement that the Plan not "discriminate unfairly" simply means that a dissenting class must be treated substantially the same as other classes of equal rank. To the extent necessary, if at all, the Debtors will seek to rely on the cramdown provisions of the Bankruptcy Code.

B.       Effect of Confirmation

         Upon the Effective Date, the Debtors, the Reorganized Company, each Creditor, and each holder of an Equity Interest will be bound by the provisions of the Plan regardless of whether or not the Claim or Equity Interest of such Creditor or holder of an Equity Interest is impaired under the Plan, whether or not such Creditor or holder of an Equity Interest filed a proof of Claim or a proof of Claim was deemed filed, whether or not the Claim or Equity Interest is allowed by the Court, or whether or not such Creditor or holder of an Equity Interest voted to accept the Plan. Except as otherwise specifically provided in the Plan, upon the Effective Date, all property dealt with by the Plan will be free and clear of all Claims and Equity Interests. The rights afforded under the Plan and the treatment of Claims and Equity Interests will be exchanged for and in complete satisfaction, discharge, and release of, all Claims (including post-Petition Date interest on Claims) and Equity Interests.

                               XIV. RISK FACTORS

A.       Acquisition Strategy; Impact on Operations Results; Need for Capital.

         The Reorganized Company's strategy includes acquisitions of retail cookware businesses and other companies complementary to its business. The success of any such acquisition will depend on many factors, including the Reorganized Company's ability to identify suitable acquisition candidates, the purchase price, the availability and terms of financing, and management's ability to effectively integrate the acquired businesses into the Reorganized Company's operations. Significant competition for acquisition opportunities exists in the retail cookware industry, which may significantly increase the costs of and decrease the opportunities for acquisitions. Although the Reorganized Company is actively pursuing potential acquisitions, there can be no assurance that any acquisition will be consummated. No assurances can be given that the Reorganized Company will be able to operate any acquired businesses profitably or otherwise successfully implement its expansion strategy. There can be no assurance that the Reorganized Company will be able to hire, train and integrate qualified employees, locate and obtain favorable store sites for new stores, and adapt its management information and other operational systems, to the extent necessary to grow in a profitable manner. The Reorganized Company may finance future acquisitions and planned internal growth through borrowings or the issuance of debt or equity securities. There can be no assurances that future lenders to the Reorganized Company will extend credit, or extend credit on favorable terms. There can be no assurance that the Reorganized Company will be able to raise additional equity. In the event that the Reorganized Company fails to obtain additional financing when required, such failure could result in the modification, delay or abandonment of some or all of the Reorganized Company's development and expansion plans. Any such modification, delay or abandonment is likely to have a material adverse effect on the Reorganized Company's business, which could adversely affect the value of the Reorganized Company's securities and the warrants issued pursuant to the Plan and may limit the Reorganized Company's ability to make principal and interest payments on its indebtedness including the Available Cash Note and the Gem Debenture. Further, any issuance of equity securities could have a significant dilutive effect on the holders of Class A Common Stock and Class B Common Stock. Such acquisitions may result in increased costs, significant goodwill and increases in the amount of depreciation and amortization expense and could also result in write downs of purchased assets, all of which could adversely affect the Reorganized Company's operating results in future periods. In the event that the reorganized Company's plans for expansion are not successful, there could be a material adverse affect on the Reorganized Company's business.

B.       Operating History

         The Debtors incurred substantial losses in 1996 and 1997 and in 1998 to date. There can be no assurance that the Reorganized Company's future operations will be profitable. The Reorganized Company may, in fact, continue to incur losses for the foreseeable future.

C.       Ability to Service Indebtedness

         The Debtors currently are not able to, and there can be no assurance that the Reorganized Company will be able to, generate sufficient cash flow to meet required interest and principal payments associated with its indebtedness. If the Reorganized Company is unable to generate sufficient cash flow to meet its debt obligations, the Reorganized Company may be required to renegotiate the payment terms or to refinance all or a portion of its indebtedness, to sell assets or to obtain additional financing. If the Reorganized Company is unable to refinance such indebtedness, substantially all of the Reorganized Company's debt would be in default and could be declared immediately due and payable. For instance, the Gem Debenture is due and payable on October 1, 1998.

D.       Suppliers

         Although the Cookstore Debtors currently acquire their products from over 200 suppliers, certain suppliers of well-known products are particularly important to the Cookstore Debtors' ability to offer the quality of products necessary to implement the Reorganized Company's strategy. These suppliers are not obligated to continue to furnish products to the Reorganized Company. The Reorganized Company does not have any written contracts with its suppliers. In the event that the Reorganized Company cannot maintain its existing relationships with its suppliers on terms no less advantageous than currently available, or experiences any delay or difficulty in obtaining alternative suppliers on comparable terms, then there could be a material adverse affect on the Reorganized Company's business.

E. Control by Current Officers and Directors; Relationship of Principal Shareholders

         Cambridge and its affiliates will own an aggregate of approximately 80% of the Reorganized Company's Class A Common Stock and all but two of the Reorganized Company's directors are principals of Cambridge. Messrs. Czarnecki and Tuttle may be deemed to be affiliates of Cambridge. As a result, Cambridge will be in a position to exercise significant influence over the Reorganized Company and the election of the Reorganized Company's directors and otherwise essentially control the outcome of all matters requiring shareholder approval.

F.       Leases

         The Debtors currently lease all of their properties. No assurance can be given that the Reorganized Company will be able to find favorable store sites for expansion and negotiate leases on satisfactory terms and conditions or that the Reorganized Company will be able to comply with the provisions of the current leases or renegotiate favorable lease terms as they expire.

G.       Seasonality

         The Reorganized Company's business is subject to substantial seasonal variations. Historically, a significant portion of the Reorganized Company's net sales and net earnings have been realized during the period from October through December, and levels of net sales and net earnings have generally been significantly lower during the period from January through September. The Reorganized Company believes that this is the general pattern associated with similar retail industries. If for any reason the Reorganized Company's sales were to be substantially below seasonal norms during the October through December period, the Reorganized Company's annual results could be materially and adversely affected. Unfavorable economic conditions affecting retailers generally during the Christmas selling season in any year could materially and adversely affect the Reorganized Company's results of operations for the year. The Reorganized Company must also make decisions regarding how much inventory to buy well in advance of the season in which it will be sold, especially for the Christmas selling season. Significant deviations in actual from projected demand for products can have an adverse affect on the Reorganized Company's sales and profitability.

H.       Dependency Upon Key Executives

         The Reorganized Company's success depends upon the contributions of its senior management. The Reorganized Company believes that its future success will depend upon its ability to attract, motivate and retain highly-skilled managerial, technical and marketing personnel. The loss of the services of certain of the Reorganized Company's executives or technical personnel, or the inability to hire and retain qualified personnel could have an adverse effect upon the Reorganized Company's business. Competition for personnel having the qualifications required by the Reorganized Company is expected and there can be no assurance that the Reorganized Company will be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced services and to continue to grow and operate profitably. The Reorganized Company has no key man life insurance on the lives of any of its executive officers or technical personnel. See "Background of Management".

I.       Lack of Trading Market; No Market for Class B Common Stock

         There is no liquid public trading market for the Debtors' securities and there is no assurance that a regular public trading market for the Reorganized Company's securities will be sustained. Since the Class B Common Stock cannot be transferred there will be no public market for Class B Common Stock. Holders of Class B Common Stock will not be able to sell their shares of Class B Common Stock until they are converted into Class A Common Stock. See "Description of Capital Stock - Common Stock."

J.       Delisting of Securities from NASDAQ; Risks of Low-Priced Stocks

         Gaylord Company's securities were delisted from the Nasdaq Small Capitalization market. To re-list, the Company must have $4,000,000 in total assets, $1,000,000 in total capital and surplus, $200,000 in market value of public float, a minimum bid price of $1.00 per share, a minimum of 100,000 shares publicly held and a minimum of 300 shareholders. If the Reorganized Company is unable to list on Nasdaq, trading, if any, in the Company's Class A Common Stock and New Warrants would continue to be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence, an investor would likely continue to find it difficult to dispose of, or to obtain quotations as to the price of, the Class A Common Stock and New Warrants of the Reorganized Company.

K.       Penny Stock Regulation

         In the event that the Reorganized Parent is unable to satisfy the Nasdaq listing requirements, trading would continue to be conducted in the pink sheets or the NASD's Electronic Bulletin Board. In the absence of the Class A Common Stock being quoted on Nasdaq, or the Reorganized Company having $4,000,000 in net tangible assets (and meeting certain other tests), trading in the securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         If the Reorganized Parent's securities were subject to the regulations applicable to penny stocks, the market liquidity for the securities would continue to be severely affected by limiting the ability of broker-dealers to sell the securities and the ability of stockholders to sell their securities in the secondary market. There is no assurance that trading in the Reorganized Parent's securities will not continue to be subject to these or other regulations that would adversely affect the market for such securities.

L.       Non-Compliance with Securities Laws

         Gaylord Company has not made the regular disclosure filings required by the Exchange Act. Although the Reorganized Company plans to resume compliance with the Exchange Act after confirmation, the Reorganized Company may be subject to various sanctions, disabilities and damages as a result of its previous non-compliance. For instance, holders of restricted securities will not be able to sell such securities under Rule 144. See "Securities Laws Matters."

M.       Volatility of Stock Price; Absence of Dividends

         From time to time, there may be significant volatility in the market price for the Class A Common Stock. Quarterly operating results of the Reorganized Company, changes in earnings estimated by analysts, if any, changes in general conditions in the Reorganized Company's industry or the economy or the financial markets or other developments affecting the Reorganized Company could cause the market price of the Class A Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. For the foreseeable future, it is expected that earnings, if any, generated from the Reorganized Company's operations will be used to finance the growth of its business, and that no dividends will be paid to holders of any of the capital stock of Reorganized Parent.

N.       Potential Adverse Effect of Redemption of New Warrants

         The New Warrants are redeemable by the Reorganized Parent at a price of $.05 per New Warrant, provided that (i) prior notice of not less than 30 days is given to the holders of the New Warrants, and (ii) the closing sale price of the Class A Common Stock as reported on NASDAQ or other reporting agency on each of the 20 consecutive trading days ending on the tenth day prior to the date on which the Reorganized Parent gives notice of redemption has been at least $12.00. The holders of the New Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the New Warrants could force the holders to exercise the New Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the New Warrants at the market price when they might otherwise wish to hold the New Warrants, or to accept the redemption price which is likely to be substantially less than the market value of the New Warrants at the time of redemption.

O.       Competition

         The Reorganized Company faces significant competition from companies that are similarly specialized and also from companies that are involved in more generalized retailing. The Reorganized Company also faces competition from other companies, such as catalogue companies, which have added or may add cookware to existing or future offerings. Many of the Reorganized Company's existing and potential competitors are larger and have significantly greater financial, marketing, technological and other resources than the Reorganized Company. There can be no assurance as to the degree to which the Reorganized Company will be able to compete effectively.

P.       Risks Associated with Forward-Looking Statements

         This Disclosure Statement contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Those statements include, among other things, the discussions of the Reorganized Company's business strategy and expectations concerning developments in the retail cookware industry, the Reorganized Company's market position, future operations, transaction growth, margins and profitability, and liquidity and capital resources. Holders of Claims and Equity Interests are cautioned that reliance on any forward-looking statement involves risks and uncertainties, and that although the Reorganized Company believes that the assumptions on which the forward-looking statements contained herein are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. The Uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed below. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Reorganized Company that the Reorganized Company's plans and objectives will be achieved.

Q.       Certain Anti-Takeover Provisions; Possible Future Issuances of
         Preferred Stock.

         The Charter and Bylaws of the Reorganized Parent, and Delaware law contain certain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination involving the Reorganized Company. Such provisions are intended to encourage any person interested in acquiring the Reorganized Company to negotiate with and obtain the approval of the Board of Directors in connection with any such transaction. These provisions include a staggered Board of Directors, blank check preferred stock, super majority voting provisions, and the application of Delaware law provisions on business combinations. Certain of these provisions may discourage a future acquisition of the Reorganized Company not approved by the Board of Directors in which shareholders might receive a premium value for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. In addition, the Board of Directors has the power to designate the issuance of up to 1,000,000 shares of preferred stock. The rights and preferences for any series or class may be set by the Board of Directors, in its sole discretion and without approval of the holders of the Reorganized

Company's Class A Common Stock, and the fights and preferences of any such preferred stock may be superior to those of the Class A Common Stock, thus adversely affecting the rights of the holders of Class A Common Stock. While the Reorganized Company has no present intention to issue shares of preferred stock, any such issuance could be used to discourage, delay or make more difficult a change in control of the Reorganized Company. See "Description of Capital Stock
- Preferred Stock."

                        XV. DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of Reorganized Parent will consist of 20,000,000 shares of Class A Common Stock, par value $0.01 per share, 155,000 shares of Class B Restricted Common Stock, par value $0.01 per share and one million (1,000,000) shares of Serial Preferred Stock, par value $0.01 per share.

         The following summary of certain terms of Reorganized Parent's capital stock describes material provisions of, but does not purport to be complete and is subject to and qualified in its entirety by, Reorganized Parent's Restated and Amended Certificate of Incorporation, Reorganized Parent's Bylaws and the Delaware General Corporation Law.

A.       Common Stock

         The Class A Common Stock and Class B Common Stock shall have the same rights, privileges and preferences except that the Class B Common Stock (i) shall have no dividend or liquidation rights except as required under the General Corporation Law of the State of Delaware, and (ii) shall not be transferable except by operation of law in the event of the death, bankruptcy or liquidation of the holder thereof Subject to prior dividend rights and sinking fund or redemption or purchase rights which may be applicable to any outstanding preferred stock, the holders of Class A Common Stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. The holders of Class A Common Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of Reorganized Parent, including prior claims of any outstanding preferred stock.

         Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock (the "Conversion Rate") in any one of the following events (each, a "Trigger Event"): (i) the closing sale price of the

Class A Common Stock for twenty (20) consecutive trading days as quoted on Nasdaq or, if such shares are not trading on Nasdaq, then on the principal market on which such shares shall then be trading for twenty (20) consecutive trading days exceeds $11.57 per share of Class A Common Stock (the "Trigger Price") or (ii) of a sale of all or substantially all the assets of Reorganized Parent, a sale of all the equity interests of Reorganized Parent or a merger or consolidation of Reorganized Parent with or into another entity in which Reorganized Parent is not the surviving entity pursuant to which the holders of Class A Common Stock would receive, on a fully diluted basis after giving effect to the conversion of the Class B Common Stock and any other convertible securities, consideration which exceeds the Trigger Price, in each case subject to adjustment in the event of any stock splits or other similar events. As soon as practicable after a Trigger Event, Reorganized Parent shall give or cause notice to be given to each holder of Class B Common Stock that the Class B Common Stock has been converted into Class A Common Stock, and such conversion shall be deemed to have occurred on the sooner of the date of such notice and the date of such a merger or consolidation, if any, constituting a Trigger Event. Each holder of shares of Class B Common Stock outstanding immediately prior to the date of the Trigger Event, upon surrender of the certificate or certificates representing such shares to Reorganized Parent, shall receive in exchange therefor a certificate or certificates representing the number of whole shares of Class A Common Stock which such holder shall be entitled to receive as provided herein. After the Trigger Event, each certificate which represented outstanding shares of Class B Common Stock, prior to such date, shall be deemed for all corporate purposes to evidence the ownership of the shares of Class A Common Stock as provided herein. No dividend or other distribution payable with respect to the Class A Common Stock shall be paid to any holder of any certificate representing shares of Class B Common Stock issued and outstanding immediately prior to such date until such holder surrenders such certificate for exchange. All shares of Class A Common Stock for and into which shares of Class B Common Stock shall have been exchanged and converted shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged and converted shares. Except for such rights, the holder of certificate(s) representing shares of Class B Common Stock issued and outstanding immediately prior to such date shall have no rights with respect to such shares after such date other than to surrender such certificate for conversion. Reorganized Parent shall at all times reserve a sufficient number of shares of authorized but unissued Class A Common Stock for issuance upon conversion of the Class B Common Stock. No share of Class B Common Stock may be issued after a Trigger Event.

         After giving effect to the reorganization of the Debtors under the Plan, there will be 1,522,033 shares of Class A Common Stock and 154,951 shares of Class B Common Stock issued and outstanding.

         The holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters to be submitted to a vote of the shareholders and are not entitled to cumulative voting in the election of directors, which means that the holders of the majority of the shares voting for the election of directors can elect all of the directors then standing for election by the holders of Common Stock. The holders of Class A Common Stock and Class B Common Stock have no preemptive or other subscription rights, and shares of Class A Common Stock and Class B Common Stock are not redeemable at the option of the holders, do not have any conversion rights, and are not subject to call. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Reorganized Parent may designate and issue in the future or which is currently outstanding. See "Preferred Stock."

B.       Preferred Stock

         The authorized but undesignated preferred stock may be issued from time to time in one or more designated series or classes. The Board of Directors, without approval of the stockholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relevant provisions that may be provided with respect to a particular series or class. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Class A Common Stock and Class B Common Stock and, under certain circumstances, make it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of the outstanding voting stock of Reorganized Parent.

C.       Registration Rights

         Holders of Allowed Claims in Class 6 shall have the right for six months after the Effective Date to include shares of Class A Common Stock issued to them pursuant to the Plan in any registered public offering of the Reorganized Parent and in any underwriting of such offering. See IV.A.4 above. Registration rights were also issued in connection with the issuance of the Fremont Warrants. The holders of the Fremont Warrants or the shares of Class A Common Stock issued on conversion of the Fremont Warrants have the right to unlimited incidental registrations.

                                  XVI. MERGER

         Pursuant to the Merger, which will become effective on the Effective Date of the Plan (i) the holders of HRAC Common Stock will become entitled to receive 1,383,684 shares of Class A Common Stock, (ii) the holders of Gaylord Companies Common Stock will become entitled to receive 85,777 shares of Class B Common Stock, and (iii) the holders of Gaylord Companies Preferred Stock will become entitled to receive 69,174 shares of Class B Common Stock.

                          XVII. EQUITY INCENTIVE PLAN

         The 1998 Equity Incentive Plan is designed to advance the Reorganized Company's interests by enhancing its ability to attract and retain employees and others in a position to make significant contributions to the success of the Reorganized Company through ownership of shares of Class A Common Stock. The 1998 Equity Incentive Plan provides for the grant of incentive stock options ("ISOs"), non-statutory stock options ("NQSOs"), stock appreciation fights ("SARs"), restricted stock, unrestricted stock, deferred stock grants, and performance awards, loans to participants in connection with awards, supplemental grants and combinations of the above. A total of 180,000 shares of Class A Common Stock are reserved for issuance under the 1998 Equity Incentive Plan. The maximum number of shares as to which options or SARs may be granted to any participant in any one calendar year is 80,000. The shares of Class A Common Stock issuable under the 1998 Equity Incentive Plan are subject to adjustment for stock dividends and similar events. Awards under the 1998 Equity Incentive

Plan may also include provision for payment of dividend equivalents with respect to the shares subject to the award.

         The 1998 Equity Incentive Plan is administered by the Option Committee of the Board of Directors (the "Option Committee"). The Option Committee shall consist of at least two directors. If the Class A Common Stock is registered under the Exchange Act, all members of the Option Committee shall be "outside directors" as defined. All employees of the Reorganized Company and any of its subsidiaries and other persons or entities (including non-employee directors of the Reorganized Company and its subsidiaries) who, in the opinion of the Option Committee, are in a position to make a significant contribution to the success of the Reorganized Company or its subsidiaries are eligible to participate in the 1998 Equity Incentive Plan.

         No determination has been made (i) as to which individuals may in the future receive options or rights under the 1998 Equity Incentive Plan, (ii) as to the number of shares to be covered by any such options or rights granted to any single individual, or (iii) as to the number of individuals to whom such options or fights will be granted. The proceeds received by the Reorganized Company from the sale of stock pursuant to the 1998 Equity Incentive Plan will be used for the general purposes of the Reorganized Company, or in the case of the receipt of payment in shares of Class A Common Stock, as the Board of Directors may determine, including redelivery of the shares received upon exercise of options.

         Approval of the Plan of Reorganization shall constitute approval of the adoption 1998 Equity Incentive Plan.

                               XVIII. CONCLUSION

         The Debtors believe that acceptance of the Plan by Creditors and holders of Equity Interests is in the best interests of all parties, and that Confirmation will provide the best and most prompt recovery for all parties in interest. Debtors urge all parties to vote in favor of the Plan.

Dated:  June 24, 1998                 Gaylord Companies, Inc.


                                      /s/ John D. Critser
                                      -------------------------------------
                                      By:  John D. Critser


                                      The Cookstore, Inc.


                                      /s/ John D. Critser
                                      -------------------------------------
                                      By:  John D. Critser


                                      The Cookstore Worthington, Inc.


                                      /s/ John D. Critser
                                      -------------------------------------
                                      By:  John D. Critser

                                      Respectfully submitted,

                                      SCHOTTENSTEIN, ZOX & DUNN
                                      A Legal Professional Association


                                      /s/ Daniel R. Swetnam
                                      -------------------------------------
                                      Daniel R. Swetnam            (0011022)
                                      E. James Hopple              (0019298)
                                      Victoria E. Powers           (0054589)
                                      Susan K. Cliffel             (0046915)
                                      Daniel M. Anderson           (0067041)
                                      41 S. High Street, Suite 2600
                                      Columbus, Ohio 43215
                                      (614) 221-3211
                                      Case Attorneys For Debtors

                                    EXHIBITS

Exhibit  A Gaylord Companies, Inc.'s and Cookstore Debtors' Amended Plan of
           Reorganization dated June 24, 1998

Exhibit  B Form 10-KSB of Gaylord Companies, Inc. for the period ending December
           31, 1996

Exhibit  C Financial Report of Cookstore Debtors for 1997

Exhibit  D Term Sheet, Advisory Agreement and Related Documents

Exhibit  E Schedule of Treatment of Executory Contracts and Unexpired Leases

Exhibit  F Projected Financial Operations of Reorganized Company

Exhibit  G Liquidation Analysis

Exhibit  H Merger Agreement

Exhibit  I 1998 Equity Incentive Plan

                                                                       EXHIBIT A

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION


In re:

GAYLORD COMPANIES, INC.                      :    Case No.          97-60560

Joint Administered With:

GAYLORD BOOK COMPANY,                        :    Case No.          97-60562
GAYLORD'S, INC.,                             :    Case No.          97-60561
SAWWORTH BOOK COMPANY,                       :    Case No.          97-60563
GAYLORD ENTERPRISES, INC.,                   :    Case No.          97-60564
THE COOKSTORE, INC., and                     :    Case No.          97-60565
THE COOKSTORE WORTHINGTON, INC.;                  Case No.          97-60566

                                             :    Chapter 11

         Debtors.                            :    (Judge Caldwell)


                        AMENDED PLAN OF REORGANIZATION OF
                            GAYLORD COMPANIES, INC.,
                     THE COOKSTORE, INC., AND THE COOKSTORE
                      WORTHINGTON, INC., DATED JUNE 24,1998


         Gaylord Companies, Inc. ("Gaylord Companies"), The Cookstore, Inc. ("TCI") and The Cookstore Worthington, Inc. ("TCWI") (Gaylord Companies, TCI and TCWI sometimes referred to collectively as "Debtors"), Debtors and Debtors-in-Possession, hereby propose the following Plan of Reorganization pursuant to 11 U. S. C. [Section] 1101 et seq.

                                    ARTICLE I
                                   DEFINITIONS

A.       Defined Terms

         When used in this Plan, the following terms shall have the meanings set forth below, unless the context otherwise requires. Such meanings shall apply equally to both the singular and plural forms of the defined term. Any capitalized term used but not otherwise defined in this Plan shall have the meaning given to that term in the Bankruptcy Code. Unless otherwise indicated, capitalized terms used in this Plan shall refer to the terms as defined in this
Article I.

         "Administrative Expense" shall mean an actual, necessary cost or expense of preserving the Debtors' Estates incurred after the Petition Date, which is entitled to priority in this Case pursuant to sections 503(b) and 507(a)(1) of the Bankruptcy Code, including fees and expenses of Professionals pursuant to sections 330 and 331 of the Bankruptcy Code and fees, if any, due to the United States Trustee under 28 U.S.C. [Section] 1930(a)(6).

         "Allowed Claim" shall mean any Claim against the Debtors' Estates to the extent that

                  (i) proof of the Claim was filed with the Court within the Claims Bar Date if no objection is interposed to the Claim within any permissible or extended period of time, but only to the extent and in the amount set forth in the proof of Claim, or

                  (ii) if no proof of the Claim was filed, the Claim is deemed filed pursuant to section 1111(a) of the Bankruptcy Code (the Claim is listed in the Schedules filed pursuant to section 521(l) of the Bankruptcy Code and is not listed as disputed, contingent or unliquidated), but only to the extent and in the amount set forth in the Schedules, or

                  (iii) a proof of the Claim was timely filed with the Court and, if an objection to allowance of the Claim was interposed within any permissible or extended period of time, the Claim is or has been allowed by the Plan, Final Order of the Court, or written agreement or stipulation between Debtors and the claimant.


         "Allowed Secured Claim" shall mean that portion, if any, of an Allowed Claim subject to offset under section 553 of the Bankruptcy Code or fully secured by a lien, mortgage, security interest, encumbrance or other charge against property of the Estate which charge is valid, duly perfected and enforceable under applicable law, to the extent of the value, determined in accordance with section 506(a) of the Bankruptcy Code, of the Creditor's interest in the property.

         "Amelar Note" shall mean that certain demand note in the original principal amount of $30,000, as it may be amended, payable by HRAC to Amelar Investments L.L.C. or its designees, which note shall be assumed by the Reorganized Parent.

         "Assumed HRAC Obligations" shall mean the Amelar Note, the Gem Debenture and the CH Note.

         "Assumption Order" shall mean, collectively, any and all orders entered by the Court authorizing the Debtors' assumption of unexpired leases or executory contracts or both.

         "Available Cash" shall mean, with respect to the Reorganized Company as determined at the end of each fiscal year based upon the Reorganized Company's audited financial statements, an amount equal to the sum of (a) the Reorganized Company's net income after provision for income taxes for such fiscal year (and excluding intercompany income) plus (b) to the extent that any of the following previously have been deducted in determining such net income: (i) depreciation,
(ii) amortization of goodwill or other intangibles, (iii) deferred compensation,
(iv) any other non-cash charges to income and (v) the positive or negative amount, as the case may be, of the difference between consolidated working capital on the first day of the next fiscal year less projected consolidated working capital on the last day of the next fiscal year, less (c) the sum of (i) actual capital expenditures, (ii) any non-cash credits which were added in determining net income, (iii) any principal, interest or other payments made with respect to capital leases and indebtedness for borrowed money, including, without limitation, under the financing arrangements between Fremont and TCI and TCWI, and (iv) any management or advisory fees paid by the Reorganized Company. For the avoidance of doubt, it is hereby confirmed that the term "Available Cash" shall not include any income, losses or other items arising out of the conduct of the business of Debtors' Affiliates or the sale of the assets owned by or stock issued by any of Debtors' Affiliates.

         "Available Cash Note" shall mean the unsecured and subordinated promissory note, as it may be amended, to be issued by Reorganized Parent to Arter & Hadden (or such other person or entity selected by the Debtors) for the benefit of the holders of Allowed Unsecured Claims pursuant to Section IV hereof.

         "Avoiding Action" shall mean any action by the Debtors under sections 544, 545, 547, 548 or 550 of the Bankruptcy Code.

         "Ballot" shall mean the form distributed to each holder of an impaired Claim entitled to vote on the Plan on which an acceptance or rejection of the Plan shall be indicated.

         "Bankruptcy Code" shall mean Title 11 of the United States Code as currently in effect as well as Sections 157, 158, 1334, 1408 through 1412, and 1452 of Title 28 of the United States Code.

         "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure as currently in effect.

         "Cambridge" shall mean Cambridge Holdings, L.L.C., a limited liability company organized under the laws of the state of Delaware.

         "CH Note" shall mean that certain demand note in the original principal amount of up to $450,000, as it may be amended, payable by HRAC to Cambridge or its designees in connection with certain transaction costs and expenses advanced by Cambridge to HRAC, which CH Note shall be assumed by the Reorganized Parent.

         "Case" shall mean, collectively, Case Numbers 97-60560, 97-60565 and 97-60566, commenced by voluntary petitions for relief under Chapter 11 of the Bankruptcy Code filed with the Court on November 13, 1997. The term "Case" does not include Case Numbers 97-60561 through 97-60564.

         "Claim" shall have the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

         "Claims Bar Date" shall mean (i) with respect to Claims by entities other than governmental entities, March 17, 1998 and (ii) with respect to Claims by governmental entities, May 12, 1998; each of the foregoing being the applicable bar date by which a proof of Claim was required to have been filed in the Case as established by Bankruptcy Rule 3003 or by Final Order of the Court.

         "Class A Common Stock" shall mean the Class A Common Stock, $0.01 par value per share, of the Reorganized Parent.

         "Class B Common Stock" shall mean the Class B Restricted Common Stock, $0.01 par value per share, of Reorganized Parent, each share of which shall automatically convert into one share of Class A Common Stock only after (i) the Class A Common Stock has traded at in excess of $11.57 per share for a period of no less than 20 consecutive trading days or (ii) a sale of all or substantially all the assets of Reorganized Parent, a sale of all the equity interests of Reorganized Parent or a merger or consolidation of Reorganized Parent with or into another entity in which Reorganized Parent is not the surviving entity pursuant to which the holders of Class A Common Stock would receive, on a fully diluted basis after giving effect to the conversion of the Class B Common Stock and any other convertible securities, consideration which exceeds $11.57 per share, in each case subject to adjustment in the event of any stock splits or similar events.

         "Confirmation" shall mean entry of the Confirmation Order.

         "Confirmation Date" shall mean the date on which the Confirmation Order is entered.

         "Confirmation Hearing" shall mean the hearing held by the Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         "Confirmation Order" shall mean the Final Order entered by the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         "Cookstore Debtors" shall mean TCI and TCWI.

         "Court" shall mean the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division, or in the event such court ceases to exercise jurisdiction over the Case, such court or adjunct thereof that thereafter exercises jurisdiction over the Case, and any court having jurisdiction to hear appeals from any such court.

         "Creditor" shall have the meaning ascribed to it in section 101(10) of the Bankruptcy Code.

         "Debtors" shall mean, collectively, Gaylord Companies, TCI and TCWI in their corporate capacities and as Debtors and Debtors-in-Possession in the Case.

         "Debtors' Affiliates" shall mean, collectively, all of Debtors' affiliates, as that term is defined in section 101(2) of the Bankruptcy Code, including, without limitation, Gaylord Book Company, Gaylord's, Inc., Sawworth Book Company, and Gaylord Enterprises, Inc., the estates of which are seeking to reorganize pursuant to that certain Plan of Reorganization of United Magazine Company with Regard to Bankruptcy Estates of Debtors Gaylord Book Company, Sawworth Book Company, Gaylord's, Inc. and Gaylord Enterprises, Inc. Dated April 16, 1998 (May 1, 1998 Modification).

         "Disclosure Statement" shall mean the Amended Disclosure Statement for the Amended Plan of Reorganization of Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc. Dated June 24, 1998, as may be amended or modified from time to time.

         "Disputed Claim" means a Claim against the Estate that is not an Allowed Claim and either (a) an objection to the Claim has been filed by a party in interest; or (b) the Claim appears on a schedule of disputed claims filed by Debtors with the Court on or before the Effective Date.

         "Effective Date", unless advanced or accelerated by HRAC in its sole discretion, shall mean the later of the following dates, as calculated pursuant to Bankruptcy Rule 9006: (a) a date no later than twenty (20) days following Confirmation; (b) if an appeal from the Confirmation Order is timely filed, the first business day on which implementation of the Plan has not been stayed pending such appeal; and (c) the date on which the conditions specified in
Article VIII have been satisfied.

         "Equity Interest" shall mean any equity interest in the Debtors, including any equity security, as defined in section 101(16) of the Bankruptcy Code, common stock, preferred stock, warrants, options, puts, calls or shares, and the right or power to acquire or exercise rights with respect to the same, asserted by any person or entity.

         "Estate" shall mean, collectively, the estates of each of the Debtors created pursuant to section 541 of the Bankruptcy Code upon commencement of the Case.

         "Exit Financing Facility" shall mean the post-Effective Date term loan and working capital revolving credit financing facility for the Reorganized Company to be provided by Fremont or other lender selected by the Reorganized Company upon terms and pursuant to agreements in form and substance acceptable to Fremont (or such other lender), the Debtors and the Reorganized Company.

         "Final Decree" means a final decree entered by the Court pursuant to Bankruptcy Rule 3022.

         "Final Order" shall mean an order of a court of appropriate jurisdiction in the Case as to which (a) any appeal that has been taken has been finally determined or dismissed, or (b) the time for appeal has expired and a notice of appeal has not been timely filed.

         "Financing Order" shall mean the Final Order Authorizing The Cookstore, Inc. and The Cookstore Worthington Inc. to Obtain Secured Post-Petition Credit entered on May 6, 1998.

         "Financing Warrants" shall mean the Fremont Warrants and the Individual Warrants.

         "Fremont" shall mean Fremont Financial Corporation, a California corporation.

         "Fremont Allowed Secured Claim" shall mean the amount of Fremont's Secured Claim pursuant to the Financing Order.

         "Fremont Senior Tranche" shall mean the Fremont Allowed Secured Claim (excluding the HRAC Junior Tranche and the Individual Junior Tranche).

         "Fremont Warrants" shall mean the warrants that expire on June 30, 2003 to purchase Class A Common Stock at a price of $.01 per share to be issued by the Reorganized Parent to Fremont.

         "Gem Debenture" shall mean that certain Debenture by HRAC to the order of Global Strategic Holdings, Ltd. in the principal amount of up to $300,000 with a maturity date of October 1, 1998.

         "General Secured Claim" shall mean any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

         "Greenfield" shall mean Greenfield Commercial Credit, L.L.C.

         "HRAC" shall mean Home Retail Acquisition Corp., a Delaware corporation.

         "HRAC Advisory Agreement" shall mean the Advisory Agreement, as amended, between Cambridge and the Debtors under the Term Sheet (which Advisory Agreement has been assigned by Cambridge to HRAC) pursuant to which HRAC agreed to act as an advisor to the Debtors and the Debtors agreed to pay to HRAC, among other things, $30,000 per month for such services.

         "HRAC Junior Tranche" shall mean the junior tranche of the Fremont Allowed Secured Claim that HRAC purchased from Fremont pursuant to those certain Subordinated, Last-out Participation Agreements between Fremont and HRAC in an amount not less than $250,000, as amended, restated, modified and supplemented.

         "Individual Junior Participants" shall mean any or all of the persons (other than HRAC) who are party to one or more of those certain Subordinated, Last-Out Participation Agreements each dated as of April 28, 1998 with Fremont, as amended, restated, modified and supplemented.

         "Individual Junior Tranche" shall mean the junior tranche of the Fremont Allowed Secured Claim in the collective amount of $250,000 which were purchased from Fremont pursuant to those certain Subordinated, Last-Out Participation Agreements each dated as of April 28, 1998 between each of the Individual Junior Participants and Fremont, as amended, restated, modified and supplemented.

         "Individual Warrants" shall mean the warrants, expiring June 30, 2003 to purchase Class A Common Stock at a price of $4.00 per share to be issued by the Reorganized Parent to the Individual Junior Participants.

         "Ingram" shall mean Ingram Book Company, a division of Ingram Industries, Inc.

         "IRS" shall mean the Department of the Treasury, Internal Revenue Service.

         "Merger" shall mean the merger of HRAC into Gaylord Companies pursuant to the Merger Agreement.

         "Merger Agreement" means the Merger Agreement and Plan of Recapitalization dated June __, 1998, between HRAC and Gaylord Companies.

         "New Securities" shall mean, collectively, Class A Common Stock, Class B Common Stock, New Warrants, Financing Warrants and Available Cash Note.

         "New Warrants" shall mean the warrants, expiring October 30, 1998, to purchase Class A Common Stock at the initial exercise price of $11.57 per share to be issued to the holders of Allowed Equity interests in Class 9 pursuant to
Article IV hereof The New Warrants shall be redeemable for $.05 per Warrant in the event the Class A Common Stock has traded at $12.00 per share for a period of no less than 20 consecutive trading days.

         "Other Equity Interests" shall mean all Equity Interests in the Debtors other than the holders of common stock of Gaylord Companies.

         "Petition Date" shall mean November 13, 1997, the date Debtors commenced the Case.

         "Plan" shall mean this Amended Plan of Reorganization of Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc. dated June 24, 1998, proposed by Debtors, as may hereafter be amended or modified.

         "Priority Claim" shall mean any Claim, other than a Claim for Administrative Expense, entitled to priority under section 507(a) of the Bankruptcy Code.

         "Priority Tax Claim" shall mean any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         "Professional" shall mean any and all attorneys, accountants, appraisers, consultants, or other persons retained by or on behalf of Debtors pursuant to order of the Court.

         "Record Date" means the business day that is five days after the Confirmation Date.

         "Reorganized Company" shall mean, collectively, Reorganized Parent and the Reorganized Cookstore Companies.

         "Reorganized Cookstore Companies" shall mean the Cookstore Debtors as reorganized under this Plan.

         "Reorganized Parent" shall mean the surviving entity Home Retail Holdings, Inc. (f/k/a Gaylord Companies, Inc.), the successor in interest following the Merger.

         "Schedules" shall mean the schedules filed by Debtors with the Clerk of the Court pursuant to Bankruptcy Rule 1007, as may be modified or amended from time to time.

         "Substantial Consummation" shall have the meaning ascribed to it in 11 U.S.C. [Section] 1101(2).

         "Term Sheet" shall mean that certain Term Sheet entered into by and between the Debtors and Cambridge dated February 26, 1998, as approved by the Court pursuant to the Court's Order Granting Debtor's Motion for Authority to Enter Into and Perform Term Sheet, as amended, entered in the Case on or about March 6, 1998.

         "Term Sheet Transaction" shall mean the transactions described in and contemplated by the Term Sheet.

         "Unclassified Claims" shall mean Claims described in Article 11 and
Section III(E) of this Plan.

         "Unsecured Claim" means any Claim that is neither secured by property of the Estate nor entitled to priority under section 507 or other applicable provision of the Bankruptcy Code.

         "Unsecured Creditor" shall mean any Creditor that is the holder of an Unsecured Claim.

A.       Undefined Terms

         Unless otherwise indicated, terms used in this Plan that are defined in the Bankruptcy Code and not in this Plan have the meanings ascribed to such terms in the Bankruptcy Code. The rules of construction contained in this Bankruptcy Code and Bankruptcy Rules apply to this Plan.

                                   ARTICLE II

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS


A.       Administrative Expense Claims

         1. In General. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, and except as provided in Section II(A)(2) and (3) below, each holder of an Allowed Administrative Expense Claim shall receive cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that (1) Allowed Administrative Expense Claims representing liabilities or other obligations incurred in the ordinary course of business by the Debtors shall be paid in full (and any such other obligations shall be performed) by the

Reorganized Company in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions and (2) any Claim for Administrative Expense held or asserted by an entity against the bankruptcy estate(s) of the Debtors' Affiliates shall not be impaired hereby, and any such claim for Administrative Expenses held or asserted against such other estate(s) shall be reduced by the amount paid to such entity pursuant to the terms of the Plan.

         2. Professional Compensation and Expense Reimbursement Claims. All entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within 30 days after the Effective Date and (b) if granted such an award by the Court, shall be paid in full in such amounts as are allowed by the Court (i) on the later of the Effective Date or the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtors or, on and after the Effective Date, the Reorganized Company. All professional fees for services rendered in connection with the Case and the Plan after the Confirmation Date, including, without limitation, those relating to the occurrence of the Effective Date and the resolution of Disputed Claims, shall be paid by the Reorganized Company upon receipt of an invoice or on such other terms as the Reorganized Company may agree to, without the need for further Court authorization or entry of a Final Order, absent an objection by the Reorganized Company. In the event the Reorganized Company objects to such fees, the matter shall be resolved by the Bankruptcy Court upon motion of such professional.

         3. Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on the later of the Effective Date or such other date as specified in invoices therefor received by the Debtors or Reorganized Company.

B.       Priority Tax Claims

         Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Company (a) cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 7%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Court to provide the holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                                   ARTICLE III
                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         As described in Article V(D) hereof and in the Disclosure Statement, effective on the Effective Date, HRAC shall be merged into Gaylord Companies. Gaylord Companies shall be the sole surviving entity of the merger, and shall be Reorganized Parent hereunder. In addition, TCI and TCWI shall be substantively consolidated with Gaylord Companies only for, purposes of distributions under the Plan. Accordingly, allowed Claims against and Equity Interests in any one or more of the estates of Gaylord Companies, TCI and TCWI are classified in this Plan as if there were a single Estate, although TCI and TCWI shall maintain their separate existence.

         All Allowed Claims are placed in the classes set forth below, or, where applicable, are treated as Unclassified Claims as discussed in Articles II and III(E) of this Plan. Unless expressly provided otherwise, an Allowed Claim that is properly included in more than one class is in a class to the extent it meets the description of such class and is in a different class to the extent it meets the description of such different class.

A.       Secured Claims

         Class 1: Fremont, as sole owner of the Fremont Senior Tranche.

         Class 2: HRAC, as owner of the HRAC Junior Tranche.

         Class 3: Individual Junior Participants, as owners of the Individual
                  Junior Tranche.

         Class 4: Holders of all other Allowed Secured Claims whose Claims are not included in Classes 1, 2 or 3.

B.       Priority Claims

         Class 5: the Allowed Claims of Unsecured Creditors entitled to priority pursuant to sections 507(a)(3) or 507(a)(4) of the Bankruptcy Code.

C.       Unsecured Claims

         Class 6: the unsecured Allowed Claim of any Creditor not included in any other class, including, without limitation, the "deficiency" portion of any Allowed Secured Claims, but not including Unclassified Claims treated elsewhere in the Plan.

D.       Equity Interests

         Class 7: the Equity Interests of holders of common shares of Gaylord
                  Companies.

         Class 8: the Equity Interests of holders of preferred shares of Gaylord
                  Companies.

         Class 9: the Equity Interests of holders of warrants for the purchase of common shares of Gaylord Companies.

         Class 10: all other Equity Interests in the Debtors not included in Class 7, 8 or 9.


E.       Unclassified Claims

         Section 1123(a)(1) of the Bankruptcy Code provides that certain Claims, including Claims for Administrative Expenses for unpaid post-Petition Date goods and services (Bankruptcy Code section 507(a)(1) Claims) and Claims for Allowed Unsecured Claims of governmental units (Bankruptcy Code Section 507(a)(8) Claims), shall not be designated into classes. The Unclassified Claims described herein are treated in Article II of the Plan.

                                   ARTICLE IV
                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

         Allowed Claims in the following classes shall receive the following treatment in complete satisfaction of all such Allowed Claims.

         Class 1: Class 1 is unimpaired by the Plan. Consequently, Fremont is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         On the Effective Date, all outstanding obligations due to Fremont under the Financing Order shall be either (x) repaid in full in cash or (y) repaid pursuant to the Exit Financing Facility such that Fremont shall receive from the Reorganized Company, in complete satisfaction of the Fremont Senior Tranche, the full amount of the Fremont Senior Tranche either (i) in cash on the Effective Date, or (ii) as may otherwise be agreed by and between Fremont, HRAC, and the Debtors or the Reorganized Company. In addition, Fremont shall receive in connection with the Exit Financing Facility Fremont Warrants exercisable to purchase 92,595 shares of Class A Common Stock at the exercise price of $.01 per share. The Debtors acknowledge and agree that the obligation of Fremont to extend the Exit Financing Facility is subject to the terms of the commitment letter dated March 26, 1998 to Cambridge and that the terms of the Plan shall not affect or modify the obligation of Fremont to extend the Exit Financing Facility.

         Class 2: Class 2 is impaired by the Plan. Consequently, HRAC shall be entitled to vote to accept or reject the Plan.

         On the Effective Date, HRAC shall be merged into Gaylord Companies, as more fully described in Article V below. In consideration for the contribution of HRAC and the merger of HRAC with Gaylord Companies, and in complete satisfaction of the HRAC Junior Tranche and any amounts owed to HRAC prior to the Confirmation Date on account of the HRAC Advisory Agreement, the shareholders of HRAC shall receive on the Effective Date 1,383,684 shares of Class A Common Stock of Reorganized Parent which, on the Effective Date giving effect to the exercise of the New Warrants and before the exercise of any Financing Warrants, shall be equal to eighty percent (80%) of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Reorganized Parent. In addition the Reorganized Parent will assume the liabilities of HRAC under the Assumed HRAC Obligations.

         Class 3: Class 3 is unimpaired by the Plan. Consequently, each holder of an Allowed Claim in Class 3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         On the Effective Date, all outstanding obligations due to the Individual Junior Participants and the security interests granted to the holders of such Claims shall be restructured as a subordinated loan facility in an amount equal to the outstanding amount of the Individual Junior Tranche and such holders otherwise will be rendered unimpaired. In partial consideration for the restructure of such obligations, each holder of an Allowed Claim in Class 3 shall also receive its pro rata percentage of the Individual Warrants exercisable for 29,261 shares of Class A Common Stock of the Reorganized Parent at the exercise price of $4.00 per share.

         Class 4: Class 4 is unimpaired by the Plan. Consequently, each holder of an Allowed General Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         At the sole option of Reorganized Company, (i) an Allowed General Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (ii) a holder of an Allowed General Secured Claim shall receive cash in an amount equal to such Allowed General Secured Claim, including any interest on such Allowed General Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such General Secured Claim becomes Allowed, or as soon thereafter as is practicable, or (iii) a holder of an

Allowed General Secured Claim shall receive the collateral securing its Allowed General Secured Claim and any interest on such Allowed General Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction thereof on the later of the Effective Date and the date such General Secured Claim becomes Allowed, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Allowed General Secured Claims, if any exist, are not altered by the Plan.

         Class 5: Class 5 is unimpaired by the Plan. Consequently, each holder of an Allowed Claim in Class 5 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         Each holder of an Allowed Claim in Class 5 shall receive cash in an amount equal to such Allowed Claim on the later of the Effective Date or the date such Allowed Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

         Class 6: Class 6 is impaired by the Plan. Consequently, each holder of an Allowed Claim in Class 6 shall be entitled to vote to accept or reject the Plan.

         On the Effective Date, each holder of an Allowed Claim in Class 6 shall receive from Reorganized Parent in complete satisfaction of the Allowed Claim, the following:

                  (i) An amount equal to its pro rata share, as compared to all other holders of Allowed Claims in Class 6, of the Available Cash Note. Pursuant to the Available Cash Note, distributions shall be made by Reorganized Parent from Available Cash in the maximum amount of $30,000 per year for five (5) years beginning on January 30, 1999 and continuing on each January 30 through January 30, 2003, so long as Reorganized Parent has Available Cash. To the extent that there is insufficient Available Cash to pay any installment with respect to the Available Cash Note, then Reorganized Parent's obligation to make such installment payment for that year shall be extinguished.

                  (ii) Shares of Class A Common Stock in Reorganized Parent in an amount equal to such holder's pro rata share, as compared to all other holders of Allowed Claims in Class 6, of eight percent (8%) of the issued and outstanding Class A Common Stock and Class B Common Stock of Reorganized Parent on the Effective Date giving effect to the exercise of the New Warrants and before the exercise of the Financing Warrants. Such shares of Class A Common Stock shall not be transferable until the earlier of six months after the Effective Date or the closing date of a registered public offering by the Reorganized Parent. Holders of such shares shall have the right for six months after the Effective Date to register such shares for sale in a registered public offering; provided that if any such holder determines not to include such shares in such a registered public offering, such holder shall be obliged to agree to any lock-up requested by any underwriter of such public offering. If such registered public offering is underwritten, holders who wish to register such shares must sell such shares on the basis provided in any underwriting arrangements and execute any documents reasonably required in connection with such underwriting arrangements.

         Class 7: Class 7 is impaired by the Plan. Consequently, each holder of an Allowed Equity Interest in Class 7 shall be entitled to vote to accept or reject the Plan.

         Following the conversion of Other Equity Interests to common shares of Gaylord Companies as provided for in Class 10 below and after the merger of HRAC with and into the Gaylord Companies, the common shares of Gaylord Companies shall be extinguished, and the holders of an Allowed Equity Interest in Class 7 shall receive their pro rata share of the number of shares of Class B Common Stock equal to eight per cent (8%) of the number of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Reorganized Parent as of the Effective Date giving effect to the exercise of the New Warrants and before the exercise of the Financing Warrants.

         Class 8: Class 8 is impaired by the Plan. Consequently, each holder of an Allowed Equity Interest in Class 8 shall be entitled to vote to accept or reject the Plan.

         All issued and outstanding shares of preferred stock in Gaylord Companies as of the Effective Date shall be converted to common stock of Gaylord Companies. Following the merger of HRAC with the Gaylord Companies, such common shares of Gaylord Companies shall be extinguished and the holders of Allowed Equity Interests in Class 8 shall receive their pro rata share of the number of shares of Class B Common Stock equal to four percent (4%) of the number of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Reorganized Parent as of the Effective Date giving effect to the exercise of the New Warrants and before the exercise of the Financing Warrants.

         Class 9: Class 9 is impaired by the Plan. Consequently, each holder of an Allowed Equity Interest in Class 9 shall be entitled to vote to accept or reject the Plan.

         All outstanding warrants for the purchase of common shares of Gaylord Companies shall be deemed cancelled and become null and void (without further act or action by any party). 52,573 New Warrants at the exercise price, of

$11.57 shall be distributed pro rata to the holders of Allowed Claims in Class
9. The New Warrants shall not be exercisable or transferable until six months after the Effective Date.

         Class 10: Class 10 is impaired by the Plan. Consequently, each holder of an Allowed Equity Interest in Class 10 shall be entitled to vote to accept or reject the Plan.

         All Equity Interests in the Debtors not treated in Class 7, 8 or 9 hereof shall be converted, pursuant to the terms of the applicable agreement (be it a put, or other applicable right, including without limitation, any right to issue new warrants), to preferred or common shares of Gaylord Companies, as provided in such agreement or, at the option of the holder of any Class 10 Equity Interest, extinguished. If converted to preferred shares of Gaylord Companies, the interests of the holder of such shares then shall be subject to the further conversion provided for holders of Equity Interests in Class 8 hereof. If converted to common shares of Gaylord Companies, the interests of the holder of such shares then shall be subject to the treatment provided for holders of Equity Interests in Class 7 hereof.

                                    ARTICLE V
                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.       Distributions Provided for in the Plan

         Payments under the Plan shall be funded from any cash or property held, received or obtained by the Debtors and/or the Reorganized Company, from loans made or capital contributed by, or arranged through the efforts of, Fremont, HRAC, the Individual Junior Participants or certain other parties, or from funds generated by the Reorganized Company's future operations, at the sole option of the Reorganized Company. On the Effective Date, the Debtors and/or Reorganized Company will cause to be available for distribution shares of Class A and Class B Common Stock of Reorganized Parent.

B.       Exit Financing Facility

         On or prior to the Effective Date, the Debtors or Reorganized Company, as the case may be, shall enter into the Exit Financing Facility. On and after the Effective Date, the Reorganized Company shall be deemed to have assumed, without any action or execution of any document, all obligations arising under the Exit Financing Facility. As partial consideration for providing the Exit Financing Facility, Fremont or such other lender providing the Exit Financing Facility shall receive Fremont Warrants as provided in Article IV of the Plan.

C.       Subordinated Loan Facility

         On or prior to the Effective Date, the Debtors or Reorganized Company, as the case may be, shall enter into a subordinated loan facility with the Individual Junior Participants or other lenders designated by the Debtors or Reorganized Company, in the aggregate original principal amount equal to Individual Junior Tranche. As partial consideration for providing such subordinated loan facility, the Individual Junior Participants shall receive Individual Warrants as provided in Article IV of the Plan.

D.       Merger of HRAC and Gaylord Companies

         Effective on the Effective Date, HRAC shall be merged into Gaylord Companies. Gaylord Companies shall be the sole surviving entity of the merger, and shall be Reorganized Parent hereunder pursuant to the terms of the Merger Agreement.

E.       Issuance of New Securities

1. On the Effective Date, the authorized capital stock of Reorganized Parent will consist of 20,000,000 shares of Class A Common Stock, par value $0.01 per share, 154,951 shares of Class B Restricted Common Stock, par value $0.01 per share and one million (1,000,000) shares of Serial Preferred Stock, par value $0.01 per share.

2. The issuance of the following securities and notes by Reorganized Parent is hereby authorized without further act or action under applicable law, regulation, order or rule except to the extent expressly set forth in this Plan:

               (1)  1,522,034 shares of Class A Common Stock;

               (2) 175,429 shares of Class A Common Stock to be reserved until such time as the Class B Common Stock converts to Class A Common Stock pursuant to the terms of this Plan;

               (3) 154,951 shares of Class A Common Stock to be reserved until such time as the holders of the New Warrants, the Fremont Warrants and the Individual Warrants exercise such warrants;

               (4) 180,000 shares of Class A Common Stock to be reserved in connection with any employee equity incentive plans as may be instituted by the Reorganized Company in its discretion;

               (5)  154,951, shares of Class B Common Stock;

               (6)  52,573 New Warrants;

               (7)  92,595 Fremont Warrants;

               (8)  29,261 Individual Warrants; and

               (9)  Available Cash Note;


         3. The shares of Class A Common Stock issued pursuant to this Plan shall be subject to dilution arising from the issuance of shares by Reorganized Parent of Class A Common Stock as may be authorized or required, from time to time, by operation or exercise of the New Warrants and Financing Warrants, conversion of the Class B Common Stock to Class A Common Stock and such other issuances of Class A Common Stock by Reorganized Parent as may be directed by the Board of Directors of Reorganized Parent from time to time in accordance with Reorganized Parent's bylaws and certificate of incorporation.

         4. On the Effective Date, Reorganized Parent shall (i) issue an aggregate of 1,383,684 shares of Class A Common Stock to the shareholders of HRAC and 138,350 shares of Class A Common Stock to the holders of Allowed Claims in Class 6; (ii) issue an aggregate of 85,777 shares of Class B Common Stock to the holders of Allowed Claims in Class 7 and issue an aggregate of 69,174 shares of Class B Common Stock to the holders of Allowed Claims in Class 8; (iii) issue 52,573 New Warrants; (iv) issue 121,856 Financing Warrants; (v) reserve for the issuance of 175,429 shares of Class A Common Stock to effectuate the provisions of the New Warrants and Financing Warrants; (vi) reserve for the issuance of 154,951 shares of Class A Common Stock upon conversion of the Class B Common Stock; (vii) reserve for the issuance of 180,000 shares of Class A Common Stock in connection with any employee equity incentive plans as may be instituted by the Reorganized Company in its discretion; (viii) issue the Available Cash Note; and (ix) assume the Assumed HRAC Obligations. All shares of Class A and Class B Common Stock to be issued pursuant to this Plan shall be, upon issuance, fully paid and non-assessable and shall be subject to dilution as set forth in Article IV hereof, and the holders thereof shall have no preemptive or other rights to subscribe for additional shares.

F.       Cancellation and Surrender of Existing, Securities and Agreements

         1. On the Effective Date, the promissory notes, share certificates, bonds and other instruments evidencing any Claim, except to the extent contrary to and not consistent with the treatment of the Fremont Allowed Secured Claim, and the Allowed General Secured Claims, pursuant to Article IV hereof, or Equity Interest, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

         2. Each holder of a promissory note, share certificate, bond or other instrument evidencing a Claim, except to the extent contrary to and not consistent with the treatment of the Fremont Allowed Secured Claim and the Allowed General Secured Claims pursuant to Article IV hereof, or Equity Interest, shall surrender such promissory note, share certificate, bond or instrument to Reorganized Parent, unless such requirement is waived by Reorganized Parent. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or instrument is received by Reorganized Parent or the unavailability of such promissory note, share certificate, bond or instrument is established to the reasonable satisfaction of Reorganized Parent or such requirement is waived by Reorganized Parent. The Reorganized Parent may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Parent. Any holder that fails within the later of one year after the Effective Date and the date of Allowance of its Claim or Equity Interest (i) if possible, to surrender or cause to be surrendered such promissory note, share certificate, bond or instrument; (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Parent and (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Parent, shall be deemed to have forfeited all rights, claims and causes of action against the Debtors and Reorganized Parent and shall not participate in any distribution hereunder. Notwithstanding the foregoing, the Debtors and Reorganized Parent shall be deemed to waive the requirements of this Section V(F) as to any holder whose Claim is expressly Allowed pursuant to the Confirmation Order.

G.       Continuation of Bankruptcy Injunction or Stays

         All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

H.       Reverting of Assets

         (a) The property of the Estates shall revert to the Reorganized Company on the Effective Date.

         (b) From and after the Effective Date, the Reorganized Company may operate the Debtors' business, shall have full authority to incur and pay post-Petition Date and post-Confirmation Date obligations, and may use, acquire and dispose of property, free of any restrictions imposed under the Bankruptcy Code.

         (c) As of the Effective Date, all property of the Debtors and Reorganized Company shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

         (d) As of the Effective Date, the Reorganized Company shall have the right to compromise Claims without further Court order.

I.       General Release of Liens

         Except as otherwise provided in the Plan, in the treatment of the Individual Junior Tranche or in the Exit Financing Facility, or in any contract, instrument, indenture or other agreement or document created in connection with the Plan or the implementation thereof, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against property of the Estates are hereby released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests will revert to Reorganized Company or the Debtors as applicable, and the successors and assigns thereof.

J.       Compensation and Benefit Programs

         All employment and severance practices and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated either as executory contracts under the Plan pursuant to Article VI hereof or as permitted under applicable non-bankruptcy law.

K.       Retiree Benefits

         Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund or program

(through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits, subject to any and all fights of the Debtors under applicable law. Notwithstanding the foregoing, the Debtors intend to reject the Supplemental Executive Retirement Program of Gaylord Companies on or before the Confirmation Date.

L.       Breaches

         In the event any of the Debtors or the Reorganized Company breaches any of its obligations under this Plan, the Debtors and the Reorganized Company shall have sixty (60) days from the receipt of written notice of such breach from the holder of an Allowed Claim to sure such breach.

M.       Pre-Payment of Allowed Claims

         In the event the Debtors or the Reorganized Company is able to pre-pay any Allowed Claim, the Debtors and the Reorganized Company shall have the absolute right, in their sole discretion, to pre-pay all or a portion of any class of Allowed Claims at any time, so long as each claimant in the class is paid the same proportional amount. Any prepayment shall be without penalty.

N.       Bylaws and Amended Certificates of Incorporation

         The respective bylaws and certificates of incorporation of the Reorganized Company shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificate of incorporation and bylaws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors or the Reorganized Company.

O.       Corporate Action

         The following is hereby deemed to be authorized and approved in all respects, without any requirement or further action by the stockholders or directors of the Debtors or Reorganized Company, as if such actions had been taken by unanimous action of the stockholders and directors of the Debtors or the Reorganized Company, as applicable: (i) the adoption of the Reorganized Company's bylaws and certificate of incorporation, (ii) the initial selection of directors and officers of Reorganized Company, (iii) the distribution of cash and the issuance and distribution of New Securities, (iv) the approval of the Merger, (v) the ratification of the Merger Agreement and (vi) all other corporate action to be taken or required by the Debtors or Reorganized Company, as applicable, to effectuate the Plan and all agreements and transactions provided for or contemplated by the Plan.

                                   ARTICLE VI
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       Assumption or Rejection of Executory Contracts and Unexpired Leases

         On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected by the Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contract or unexpired lease that is the subject of a separate motion to assume filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order, (ii) executory contracts and unexpired leases listed on Exhibit E to the Disclosure Statement, and (iii) all executory contracts or unexpired leases assumed under this Plan or by order of the Bankruptcy Court entered before the Confirmation Date and not subsequently terminated pursuant to an order of the Bankruptcy Court. The Debtors reserve the right to amend, alter or modify Exhibit E at any time prior to the Confirmation Hearing. The Debtors will provide notice of any amendments to Exhibit E to the parties to the executory contracts or unexpired leases affected thereby.

B.       Cure of Defaults

         Except as may otherwise be agreed to by the parties, within 60 days after the Effective Date, the Reorganized Company shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Company's liability with respect thereto, or as may otherwise be agreed to by the parties.

C. Bar Date for Filing Proofs of Claims Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan

         Claims based on executory contracts or unexpired leases that were rejected on or prior to the Claims Bar Date that were not filed by that date shall be disallowed and forever barred. Claims arising out of the rejection of an executory contract or unexpired lease designated for rejection under the Plan must be filed with the Court and served upon the Debtors or Reorganized Company or as otherwise may be provided in the Confirmation Order by no later than 30 days after the notice of entry of an order approving such rejection. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their Estates, the Reorganized Company and their property, and the holders thereof shall not be entitled to any distribution under this Plan or otherwise from the Debtors or Reorganized Company. Claims required to be filed pursuant to a Final Order entered prior to the Confirmation Date shall be forever barred and disallowed if not filed within the time specified in such Final Order. Unless otherwise ordered by the Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

                                   ARTICLE VII
                   SUBSTANTIVE CONSOLIDATION FOR PLAN PURPOSES

A.       Substantive Consolidation for Plan Purposes

         Except as expressly provided in the Plan, the Debtors and each Reorganized Company shall continue to maintain their separate corporate existence for all purposes other than the treatment of Claims under the Plan. This Plan shall serve as a motion seeking entry of an order substantively consolidating the Estates of the Debtors. Pursuant thereto, on the Effective Date, (i) all intercompany Claims by and among the Debtors shall be eliminated;
(ii) all assets and liabilities of the Debtors shall be merged and treated as though they were merged; (iii) all prepetition guarantees, indemnifications or similar financial assurances of or assumptions by one Debtor of any obligation of another Debtor shall be eliminated; (iv) any obligation of any Debtor and all guarantees or assumptions, indemnifications or similar financial assurances thereof by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; provided, however, that where one or more of the Debtors that is an obligor has been released of its obligations by operation of applicable law or agreement, each Debtor shall be deemed released; (v) any Claims filed or to be filed or scheduled respecting any such obligation shall be deemed one Claim against the consolidated Debtors; and (vi) each and every Claim filed in the individual chapter 11 case of any of the Debtors shall be deemed filed against the consolidated Debtors in the consolidated Case and shall be deemed a single obligation of all of the Debtors under the Plan. On the Confirmation Date, but subject to the occurrence of the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other party shall be discharged, released and of no further force and effect; provided, however, that nothing herein shall affect the obligations of each of the Debtors under the Plan.

B.       Order Granting Substantive Consolidation

         Unless an objection to substantive consolidation is made in writing by any Creditor affected by the Plan as herein provided on or before the date that is fixed by the Court as the last date on which acceptances to this Plan may be received, or such other date as may be fixed by the Court, the cases shall be substantively consolidated by the Court as provided in the Confirmation Order. In the event any such objections are timely filed, a hearing with respect thereto shall be scheduled by the Court, which hearing may, but need not, coincide with the hearing to consider confirmation of the Plan.

                                  ARTICLE VIII
                         CONFIRMATION AND EFFECTIVE DATE

A.       Conditions Precedent to Effectiveness

         The Plan shall not become effective until the following conditions precedent shall have occurred:

         1. The Confirmation Order shall have been entered and shall contain the following provisions:

         (a) except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b), section 5 of the Securities Act of 1933 (15 U.S.C. Section 77(d)), or any state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in securities, does not apply to the transactions provided for in this Plan; provided, however, that in the event the Court should refuse to enter a Confirmation Order that is deemed to include such a finding, the Debtors shall have the option of withdrawing the Plan or proceeding without the Bankruptcy Code section 1145 qualification, and

         (b) acceptance of the Plan has been made in good faith and in compliance with the applicable provisions of the Bankruptcy Code as contemplated by section 1125(e) of the Bankruptcy Code.

         2. There shall be no stay in effect with respect to the Confirmation Order;

         3. The Reorganized Company shall have credit available under the Exit Financing Facility to provide the Reorganized Company with financing sufficient to meet its cash obligations under the Plan and its business requirements as of and after the Effective Date;

         4. All actions, documents and agreements necessary to implement shall have been effected or executed and delivered; and

         5. Each of the Plan documents and the New Securities shall have been effected or executed and delivered.

                                   ARTICLE IX
                              OBJECTIONS TO CLAIMS

         The Debtors and the Reorganized Company shall be entitled to file objections to proofs of claim at any time prior to the closing of the Case. Notwithstanding any other provision of the Plan specifying a date or time for payment or distributions, payments and distributions in respect of any Claim which as of such date is disputed, unliquidated, or contingent shall not be made until such Claim becomes an Allowed Claim whereupon such payments and distributions shall be made promptly or as otherwise provided for in the Plan. In the event that, at the time a payment is to be made to holders of Claims in a specific class, a Claim that would otherwise be a Claim in that class remains disputed, unliquidated or contingent, the Reorganized Company shall reserve from its distribution to said class an amount estimated to be sufficient to pay the amount of such disputed, unliquidated and contingent Claims. The Reorganized Company shall distribute the appropriate amount to the holder of such disputed, unliquidated and contingent Claims at such time, if any, as those Claims become Allowed Claims.

                                    ARTICLE X

                           PROVISIONS REGARDING VOTING
                        AND DISTRIBUTIONS UNDER THE PLAN


A.       Voting of Claims

         Each holder of an Allowed Claim in an impaired Class which retains or receives property under the Plan shall be entitled to vote separately to accept or reject the Plan and indicate such vote on a duly executed and delivered Ballot as provided in such order as is entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.

B.       Nonconsensual Confirmation

         If any impaired Class entitled to vote shall not accept the Plan by the requisite statutory majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors and the Reorganized Company reserve the right (a) to undertake to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code and (b) to amend the Plan to the extent necessary to obtain entry of the Confirmation Order.

C.       Method of Distributions Under the Plan

         1. In General. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by the Reorganized Company to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record Date, unless the Debtors or Reorganized Company have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or notice of transfer of claim filed by such holder that provides an address for such holder different from the address reflected on the Schedules.

         2. Distributions of Cash. Any payment of cash made by the Reorganized Company pursuant to the Plan shall be made by check drawn on a domestic bank.

         3. Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a business day shall be made on the next succeeding business day.

         4. Fractional Cents. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of .50 or less and rounding up in the case of more than .50).

         5. Fractional Shares, New Warrants, Financing Warrants. No fractional shares of Class A Common Stock, Class B Common Stock or fractional New Warrants, Fremont Warrants, Individual Warrants or cash in lieu thereof shall be distributed under the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants that is not a whole number, the actual distribution of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants shall be rounded up to the nearest whole number. The total number of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided in this Section XC5.

         6. Unclaimed Distributions. Any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in the Reorganized Company and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred.

         7. Distributions to Equity Interest Holders as of the Record Date. As of the close of business on the Record Date, the transfer ledgers (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Equity Interests. Debtors and Reorganized Company shall have no obligation to recognize any transfer of any Equity Interests occurring after the Record Date. Debtors and Reorganized Company shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan) with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

                                   ARTICLE XI
            PROVISIONS REGARDING RELEASES, INJUNCTIONS AND DISCHARGE

A.       Injunction

         The Confirmation Order shall provide for, and shall operate as, an injunction against the commencement or continuation of any action to collect, recover, or offset from any of the Debtors or the Reorganized Company, or any property of any of the Debtors or the Reorganized Company, any Claim or Equity Interest that is treated in this Plan except as otherwise permitted by this Plan or by Final Order of the Court. The Court shall have jurisdiction to determine and award damages for any violation of the injunction provided for in this Plan or the Confirmation Order, including, without limitation, compensatory damages, professional fees, expenses and costs, and exemplary damages for any willful violation of the injunction.

B.       Discharge of Debtors

         Except as otherwise expressly provided in section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final satisfaction, settlement, release and discharge as against the Debtors of any debt that arose before the Effective Date and any debt of a kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code and all Claims and Equity Interests of any nature, including, without limitation, any interest accrued thereon from and after the Petition Date, whether or not (i) a proof of Claim or Equity Interest based on such debt, obligation or equity interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is Allowed under section 502 of the Bankruptcy Code or (iii) the holder of such Claim or Equity Interest, has accepted the Plan.

                                   ARTICLE XII

                           MANDATORY PLAN PROVISIONS;
                      COMPLIANCE WITH LOCAL BANKRUPTCY RULE


A.       Prohibition on Issuance of Nonvoting Equity Securities

         The Debtors' charters shall, and is hereby deemed (i) to provide that nonvoting equity securities in the Debtors may not be issued, and (ii) to provide, as to the classes of security possessing voting power, for an appropriate distribution of such power among the classes, including, in the case of any class of equity securities having a preference over another class with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in payment of such dividends.

B.       Post-Confirmation Reports

         Pursuant to the terms of Local Bankruptcy Rule 3020-2, six (6) months after entry of the Confirmation Order, or within such other time as the Court may direct, the Reorganized Company, or such other party as the Court may designate, shall file and serve, pursuant to Local Bankruptcy Rules 9013-3 and 3020-2, a report setting forth the actions taken and progress made toward consummation of the Plan until the Final Decree is entered. Thereafter any Creditor may request information regarding disbursement under the Plan from Debtors or the Reorganized Company in writing.

                                  ARTICLE XIII
                            RETENTION OF JURISDICTION

         After Confirmation and until entry of a Final Order under section 350 of the Bankruptcy Code, the Court shall retain and have exclusive jurisdiction and authority for all purposes as allowed under the Bankruptcy Code and other applicable law including, without limitation, proceedings that relate to:

         (a) to hear and determine any and all objections to the allowance of any Claims or any controversies as to the classification of any Claims; provided that only Debtors and the Reorganized Company may file objections to Claims;

         (b) to hear and determine any and all applications by Professionals for compensation and reimbursement of expenses;

         (c) to hear and determine any and all pending applications for the rejection and disaffirmance of executory contracts and unexpired leases, and fix and allow any Claims resulting therefrom;

         (d) to liquidate any Disputed Claims;

         (e) to enforce the provisions of the Plan, including the injunction, exculpation and releases provided for in the Plan;

         (f) to hear and determine any and all applications, adversary proceedings, contested matters and litigated matters;

         (g) to enable the Debtors to prosecute any and all proceedings which have been or may be brought prior to the Effective Date to set aside liens or encumbrances and to recover any transfers, assets, properties, or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any federal, state, or local laws;

         (h) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out its purpose and the intent of the Plan;

         (i) to determine any Claim or liability to a governmental unit which may be asserted as a result of the transactions contemplated herein;

         (j) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 364, 505 and 1146 of the Bankruptcy Code; and

         (k) to determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code.

         Whether or not a Final Order closing this Case has been entered pursuant to section 350 of the Bankruptcy Code, following Substantial Consummation the Court shall retain concurrent jurisdiction only to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or the Confirmation Order, as may be necessary to carry out the purposes and intent thereof. For the avoidance of doubt, following Substantial Consummation of the Plan the Court shall not retain jurisdiction with respect to the Exit Financing Facility.

                                   ARTICLE XIV
                                  MISCELLANEOUS

A.       Provisions Applicable to All Claims

         The payment, distributions and other treatments provided in respect of each Allowed Claim pursuant to the terms of this Plan shall be in complete satisfaction, discharge and release of each such Claim or Equity Interest, unless otherwise specifically provided herein.

B.       Reservation of Debtors' Rights

         Unless otherwise specifically provided in this Plan, neither the filing of nor Confirmation of this Plan shall be interpreted or deemed to waive Debtors' rights under the Bankruptcy Code or other applicable, law to assert any cause of action or to otherwise seek relief, including pursuant to any Avoiding Action against any person or entity.

C.       Effectuating Documents and Further Transactions

         Each of the Debtors or Reorganized Company, as the case may be, is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

D.       Exemption from Transfer Taxes

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

E.       Exculpation

         None of the Debtors, the Reorganized Debtors, the Creditors' Committee, Cambridge, HRAC nor any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Company, the Creditors' Committee, Cambridge, HRAC and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

F.       Amendment or Modification of the Plan

         Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder. The Debtors may, without notice to holders of Claims or Equity Interests insofar as it does not materially and adversely affect the interests of any such holders, correct any defect or omission in this Plan and any exhibit hereto, in the Disclosure Statement and any exhibit thereto or in any other document in connection with this Plan or the Disclosure Statement.

G.       Severability

         In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision hereof.

H.       Revocation or Withdrawal of the Plan

         The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other party or to prejudice in any manner the fights of the Debtors or any party in any further proceedings involving the Debtors.

I.       Binding Effect

         The provisions of this Plan shall bind the Debtors, the Reorganized Company, the Creditors, and any successor or assign including a Chapter 7 or Chapter 11 trustee, and shall bind any person or entity asserting a Claim against any of the Debtors or the Estate, and any person or entity asserting an Equity Interest in any of the Debtors, whether or not the Claim or Equity Interest is impaired Under this Plan, and whether or not such person or entity has accepted the Plan.

Columbus, Ohio
Dated: June 24, 1998


                                          Gaylord Companies, Inc.


                                          /s/ John D. Critser
                                          ----------------------------------
                                          By: John D. Critser
                                                Its: President



                                          The Cookstore, Inc.


                                          /s/ John D. Critser
                                          ----------------------------------
                                          By: John D. Critser
                                                Its: President



                                          The Cookstore Worthington, Inc.


                                          /s/ John D. Critser
                                          ----------------------------------
                                          By: John D. Critser
                                                Its: President

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION


In re:

GAYLORD COMPANIES, INC.                       :        Case No.       97-60560

Joint Administered With:

GAYLORD BOOK COMPANY,                         :        Case No.       97-60562
GAYLORD'S, INC.,                              :        Case No.       97-60561
SAWWORTH BOOK COMPANY,                        :        Case No.       97-60563
GAYLORD ENTERPRISES, INC.,                    :        Case No.       97-60564
THE COOKSTORE, INC., and                      :        Case No.       97-60565
THE COOKSTORE WORTHINGTON, INC.;                       Case No.       97-60566

                                              :        Chapter 11

         Debtors.                             :        (Judge Caldwell)


            NOTICE OF ERRATA IN THE AMENDED DISCLOSURE STATEMENT AND
           AMENDED PLAN OF REORGANIZATION OF GAYLORD COMPANIES, INC.,
            THE COOKSTORE, INC. AND THE COOKSTORE WORTHINGTON, INC.,
                               DATED JUNE 24, 1998


TO:  All Creditors, Equity Security Holders and Parties In Interest


         On June 24, 1998, Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc, (collectively, the "Debtors") filed an Amended Plan of Reorganization (the "Amended Plan") and an Amended Disclosure Statement (the "Amended Disclosure Statement'). Upon further review, the Debtors have discovered the following errors in the Amended Disclosure Statement and Amended Plan.

     (1) Page 35 of the Amended Disclosure Statement and page 19 of the Amended Plan, in the discussion of the treatment of Class 7 Equity Interest Holders, should be amended as follows (new text in bold face, removed text lined out):

               ... the common shares of Gaylord Companies shall be extinguished, and the holders of an Allowed Equity Interest in Class 7 shall receive their pro rata share of 85,777 shares of Class B Common Stock equal to eight percent (8%) of the number of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Reorganized Parent as of the Effective Date giving effect to the exercise of the New Warrants and before the exercise of the Financing Warrants.

          The documents should state that the holders of Class 7 Equity Interests will receive their pro rata shares of 85,777 shares of Class B Common Stock. This is equal to approximately five percent (5%) rather than eight percent (8%) of the number of issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Reorganized Parent after the Effective Date giving effect to the exercise of the new Warrants and before the exercise of the Financing Warrants. This is currently reflected at page 47 of the Amended Disclosure Statement and page 23 of the Amended Plan.

     (2) On page 9 of the Amended Plan, the definition of "New Warrants" should state that the warrants expire October 30, 1999 rather than October 30, 1998.

     (3) On page 22 of the Amended Plan, section V.E.2.(2) should read as follows: 174,429 shares of Class A Common Stock to be reserved until such time as the holders of the New Warrants, the Fremont Warrants and the Individual Warrants exercise such warrants.

     (4) On page 23 of the Amended Plan section V.E.2.(3) should read as follows:
               154,951 shares of Class A Common Stock to be reserved until such time as the Class B Common Stock converts to Class A Common Stock pursuant to the terms of this Plan.

Dated:  July 2, 1998


                                             Respectfully submitted,



                                             /s/ Daniel R. Swetnam
                                             -----------------------------------
                                             Daniel R. Swetnam (0011022)
                                             Victoria E. Powers (0054589)
                                             Schottenstein, Zox & Dunn, L.P.A.
                                             41 South High Street, Ste. 2600
                                             Columbus, Ohio 43215
                                             (614) 462-2700
                                             Case Attorneys for the Debtors




                             CERTIFICATE OF SERVICE


         The undersigned hereby certifies that a copy of the foregoing Notice of Errata in the Amended Disclosure Statement and Amended Plan of Reorganization of Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc., Dated June 24, 1998 was served upon Nick V. Cavalieri, Esq., Arter & Hadden, One Columbus, 10 W. Broad Street, Columbus, Ohio 43215, counsel for the Official Committee of Unsecured Creditors, and to all creditors, equity security holders and other parties in interest upon which the Amended Disclosure Statement and Amended Plan dated June 24, 1998 were served, by depositing the same with the U. S. Postal Service, regular U. S.
mail, postage pre-paid, this 2nd day of July, 1998.



                                             /s/ Daniel R. Swetnam
                                             -----------------------------------

                                                                    EXHIBIT B



                             Washington, D.C. 20549

                                   FORM 10-KSB

(Mark One)

[x] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

     For the fiscal year ended December 31, 1996

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

     For the transition period from ______________ to ______________    EXHIBIT
                                                                           B

                         Commission File Number 1-13518

                             GAYLORD COMPANIES, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

        Delaware                                           31-1421571
-------------------------------                ---------------------------------
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                    4006 Venture Court, Columbus, Ohio 43228
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                    Issuer's telephone number: (614) 771-2777

    Securities registered pursuant to Section 12(b) of the Exchange Act: ___

      Securities registered pursuant to Section 12(g) of the Exchange Act:

                          Common Stock, $.01 par value
                          ----------------------------
                                (Title of Class)

                                    Warrants
                                ----------------
                                (Title of Class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                               YES __X__ NO _____

Check if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part M of this Form 10-KSB or any amendment to this Form 10-KSB. [ ]

Issuer's revenues for its most recent fiscal year $13,304,394.

The number of shares of Common Stock held by nonaffiliates of the registrant (as determined for the purpose of this Form 10-KSB only) as of February 28, 1997 was 1,854,475 with an approximate aggregate market value of $2,405,023 (based upon the average of the bid and asked prices of such shares as of such date). The number of shares of the Common Stock of the registrant outstanding as of February 28, 1997 was 3,785,000.

                                Table of Contents
                                                                          Page
                                              Item Number and Caption

PART I

Item 1   Business .........................................................   4
Item 2.  Properties .......................................................   10
Item 3.  Legal Proceedings.................................................   11
Item 4.  Submission of Matters to a Vote of Security Holders ..............   11

PART II

Item 5.  Market for Registrant's Common Equity and Related Stockholder
          Matters .........................................................   12
Item 6.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations..........................................  13
Item 7.  Financial Statements and Supplementary Data........................  16
Item 8.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure............................................ 17

PART III

Item 9.  Directors and Executive Officers ................................... 17
Item 10. Executive Compensation.............................................. 18
Item 11. Security Ownership of Certain Beneficial Owners and Management...... 19
Item 12. Certain Relationships and Related Transactions...................... 21
Item 13. Exhibits, Financial Statement Schedule & and Reports on Form 8-K.... 22

                                     PART I

Item 1.  Business.

         Gaylord Companies, Inc. (the "Company") is a specialty retailer of books in "Little Professor" bookstores (the "Bookstores") and quality cookware and serving equipment, cooking accessories and certain select food products as well as cookbooks and food-related publications in specialty retail stores (the "Cookstores"). Unless the context otherwise indicates, the term "Company" includes Gaylord Companies, Inc. and its six wholly-owned subsidiaries (the "Subsidiaries"). The Company owns and operates six Bookstores and six Cookstores.

              The Bookstores are operated pursuant to separate license agreements ("License Agreements") with Little Professor Book Centers, Inc. (the "Franchisor"). Five of the six Bookstores are known as Little Professor Book Company Superstores (the "Superstores"), while the other Bookstore is known as a bargain Bookstore.

The following table sets forth information relating to each of the Company's
Subsidiaries:

                              Date of
         Subsidiary        Incorporation       Store Location                Store Opening           Store Type
         ----------        -------------       --------------                -------------           ----------

Gaylord Book Company           1977       Lane Avenue Shopping Center,       August 1977       Little Professor Book
                                          Columbus, Ohio                                       Company Store
                                          Lane Avenue Shopping Center,       October 1993      Little Professor
                                          Columbus, Ohio                                       Bargain Bookstore
The Cookstore, Inc. . . .      1981       Lane Avenue Shopping Center,       October 1981      Cookstore
                                          Columbus, Ohio
                                          Summit Mall,                       December 1994     Cookstore
                                          Akron, Ohio
                                          Castleton Square Mall
                                          Indianapolis, Indiana              December 1996     Cookstore
                                          Florence Mall
                                          Florence, Kentucky                 December 1996     Cookstore
Sawworth Book                                                                                  Little Professor Book
   Company                     1984       Worthington Mall,                  October 1984      Company Bookstore
                                          Worthington, Ohio
                                          Plaza at Sawmill Place,            April 1985        Little Professor Book
                                          Columbus, Ohio                                       Company Bookstore
Gaylord's Inc                  1989       Forest Fair Mall,                  April 1989        Little Professor Book
                                          Cincinnati, Ohio                                     Company Bookstore
The Cookstore                             Worthington Mall,                  December 1993     Cookstore
Worthington, Inc.              1993       Worthington, Ohio
                                          The Mall at Fairfield Commons,     November 1994     Cookstore
                                          Beavercreek, Ohio
Gaylord Enterprises, Inc.      1993       Boardman Plaza,                    December 1993     Little Professor Book
                                          Boardman, Ohio                                       Company Bookstore


         The Company was formed pursuant to the laws of the State of Delaware on July 19, 1994. The first of the Company's Subsidiaries was formed and commenced operating a Bookstore in 1977. The executive offices of the Company are located at 4006 Venture Court, Columbus, Ohio 43228. Its telephone number is (614) 771-2777.

Store Characteristics

              The six Bookstores are located in regional malls and shopping centers in Ohio. The Company operates five Superstores (the "Superstores"). The Superstores are based upon the Company's "superstore" concept and range from 8,000 to 18,000 square feet in size while offering 60,000 to 80,000 book titles. The Superstores offer thousands of foreign and domestic magazines, books on cassette, out-of-town newspapers, travel guides, maps and calendars. The Company also operates a bargain bookstore (the "Bargain Bookstore") which is approximately 2,000 square feet in size and offers approximately 10,000 book titles. The Bargain Bookstore sells deeply discounted publisher overstock, remaindered and used books. The Company's long-term strategy is to selectively locate and open additional Bookstores, although the Company does not have any present plans to do so.

         The six Cookstores are each approximately 3,300 square feet in size and are situated in regional retail malls. Each store offers approximately 5,000 different types of products which includes 30,000 to 50,000 separate items and includes products from over 200 vendors. The current product lines for the Cookstores fall into 12 distinct categories including accessories, bakeware, books, cookware, cutlery, electronics, food, furniture, gadgets, gifts, tableware and textiles. Management intends to use its existing Cookstores as the basic store design prototype for most of the Company's anticipated expansion. The Company is also considering implementing a "superstore" concept for the Cookstores. These superstore Cookstores would expand each product category carried in the basic prototype store, particularly the food and tableware categories. The superstore Cookstores would be in excess of 5,000 square feet in size.

Store Design and Ambiance

         The Company believes that it has created a warm, comfortable atmosphere in the Bookstores which are Superstores. The Superstores contain furnishings that include fireplaces, pianos, reading rooms and comfortable chairs, including special children's sections with child-sized furniture.

              In the Cookstores, the Company's strategy is to present the merchandise in what the Company believes is an upscale and fashionable setting. The full range of the stores' products are displayed and stocked on the retail floor. The merchandise is arranged by category for shopping convenience and every item is tagged with the current retail price. Feature displays are arranged throughout the store emphasizing seasonal products or particular themes.

Advertising

              The Superstores utilize marketing programs aimed at reading activities for readers of all ages including visits, readings, workshops and booksignings by locally and nationally acclaimed writers and book illustrators. The Superstores place special emphasis on marketing aimed at the sale of children's books including its "Rug Club Storytime" and "Read-n-Grow Kid's Club" reading programs for children.

         Current Cookstore promotions center around seasonal events and holidays in which certain product lines are traditional favorites. Promotions are planned around in-store demonstrations and are advertised in local newspapers, press releases and/or through direct mail and point of sale materials.

Customer Service

         The Company emphasizes customer service in both the Bookstores and Cookstores and, through its salespeople, strives to provide its customers with an enjoyable shopping experience. The Company adheres to a number of customer service policies and practices to reinforce customer confidence in the Company.

Expansion

         The Company's strategy is to expand its Cookstore locations into regional malls and strip shopping centers and other select sites throughout the country, with an emphasis in the Midwest. The Company plans to open additional Cookstores. The number of additional Cookstores that will be opened will be dependent upon site opportunities, the ability of the Company to secure additional financing the cost of opening such stores, the renewal of the Company's existing credit facilities and cash flow from operations. However, there can be no assurance that additional Cookstores will be opened. The Company believes that the primary markets for the basic Cookstore are middle to upper income shopping destinations. The majority of these locations are in regional shopping malls located in suburban and urban core revitalization areas. Smaller specialty malls and select, upper end in-line shopping centers are additional target locations. The Company believes that due to the industry's highly fragmented nature, and the relatively few number of stores of its chief national competitors, Williams Sonoma, Inc., Bed Bath & Beyond, Linens & Things and Lechter's, Inc., there are hundreds of prime locations available for future Cookstores although there is no assurance that such locations can be obtained on terms favorable or acceptable to the Company.

         The Company intends to continue expansion close to its current Midwest base. The Company intends to focus on those locations in which products may be delivered direct from suppliers by United Parcel Service or truck, eliminating the costs which would be necessitated by central warehousing and distribution. Prime considerations for successful new stores are market and site demographics, competition and the Company's ability to successfully manage the logistics of store operations.

Competition

The Bookstores

         The retail bookselling business is highly competitive. The Company competes in the bookstore business with Barnes & Noble, Inc., Media Play, a division of Musicland Stores Corporation, and Borders-Walden Group. In the Bookstore business, the Company competes with other national chains, which operate substantially more superstores than the Company. The Company also competes with regional chains, as well as independent single store operators, local multi-store operators, department stores, variety discounters, drug stores and warehouse clubs. The Company competes with its competitors on the basis of price and its presentation of its products. Many of the Company's competitors have been expanding in both store size and number of outlets, while others have announced their intentions to pursue such expansion. In addition, certain of the Company's competitors have substantially greater financial, advertising and other resources than the Company, which may give them certain competitive advantages.

The Cookstores

         The specialty retail business is highly competitive. The Company's stores compete against a wide variety of stores, including department and specialty stores, as well as mail order catalogs. Certain of the Company's competitors have greater financial, distribution, advertising and marketing resources than the Company, which may give them certain competitive advantages. The Company competes on the basis of its selection and quality of merchandise, and service to its customers. While some cooking product lines are carried in many stores stocking a broad range of products, few stores specialize totally in kitchen/cookware as do the Cookstores. The specialized market is highly fragmented with many local independent stores and small regional chains. The only national specialized kitchen products stores are Williams-Sonoma, Inc. and Lechter's, Inc. In addition, the Company competes with other well-known stores, including Linens & Things and Bed Bath & Beyond. Other local and small regional competitors vary widely in design, product selection and customer service. The Company believes that most local competitors are small, highly specialized operations situated in less desirable retail or non-retail locations. While these operators may be localized competition for the Cookstores, the Company believes that most markets do not have significant local operators and few competitors, with the exception of Williams-Sonoma, Inc. and Lechter's, Inc., are located in the mall locations where the Company anticipates opening Cookstores.

Suppliers and Distribution

         The Company purchases approximately 64% of its products for the Bookstores from Ingram Book Company (the "Consignor") and approximately 10% from Unimag Distributors. The Bookstores do not purchase more than 5% of their inventory from any other single supplier. Four of the Subsidiaries are parties to five separate consignment agreements with the Consignor. Two of such consignment agreements may be terminated upon 120 days prior written notice by the Consignor. The balance of the consignment agreements may generally be terminated by the Consignor upon 270 days prior written notice. Although the Subsidiaries have not satisfied certain provisions in the consignment agreements, the Consignor has never declared a default under any of the consignment agreements, or expressed an intention to do so. Specifically, the Company has not met the provisions in the consignment agreements with respect to the required inventory turnover ratios. The inventory turnover provisions under the consignment agreements require the Company to sell consigned goods at a rate equal to 2.5 to 3 times the average amount of consigned goods held by the Company at certain Bookstore locations on an annualized and/or a calendar year basis. In 1996 the Company failed to meet such requirements in the five Bookstores subject to the consignment agreements. The inventory turnover ratios ranged from 41% to 70%, of the required inventory turnover ratios for each of the Bookstores, respectively. In addition, the Company may have failed to comply with the provisions in the consignment agreement with respect to the amount of consigned goods on hand in two of the Bookstores. The Company does not anticipate curing such defaults in the future unless required to do so by the Consignor. Upon a default by any of the Subsidiaries under any of the consignment agreements, the Consignor may terminate all of such consignment agreements. Management believes that the consignment agreements with the Consignor are advantageous to the Company and that in the event that such consignment agreements are terminated, there could be a material adverse affect on the Company. The Cookstores acquire their inventory from approximately 200 suppliers and do not purchase more than 5% of their inventory from any single supplier. The Company does not have any written supply agreements with these vendors, who are not obligated to continue to furnish products to the Company.

         The Company believes that its decentralized distribution and inventory control system has significantly enhanced its ability to control costs and to manage its inventory on a store-by-store basis for both the Bookstores and the Cookstores. The Company's suppliers ship inventory directly to the stores and almost all of the inventory is displayed and stocked on the retail floor. Management believes that this distribution system has resulted in significant cost savings for the Company. Although the Company may make commitments for significant warehouse space in the future, management believes that its present distribution system can continue to be utilized in connection with the Company's plans for expansion. However, there is no assurance that the Company will not have to centralize its inventory and lease warehouse space in connection with the Company's plans for expansion.

Management Information System

         The Company's information systems provide management with sales, inventory and other information and are important to the Company's ability to achieve cost efficiencies, operate profitably and control shrinkage. The Company uses retail point-of-sale systems which are polled daily and which generate sales reports and supporting documentation which are forwarded to the main office for auditing and input into the Company's automated accounting program. The point-of-sale system provides daily accounting of sales and gross profit as well as other control items such as discounts, price overrides and refunds. Financial statements, including income statements and balance sheets, are produced monthly for each location. Complete inventories are taken once or twice a year. Each item in the Bookstores and the Cookstores has its own distinct item number which is used by the point-of-sales system to record sale and cost information. Items are also tracked for reorder information and generation of historical sales reports used to make purchasing and reorder decisions.

License Agreements

              Four of the Subsidiaries have entered into five separate License Agreements with the Franchisor, Little Professor Book Centers, Inc., with respect to the Bookstores. The License Agreements replaced separate franchise agreements relating to five of the Bookstores. The Company owns approximately 11% of the outstanding common stock of the Franchisor. The initial term of the License Agreements expired on December 31, 1996 and may be extended by the Company until December 31, 2001. The Company and the Franchisor have agreed to renew the License Agreement on a month-to-month basis. The Company will pay to the Franchisor a royalty of 1/2 of 1% of monthly sales for all of the

Bookstores. If there is a default by any of the Subsidiaries under any one of the License Agreements, then the Franchisor may terminate all of the License Agreements.

         The Company and the Franchisor have also entered into a separate agreement (the "Supplementary Agreement") which includes, among other things, consulting services to be rendered to the Franchisor, rights of first refusal permitting the Company to open additional franchises, the termination of the License Agreements and the Franchisor's repurchase of its common stock owned by the Company. Pursuant to the Supplementary Agreement, the Company or the Franchisor may terminate the License Agreements and the Supplementary Agreement upon 12 months notice and the payment of $100,000. The initial term of the Supplementary Agreement expired on December 31, 1996 and may be extended by the Franchisor until December 31, 2001. The Company and the Franchisor have agreed to renew the Supplementary Agreement on a month-to-month basis. In addition, upon the termination of the Supplementary Agreement, the Franchisor has the right to purchase its shares of common stock owned by the Company at the greatest of the cost to the Company, the book value or the fair market value of such shares. The Franchisor has granted the Company a right of first refusal for the opening of any Little Professor Bookstore in Ohio, or in Collier County or Lee County, Florida. The Company has not exercised its right of first refusal in either Ohio or Florida to date. Management believes that the Company would have to consider its ability to manage the logistics of store operations in locations that are distant from its principal executive offices in Columbus, Ohio before electing to open any Little Professor Bookstores in Florida.

         Upon the opening of Little Professor Book Company bookstores by third parties in excess of 8,000 square feet in size, the Franchisor will pay to the Company the greater of $10,000 or 15% of the Franchisor's then current initial franchise fees plus 2/ 10 of 1% of the monthly sales during the initial term of any such agreements.

Trademarks

         The Cookstore, Inc. has been granted a registered trademark for "The Cookstore" with the United States Patent and Trademark Office. The Company intends to submit applications to register any new trademarks that it develops in the future.

Employees

         As of December 31, 1996, the Company had 93 full-time employees and 100 part-time employees of which 180 were involved in retail store sales and 13 in general management and administration. The Company believes its success will depend upon its ability to identify, hire and retain capable management. As there is significant competition for qualified personnel, there can be no assurance that the Company will succeed in recruiting or retaining suitable staff. In particular, the Company's success is dependent on the continued availability of both John Gaylord and John D. Critser, either of whose loss or impairment could have a material adverse affect on the Company. The Company considers its relations with its employees, none of whom are covered by collective bargaining agreements, to be generally good.

Insurance

              The Company presently maintains insurance as required by law, including workers' compensation coverage, and liability insurance in respect of hazards on the Company's business premises. The Company carries a general liability policy which provides for coverage of $1,000,000 per occurrence and $2,000,000 in the aggregate. The Company carries key man life insurance in the amount of $1,000,000 on the lives of both John Gaylord and John D. Critser with the Company as beneficiary.

Seasonality

              The Company's business is subject to substantial seasonal variations. Historically, a significant portion of the Company's net sales and net earnings have been realized during the period from October through December, and levels of net sales and net earnings have generally been significantly lower during the period from February through July.

Item 2.  Properties.

         The Company currently operates and occupies, pursuant to written leases, five Superstores, one Bargain Bookstore and six Cookstores. Total rental expenses for the Company's real estate leases were $1,156,662 and $1,512,178 in 1995 and 1996, respectively.

         The five Superstores average approximately 13,156 square feet in size and have current minimum rents which average approximately $12.60 per square foot. All of the Bookstore leases have initial terms which expire between September 1998 and December 2003, and four of the five leases give the Company an option or options to renew the lease for additional periods ranging from five to ten years. The Bargain Bookstore operates under a month-to-month lease, is approximately 2,000 square feet, and pays 10% of its gross receipts as rent. The Cookstores average approximately 3,475 square feet and have current minimum rents which average approximately $25.71 per square foot. All of the Cookstore leases have initial terms which expire between 2004 and 2006 and one of the six leases gives the Company an option to renew the lease for an additional five years.

         In addition to current minimum rent, the Bookstore and Cookstore leases generally require the Company to pay additional rent which is calculated as a percentage of gross sales over an agreed upon figure. For the Bookstore leases, the percentage ranges from 3% to 10. 5% and the amount of gross sales ranges from approximately $971,000 to $4,426,000. For the Cookstore leases, the percentage ranges from 59% to 6% and the gross sales number ranges from approximately $959,000 to $1,800,000. Generally, except for the Forest Fair Mall site, the Company has not paid percentage rent in excess of minimum base rent. In addition, the Company is generally obligated to pay common area maintenance charges and other charges on each of the Superstores, and Cookstores leases.

         All of the Company's leased properties are situated in regional malls, specialty centers or strip centers located in Ohio. The Company leases 9,620 square feet for a Superstore, 2,000 square feet for a Bargain Bookstore and 3,298 square feet for a Cookstore at the Lane Avenue Shopping Center, Columbus, Ohio, a 225,000 square foot enclosed specialty center containing approximately 100 stores, including Talbots, Banana Republic and Bombay Company. The Company leases 8,929 square feet for a Superstore and 3,341 square feet for a Cookstore at the Worthington Mall, Worthington, Ohio, a 175,000 square foot enclosed specialty center containing approximately 50 stores including Talbots, The Gap, Ann Taylor and Jos. A. Bank. The Company leases 17,356 square feet for a Superstore at the Plaza at Sawmill Place, Columbus, Ohio, a 110,000 square foot strip center containing approximately 25 stores, including Service Merchandise and Blockbuster Video. The Company leases 18,312 square feet for a Superstore at the Forest Fair Mall, Cincinnati, Ohio, a 1,400,000 square foot enclosed regional center containing approximately 100 stores, including Elder Beerman, Parisian and Biggs. The Company leases 11,565 square feet for a Superstore at Boardman Plaza, Boardman, Ohio, a 450,000 square foot strip center containing approximately 100 stores, including Burlington Coat Factory and Radio Shack. The Company leases 3,598 square feet for a Cookstore at the Mall at Fairfield Commons, Beavercreek, Ohio, a suburb of Dayton, which is a 1,000,000 square foot major regional mall with approximately 100 stores, including The Limited, The Gap and five major department stores. The Company leases 3,227 square feet for a Cookstore at the Summit Mall in Akron, Ohio, which is an 850,000 square foot major regional mall with approximately 100 stores, including Kaufman's, Dillards, The Limited and The Gap. The Company leases 3,790 square feet for a Cookstore at the Castleton Square Mall in Indianapolis, Indiana which is a 1,000,000 square foot major regional mall with approximately 100 specialty stores and five major department stores. The Company leases 3,598 square feet for a Cookstore at the Florence Mall in Florence, Kentucky which is a 1,000,000 square foot major regional mall with approximately 100 specialty stores and four major department stores.

Item 3.  Legal Proceedings.

         None.

Item 4.  Submission of Matters to a Vote of Security Holders.

         On November 6, 1996 the Company held an annual meeting of the stockholders. At the meeting John Gaylord, George Gaylord, John D. Critser and Martin C. Licht were re-elected to the board of directors. Of the shares voted, 2,374,094 voted for all of the directors and 4,500 abstained.

         In addition, the stockholders ratified Feldman Radin & Co., P.C. as the Company's independent auditors for the year ended December 31, 1996 and ratified the amendment of the Company's certificate of incorporation increasing the number of authorized shares of Common Stock from 10,000,000 to 50,000,000. Of the shares voted with respect to the ratification of Feldman Radin & Co., P.C. as the Company's auditors, 2,348,594 voted for ratification, 500 voted against ratification and 30,000 abstained. Of the shares voted with respect to the ratification of the amendment of the Company's certificate of incorporation 2,330,464 voted for ratification, 15,000 voted against ratification and 33,600 abstained.

                                     PART II

Item 5.  Market for Registrant's Common Equity and Related Stockholder Matters.

Market Information

         The Common Stock and the Redeemable Warrants are quoted on the NASDAQ Small Market under the symbols GJCO and GJCOW, respectively, and on the Boston Stock Exchange under the symbols GJC and GJCW, respectively. The following table sets forth the range of high and low bid quotations of the Common Stock through February 28, 1997 as reported by the NASDAQ Small Cap Market. The quotations reflect inter-dealer prices without retail mark-ups, mark-downs, or commissions and may not represent actual transactions. Prior to October 31, 1995 there was no public market for the Common Stock or the Redeemable Warrants.

                                                    Common Stock
                                       --------------------------------------
                                       High                              Low
1995
Fourth Quarter*..........................4                                 3

1996
First Quarter............................5                             1 1/2
Second Quarter......................3 5/16                               7/8
Third Quarter............................2                               7/8
Fourth Quarter.....................1 17/32                             27/32

1997
First Quarter (through February 28, 1997) 1 1/2                            1

* Prior to such time there was no public market for the Company's Common Stock.

Holders

         As of February 28, 1997 the Company had approximately 37 record holders of its Common Stock.

Private Placement

         In November 1996 in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended under Section 4(2) thereof and/or Rule 506 of Regulation D thereunder the Company issued an aggregate of $300,000 of the Company's promissory notes and 180,000 shares of the Company's common stock to three accredited investors.

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

         When used in the Form 10-KSB and in future filings by the Company with the Securities and Exchange Commission, the words or phrases "will likely result" and "the Company expects" "will Continue," "is anticipated," "estimated," "project," or "outlook" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company has no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

Results of Operations

Year Ended December 31, 1995 and 1996

Consolidated Operations

         The Company incurred a net loss of $987,810 in fiscal 1996 as compared to a net loss of $609,927. for fiscal 1995. The increase in the net loss in fiscal 1996 as compared to fiscal 1995 was primarily due to lower sales, higher store operating expenses and higher administrative expenses in fiscal 1996 as compared to fiscal 1995. Additionally, the Company did not record a tax benefit in fiscal 1996 as compared to a tax benefit of $267,490 for fiscal 1995.

         Net sales in fiscal 1996 were $13,304,394, a 3.0% decrease from net sales of $13,722,144 for fiscal 1995. The decrease was due primarily to the fact that while total Cookstore sales increased 15.0% and comparable Cookstore sales increased 5.8%, total Bookstore sales decreased 8.2% for fiscal 1996 as compared to fiscal 1995. All Bookstores sales are comparable.

         Cost of goods sold, including store occupancy and delivery costs, was $9,886,911 for fiscal 1996 as compared to $10,177,693 for fiscal 1995. Management believes that such decrease was due primarily to the decreased level of sales. Gross profit as a percentage of net sales was 25.8% for both fiscal 1995 and fiscal 1996.

         Store operating expenses for fiscal 1996 were $2,473,243 compared to $2,394,236 for fiscal 1995. Management believes that the increase in such expenses was due primarily to the reclassification of certain payroll expenses to store level operating expenses for fiscal 1996. Such expenses were classified as administrative expenses in fiscal 1995. Store operating expenses were 18.6% of net sales for fiscal 1996 as compared to 17.5% in fiscal 1995. Management believes that the increase in such expenses as a percentage of net sales is due primarily to the fact that while store level operating expenses increased in fiscal 1996 as compared to the prior year. net sales decreased.

         Administrative expenses for fiscal 1996 were $1,333,846 compared to $1,206,874 for fiscal 1995. Management believes that the increase in administrative expenses is due primarily to an increase in various professional and consulting fees in fiscal 1996 as compared to the prior year.

         Depreciation and amortization for fiscal 1996 were $193,810 compared to $246,991 for fiscal 1995 Management believes that the decrease in depreciation and amortization is due primarily to the fact that some assets had been completely depreciated and amortized in fiscal 1996 as compared to the prior year.

         Interest expenses for fiscal 1996 were $327,734 compared to $391,081 for fiscal 1995. Management believes that the decrease in interest expenses is due primarily to a lower level of bank debt in fiscal 1996 as compared to the same period in the prior year.

         Amortization of discount on notes payable for fiscal 1996 was $10,667 compared to $190,208 for fiscal 1995. Management believes that the decrease in amortization of discount on notes payable is due primarily to the fact that the amortization was accelerated upon the repayment of bridge loans in the aggregate principal of $500,000 after the completion of the Company's initial public offering during fiscal 1995 compared to fiscal 1996. Amortization of debt issue costs amounted to $139,319 in fiscal 1996. Such costs were related to the issuance of $622,500 in convertible notes during fiscal 1996.

Cookstore Operations

         Net sales in fiscal 1996 were $3,497,940, a 15.0% increase over net sales of $3,042,412 during fiscal 1995. Management believes that the increase was due primarily to the opening of the two newest Cookstores on December 1, 1996 and increases in comparable stores net sales. Comparable store net sales were up 5.8% in fiscal 1996 as compared to fiscal 1995.

         Cost of goods sold, including store occupancy and delivery costs, was $2,286,565 for fiscal 1996 as compared to $2,103,086 for fiscal 1995. Management believes that such increase was due primarily to the increased level of sales and the inclusion of the occupancy costs for the two newest Cookstores opened on December 1, 1996. Gross profit as a percentage of net sales was 34.6% for fiscal 1996 as compared to 30.9% during fiscal 1995. Management believes that the primary reasons for the higher gross profit as a percentage of net sales for fiscal 1996, as compared to fiscal 1995, are lower occupancy costs as a percentage of net sales due primarily to higher comparable store sales and seasonality in the two newest Cookstores that were open only a few weeks at the end of 1996. While the store occupancy cost portion of cost of goods sold is generally relatively fixed throughout the year, December net sales in the Cookstores generally are about 29% of total sales for the twelve month period.

Bookstore Operations

         Net sales in fiscal 1996 were $9,806,454, an 8.2% decrease from net sales of $10,679,732 in the prior year. Management believes that the decrease was due primarily to the fact that Superstore Bookstores in Boardman, Cincinnati and Columbus (Sawmill Road) posted significant sales decreases as a result of new competition from stores operated by Barnes & Noble, Inc. and Borders-Walden

Group, Inc., in close proximity in fiscal 1996. All Bookstore net sales are comparable in the period.

         Cost of goods sold, including store occupancy and delivery costs, were $7,580,345 for fiscal 1996 as compared to $8,074,607 for fiscal 1995. Gross profit as a percentage of net sales was 22.7% for fiscal 1996 as compared to 24.4% for fiscal 1995. Management believes that the decrease in the gross profit as a percentage of net sales for fiscal 1996 as compared to the same period in the prior year is due primarily to the fact that while sales decreased, occupancy costs were higher.

Liquidity and Capital Resources

         Through December 31, 1996, the Company has funded its requirements for working capital and capital expenditures primarily from the net proceeds of its initial public offering in November 1995 (the "Initial Public Offering"), through borrowings under its bank credit facilities, and the sale of the Company's debt and equity securities in private placements. In 1996 the Company sold $622,500 of convertible notes of which $352,500 had been converted as of December 31, 1996. As of December 31, 1996, the Company had a revolving line of credit of $395,000, secured term debt in the aggregate amount of $164,994, promissory notes in the face amount of $300,000 and subordinated notes in the aggregate amount of $270,000 ($150,000 of which were repaid in January 1997). The bank debt bears interest at 2.5% per annum over the prime rate of interest, the promissory notes bear interest at 8.0% per annum and $60,000 of the subordinated notes bear interest at 5.0% per annum and another $60,000 of the subordinated notes bear interest at 17.5% per annum. The line of credit and the secured term debt mature on May 31, 1997. Under the bank loan agreements, no additional advances will be made under the line of credit through the maturity date of May 31, 1997. The failure of the Company to refinance the Company's existing credit facilities, of which there can be no assurance, would have a material adverse affect on the Company.

         In June 1996 the Company consummated a private placement to 12 investors of an aggregate of $622,500 of its convertible notes at an interest rate of 5.0%. The principal amount of each convertible note is convertible into shares of Common Stock at the rate of $1.50 per share. The resale of the shares of Common Stock issuable upon the conversion of the convertible notes were registered under the Securities Act of 1933, as amended. As of December 31, 1996 an aggregate principal amount of $352,500 of the convertible notes had been converted to 235,000 shares of the Company's Common Stock, an aggregate principal amount of $150,000 has been repaid and of the remaining aggregate principal amount of $120,000, $60,000 was extended to mature at the demand of the bearer after June 10, 1997 at a new rate of interest of 17.5% and another $60,000 matured on March 27, 1997 and is currently in default. The notes are convertible into shares of Common Stock at the rate of $1.50 per share.

         The Company's capital expenditures totaled $26,775 in fiscal 1995 and $204,551 in fiscal 1996. Capital expenditures were higher in 1996 because the Company opened two new Cookstores.

         On November 7, 1995, the Company consummated the Initial Public Offering of 750,000 shares of common stock and 1,725,000 warrants at a price to the public of $3.00 and $0.10, respectively. In addition, certain principal stockholders of the Company purchased 60,000 shares of the Company's Series A Preferred Stock at a price of $5.00 per share.

         On November 11, 1996 the Company consummated a private placement of promissory notes in the aggregate principal amount of $300,000. The notes bear a rate of interest of 8.0% and mature on May 11, 1999.

         The Company had working capital of $231,457 at December 31, 1996 compared to working capital of $604,191 at December 31, 1995, a decrease of $372,734. Cash used by operating activities during fiscal 1996 was $671,186. The major elements comprising this amount consisted of the net loss of $987,810, offset by non-cash expenses aggregating approximately $260,000. Cash was used for increases to inventory and prepaid expenses aggregating approximately $496,000, which was offset by increases to accounts payable of approximately $552,000. In addition, approximately $205,000 was expended for purchases of property and equipment, primarily to open two new Cookstores. Financing activities, including issuances of equity and debt (net of repayments), provided the Company. with approximately $1,04 1,000 of the Company's cash.

         The Company has informal agreements with one of its major suppliers with respect to the reduction of certain charges. Such reductions aggregate approximately $283,000 at December 31, 1996, which is reflected as a reduction in the balance of the payable to this vendor on the Company's books. Such amounts have not formally been credited by the vendor to the Company's account.

         At December 31, 1996, the Company had approximately $398,000 recorded as deferred tax assets, representing amounts the Company believes are more likely than not to be recovered through future operations, of which there can be no assurance. Taxable income would need to aggregate approximately $1,000,000 prior to the expiration of these carry-forwards in the year 2011, for the Company to realize their full benefit. The Company's evaluation of the recoverability of deferred tax assets is based on certain assumptions regarding future operations of which there can be no assurance. Specifically, such evaluation assumes an annualized profitability on the two new Cookstores opened in December 1996, the anticipation of opening two additional Cookstores within three years of December 31, 1996 (and that such stores will experience similar profitability to the Company's existing Cookstores), and the absence of certain professional, consulting and finance charges incurred during fiscal 1996 which the Company believes are non-recurring.

         The Company anticipates that it will be necessary for the Company to refinance its existing credit facilities and raise additional capital during the next twelve months to increase the number of Cookstores and become profitable. However, there can be no assurance that this will occur. The failure of the Company to secure additional financing would have a material adverse affect on the Company.

Item 7. Financial Statements and Supplementary Data.

        See Item 13 of this Form 10-KSB, "Exhibits, Lists, and Reports on Form 8-K."

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

         None.


                                    PART III


Item 9.  Directors and Executive Officers

         The following table sets forth certain information concerning the directors and executive officers of the Company.

              Name                  Age                 Position
              ----                  ---                 --------
George Gaylord.......................70     Senior Chairman of the Board and Director
John Gaylord ........................42     Chairman of the Board, Chief Executive Officer,
                                            Treasurer, Chief Financial Officer and Director
John D. Critser .....................42     President, Chief Operating Officer and Director
Janet Gaylord Goodburn...............37     Secretary
Martin C. Licht .....................55     Director


         All directors of the Company hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualify. Officers serve at the discretion of the Board of Directors.

         The following is a brief summary of the background of each executive officer and director of the Company:

         George Gaylord has been a director and Senior Chairman of the Company since its inception in July 1994. Mr. Gaylord opened the Company's first Little Professor Book Center in 1970 and was Chairman and Chief Executive Officer of each of the Subsidiaries from their inception through November 1993. Mr. Gaylord has been a director and Chairman Emeritus of the Subsidiaries since November 1993. Mr. Gaylord is the father of John Gaylord, Janet Gaylord Goodburn, Susan Gaylord Noble and Judy Gaylord and is the uncle of John D. Critser.

         John Gaylord has been Chairman of the Board of Directors, Chief Executive Officer, Treasurer, Chief Financial Officer and a director of the Company since its inception in July 1994. Since November 1993, Mr. Gaylord has served as Chairman of the Board of Directors and Chief Executive Officer of the Subsidiaries. From August 1977 through November 1993, Mr. Gaylord served as President or Vice President of each of the Subsidiaries. Mr. Gaylord is the son of George Gaylord, the brother of Janet Gaylord Goodburn, Susan Gaylord Noble and Judy Gaylord, and the first cousin of John D. Critser.

         John D. Critser has been a director, President and Chief Operating Officer of the Company since its inception in July 1994. Mr. Critser has been President and Chief Operating Officer of each of the Subsidiaries since November 1993. Prior to joining the Company in July 1993, Mr. Critser was Vice President
- Store Operations for Eckerd Vision Group, a division of the Eckerd

Corporation. Mr. Critser joined Eckerd Corporation in 1983 as an operations manager and served as a Vice President of the Eckerd Vision Group since February 1991. He holds a B.S. degree in Administrative Science (1976) and an M.B.A. degree from the University of South Florida (1981). Mr. Critser is the first cousin of John Gaylord, Janet Gaylord Goodburn, Susan Gaylord Noble and Judy Gaylord and the nephew of George Gaylord.

         Janet Gaylord Goodburn has been the Secretary of the Company since its inception in July 1994. Commencing in October 1984 Ms. Goodburn served as a Vice President of each of the Subsidiaries and she has also served as the Secretary and/or Treasurer of certain of the Subsidiaries. Ms. Goodburn is the daughter of George Gaylord and the sister of John Gaylord, Susan Gaylord Noble and Judy Gaylord and the first cousin of John D. Critser.

         Martin C. Licht has been a director of the Company since November 1995. He has been a practicing attorney since 1967 and has been a partner of the law firm of Lane & Mittendorf LLP, since January 1997. Mr. Licht is also a director of two companies traded on the NASDAQ Small Capitalization Market, Natural Health Trends Corp. which owns and operates three vocational schools and is engaged in the business of complementary medicine and Cable & Co. Worldwide, Inc. which imports and markets footwear on a wholesale basis.

Directors' Compensation

         Directors of the Company do not receive any fixed compensation for their services as directors. However, the Board of Directors may authorize the payment of a fixed sum to non-employee directors for their attendance at regular and special meetings of the Board as is customary for similar companies. Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company. For the fiscal year ended December 31, 1996, neither the Company nor the Subsidiaries paid its directors any cash or other form of compensation for acting in such capacity except that directors who were also executive officers of the Company and Subsidiaries received cash compensation for acting in the capacity of executive officers.

Item 10. Executive Compensation.

         The following table provides a summary of cash and non-cash compensation for each of the last three fiscal years ended December 31, 1994, 1995 and 1996 with respect to the following officers of the Company:



                                         Annual Compensation                    Long-Term Compensation
                                         -------------------                    ----------------------
                                                                                  Awards           Payouts
                                                                                  ------           -------
                                                                                           Securities
                                                                              Restricted   Underlying
    Name and Principal                                      Other Annual        Stock      Options     LTIP         All Other
          Positions          Year   Salary($)   Bonus($)   Compensation($)(1) Award(s)($)    SARs(#)    Payouts($)  Compensation
          ---------          ----   ---------   --------   -----------------------------    -------    ----------  ------------
John Gaylord............     1996   134,048        --             --              --           --          --           --
   Chief Executive Officer   1995   136,259        --             --              --           --          --           --
   and Chairman of the       1994   139,832        --             --              --           --          --           --
   Board
George Gaylord..........     1996   145,423        --             --              --           --          --           --
   Senior Chairman of the    1995   216,010        --             --              --           --          --           --
   Board                     1994   234,641        --             --              --           --          --           --
John D. Critser.........     1996   122,532        --             --              --           --          --           --
   President and Chief       1995   103,076        --             --              --           --          --           --
   Operation Officer(2)      1994    88,443    $40,000(2)         --              --           --          --           --

---------------------------

(1) Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of each of such individual's total annual salary and bonus.

(2) Mr. Critser received 21,845 shares of Common Stock in 1994 which were valued at $40,000.

Employment and Consulting Agreements

         The Company has entered into employment agreements with George Gaylord, John Gaylord and John D. Critser, which will expire in April 1998, under which they each receive annual sums of $150,000 per annum. The agreements provide that the executive will be eligible to receive short-term incentive bonus compensation if the Company is profitable, the amount of which, if any, will be determined by the Board of Directors based on the employee's performance, contributions to the Company's success and on the Company's ability to pay such incentive compensation. The employment agreements also provide for termination based on death, disability, voluntary resignation or material failure in performance. The employment agreements provide for severance payments upon termination unless the executive is terminated without cause, in which case the executive will receive one year's salary as severance. The agreements contain non-competition provisions that preclude each executive from competing with the Company for a period of one year from the date of termination of employment.

Stock Options

         No options were granted to, held or exercised by, any of the Company's officers during the fiscal year ended December 31, 1996. The Company has adopted the 1994 Stock Option Plan under which up to 333,333 options to purchase shares of Common Stock may be granted to key employees, consultants and members of the Board of Directors of the Company. The exercise price of the options will be determined by the Stock Option Committee selected by the Board of Directors, but the exercise price will not be less than 85% of the fair market value of the Common Stock on the date of grant.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of February 28, 1997 as to the Common Stock and Series A Preferred Stock ownership of each of the Company's directors, executive officers, all executive officers and directors as a group and all persons known by the Company to be the beneficial owners of more than five percent of the Company's Common Stock.


                                                                                    Ownership of Common
                                                                                     Stock and Series A
                                               Common Stock         Common                                  Series A Preferred
                                                 Number of           Stock           Series A Preferred           Stock -
Name 2nd Address of Beneficial Owner             Shares (1)       Percentage           Stock - Number           Percentage
------------------------------------             ------           ----------           --------------           ----------
George Gaylord..........................      678,580(2)(4)         17.9%                    28,320                 47.2%
    611 Clarion Court
    Columbus, Ohio 43220
John Gaylord............................      496,036(2)(3)         13.1%                    20,720                 34.5
    8836 Finlarig Drive
    Dublin, Ohio 43017
Judy Gaylord............................      198,344(2)             5.2%                     2,945                  4.9
    8667 Blanca Ct.
    Powell, Ohio 43065
Janet Gaylord Goodburn..................      198,344(2)             5.2%                     2,946                  4.9
    3935 Cedric Lane
    Dublin, Ohio 43017
Susan Gaylord Noble.....................      198,344(2)             5.2%                     2,945                  4.9
    2933 Kicking Bird Trace
    Dublin, Ohio 43017
John D. Critser.........................      160,877 (2)(4)         4.3%                     2,124                  3.5
    8562 Torwoodlee Ct.
    Dublin, Ohio 43017
Martin C. Licht ........................             0                -                       -                       -
    Selden Lane
    Greenwich, Connecticut 06831
---------------------------------------------
All present officers and
Directors as a group
(5 persons).............................      1,533,837             40.5%                                              100%

(1) Unless otherwise noted, all persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock and Series A Preferred Stock beneficially owned by them.

(2) Each of these five members of the Gaylord family named, as well as John D. Critser, disclaims beneficial ownership of the securities owned by the other individuals named in the above table.

(3) Includes 71,345 shares of Common Stock and 2,960 shares of Series A Preferred Stock owned by John Gaylord's wife, Jennifer Lynn Gaylord.

(4) The foregoing does not reflect an agreement between Mr. Critser and George Gaylord whereby George Gaylord may purchase from Mr. Critser up to the following number of shares if Mr. Critser's employment with the Company is terminated for any reason during any of the 12-month periods ending on July 31st of the years indicated: 78,992 shares (1997) and 39,497 shares (1998). The purchase price for the shares of Common Stock will be Mr. Critser's cost.

Item 12. Certain Relationships and Related Transactions.

         Pursuant to an agreement dated September 12, 1994 between Gaylord Family Limited ("GFL) and the Franchisor, the Franchisor has agreed to make payments to GFL for the development of the superstore concept for two Little Professor bookstores. GFL is owned by John Gaylord, George Gaylord, Janet Gaylord Goodburn, Susan Gaylord Noble and Judy Gaylord. The Franchisor has agreed to pay to GFL 25% of the initial franchise fees and 33% of the royalties paid to the Franchisor by Little Professor bookstores unaffiliated with the Company located in Ft. Wayne, Indiana (the "Ft. Wayne Store") and Reston, Virginia (the "Reston Store"). GFL received $48,621 in 1995 and $21,670 in 1996 pursuant to such agreement. George Gaylord receives all of the payments, net of expenses, received by GFL from the Franchisor.

         John Gaylord and George Gaylord have guaranteed, jointly and severally, certain loans in the aggregate principal amount of $559,994 due to Bank One Columbus, N.A. John Gaylord and Jennifer Lynn Gaylord, his wife, and George Gaylord have mortgaged their respective residences to secure the guarantees. John Gaylord and Jennifer Lynn Gaylord have guaranteed, jointly and severally, the lease for the Cookstore located in the Lane Avenue Shopping Center, Columbus, Ohio. George Gaylord has guaranteed the lease for the Superstore located in the Lane Avenue Shopping Center, Columbus, Ohio. In, addition, John Gaylord and George Gaylord have jointly and severally guaranteed certain promissory notes in the aggregate principal amount of $300,000.

         George Gaylord is a founder of the Company and may be deemed a parent of the Company as a result of his ownership of approximately 17.9% of the Common Stock, his service as a director, and his relationship to his children who collectively owned approximately 28.7% of the Common Stock. John Gaylord may be deemed a parent of the Company as a result of his ownership of approximately 13.1% of the Common Stock, including the 71,345 shares of Common Stock owned by his wife, Jennifer Lynn Gaylord, his executive position, his service as a director, and his relationship to his father, George Gaylord, who owns approximately 17.9% of the Common Stock.

         As of December 31, 1996, George Gaylord, John Gaylord, Susan Gaylord Noble, Janet Gaylord Goodburn and Judy Gaylord owed the Company an aggregate of $67,112 in connection with advances made to such individuals by the Company and the Subsidiaries. The debt is evidenced by a term note (the "Note"), dated February 28, 1995, in the original principal amount of $88,701 executed by such individuals. Each of the parties are jointly and severally liable for the entire amount due under the Note. The Note bears interest at 8.5% per annum and is payable in sixty equal monthly installments of principal and interest which commenced August 1, 1995.

         Martin C. Licht, a partner of Lane & Mittendorf LLP, the Company's counsel, is a director of the Company. The Company paid $240,594 in 1995 and $185,000 in 1996 to law firms in which Martin C. Licht was a member.

Item 13. Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

(a)      Index to Financial Statements

     1.  Financial Statements

                                                                                                    Page
         Independent Auditor's Report                                                                 F-2

         Consolidated Balance Sheet - December 31, 1996                                               F-3

         Consolidated Statements of Operations - Years Ended December 31, 1996, and 1995              F-4

         Consolidated Statement of Changes in Stockholders' Equity - For the years ended
         December 31, 1996 and 1995                                                                   F-5

         Consolidated Statements of Cash Flow - Years Ended December 31, 1996, and 1995               F-6

         Notes to Financial Statements                                                                F-7

    2.   Financial Statement Schedules

                None

    3.   Exhibits Included Herein

                See Exhibit Index on page 25 hereof for the exhibits filed as part of this Form 10-KSB.

(b)      Reports on Form 8-K

     There were no reports on Form 8-K filed with the Securities and Exchange Commission during the quarter ended December 31, 1996.

(c)      Exhibit Index

Number                              Description of Exhibit
------                              ----------------------

3.1     --    Certificate of Incorporation of the Company. +
3.2     --    By-Laws of the Company. +

Number                              Description of Exhibit
------                              ----------------------

4.1     --    Form of Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as
              warrant agent. +
4.2     --    1994 Stock Option Plan, as amended. +
4.3     --    Specimen Certificate of the Company's Warrant. +
4.4     --    Form of Underwriter's Warrants. +
10.1    --    Form of Employment Agreement between the Company and John D. Critser. +
10.2    --    Form of Employment Agreement between the Company and John Gaylord. +
10.3    --    Form of Employment Agreement between the Company and George Gaylord. +
10.4    --    Agreements between the Subsidiaries and Bank One, Columbus, N.A. +
10.5    --    Exchange Agreement, dated as of August 1, 1994, by and among George Gaylord, John Gaylord, Janet
              Gaylord Goodburn, Susan Gaylord Noble, Judy Gaylord, Jennifer Lynn Gaylord, John D. Critser and
              Gaylord Companies, Inc. +
10.6    --    Lease, dated September 30, 1987, between UAP-Columbus JV326132, as Landlord, and Gaylord Book
              Company, as Tenant, as amended, for premises located at 1655 and 1657 West Lane Avenue, Lane Avenue
              Shopping Center, Upper Arlington, Ohio.+
10.7    --    Lease, dated December 15, 1988, between Retail Projects of Cincinnati, Inc., as Landlord, and
              Little Professor Enterprises, Inc., as Tenant, as subsequently assigned to Gaylord's Inc. and amended, for premises located at Space 180, Forest Fair Mall, Forest Park, Ohio. +
10.8    --    Lease, dated June 13, 1989, between UAP-Columbus JV326132, as Landlord, and The Cookstore, Inc., as
              Tenant, as amended, for premises located at 1677 West Lane Avenue, M-1/4 and M-6, Lane Avenue
              Shopping Center, Upper Arlington, Ohio. +
10.9    --    Lease, dated September 24, 1990, between Planned Communities Company, as Landlord, and Little
              Professor Enterprises, Inc., as Tenant, for premises located at Worthington Square Shopping Center,
              Worthington, Ohio. +
10.10   --    Lease, dated July 16, 1992, between Sawmill Place Plaza Associates, as Landlord, and Little
              Professor Enterprises, Inc., as Tenant, as amended, for premises known as Space 122, Plaza at
              Sawmill Place, 2700 Sawmill Place Blvd., Columbus, Ohio. +
10.11   --    Lease, dated September 10, 1993, between UAP-Columbus,
              JV326132, as Landlord, and Gaylord Book Co., Inc., as Tenant, as
              amended, for premises located at 1595 West Lane Avenue, Upper
              Arlington, Ohio. +
10.12   --    Lease, dated September 13, 1993, between Aetna Life Insurance
              Company, as Landlord, and Gaylord Companies, Inc., as Tenant, for
              premises located at Worthington Mall, Worthington, Ohio. +
10.13   --    Lease, dated October 21, 1993, between Greater Boardman Plaza, Inc., as Landlord, and Gaylord
              Enterprises, Inc., as Tenant, for premises located at Room No. 101, Greater Boardman Plaza Shopping
              Center, 255 Boardman-Canfield Road, Youngstown, Ohio. +
10.14   --    Lease, dated July 15, 1994, between Glimcher Properties Limited Partnership, as Landlord, and
              Gaylord Companies, as Tenant, for premises located at the Mall at Fairfield Commons, Store #E181,
              Beavercreek, Ohio. +
10.15   --    Lease, dated August 19, 1994, between DeBartolo Capital Partnership, as Landlord, and The Cookstore
              Inc., as Tenant, for premises located at Room 240, Summit Mall Shopping Center, 3265 West Market
              Street, Akron, Ohio. +

Number                              Description of Exhibit
------                              ----------------------

10.16   --    Sublease, dated August 31, 1994, between J.E. Hanger, Inc., sublessor and The Gaylord Companies,
              Inc., sublessee, as a sublease under the master lease dated April 23, 1991 between Teachers
              Insurance and Annuity Association, as lessor, and J. E. Hanger, Inc., as lessee, for premises located at 4006 Venture Court, Columbus, Ohio.+
10.17   --    Consignment Agreement, dated February 25, 1989, between Ingram Industries, Inc., as Consignor, and
              Gaylord's, Inc., as Consignee, relating to the store located at 1018 Forest Fair Drive, Cincinnati,
              Ohio. +
10.18   --    Consignment Agreement dated May 21, 1991, between Ingram Book Company, as Consignor, and Little
              Professor Enterprises, Inc., as Consignee, relating to the store -located at 155 Worthington
              Square, Worthington, Ohio. +
10.19   --    Consignment Agreement, dated February 10, 1993, between Ingram Book Company, as Consignor, and
              Gaylord Book Company, as Consignee, relating to the store located at 1646 W. Lane Avenue, Columbus,
              Ohio. +
10.20   --    Consignment Agreement, dated February 10, 1993, between Ingram Book Company, as Consignor, and
              Little Professor Enterprises, Inc., as Consignee, relating to the store located at 6490 Sawmill
              Road, Columbus, Ohio. +
10.21   --    Consignment Agreement, dated December 1993, between Ingram Book Company, as Consignor, and Gaylord
              Enterprises, Inc., as Consignee, relating to the store located at 101 Boardman-Canfield Road,
              Boardman, Ohio. +
10.22   --    License Agreement, dated as of January 1, 1994, between Sawworth Book Company, as License Owner, and Little Professor Book Centers, Inc., as Franchisor, relating to 55 Worthington Square,
              Worthington, Ohio. +
10.23   --    License Agreement, dated as of January 1, 1994, between Sawworth Book Company, as License Owner, and Little Professor Book Centers, Inc., as Franchisor, relating to 6490 Sawmill Road, Columbus,
              Ohio. +
10.24   --    License Agreement, dated as of January 1, 1994, between Gaylord Enterprises, Inc., as License
              Owner, and Little Professor Book Centers, Inc., as Franchisor, relating to 101 Boardman-Canfield
              Road, Boardman, Ohio. +
10.25   --    License Agreement, dated as of January 1, 1994, between Gaylord's, Inc., as License Owner, and
              Little Professor Book Centers, Inc., as Franchisor, relating to 1018 Forest Fair Drive, Cincinnati,
              Ohio. +
10.26   --    License Agreement, dated as of January 1, 1994, between Gaylord Book Company, as License Owner, and
              Little Professor Book Centers, Inc., as Franchisor, relating to 1657 W. Lane Avenue, Columbus,
              Ohio. +
10.27   --    Agreement, dated as of January 1, 1994, between the Company and Little Professor Book Centers, Inc.
              +
10.28   --    Letter Agreement, dated September 12, 1994, from Little Professor Book Centers, Inc. to Gaylord
              Family Limited. +
10.29   --    Mutual Release Agreement, dated September 12, 1994, among Little Professor Book Centers, Inc. and the Company Gaylord's, Inc., Gaylord Family Investments, Inc., Gaylord Book Company, Sawworth Book
              Company, Gaylord Enterprises, Inc., Gaylord Family Limited, George Gaylord and John Gaylord. +
10.30   --    Loan Agreement with Bank One. +
21.1    --    List of Subsidiaries. +
27.1    --    Financial Data Schedule.*

* Filed with this Form 10-KSB

+ Previously Filed with Registration Statement No. 33-90832.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 14, 1997                 GAYLORD COMPANIES, INC.



                                       By: /s/ John D. Critser
                                           ------------------------------------
                                           John D. Critser, President, Chief
                                           Operating Officer, Director *

                                       By: /s/ John Gaylord
                                           ------------------------------------
                                           John Gaylord, Chairman of the
                                           Board, Chief Executive Officer,
                                           Treasurer, Chief Financial Officer
                                           and Director

         Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the date indicated.

Name                                    Title                     Date
----                                    -----                     ----

/s/ John D. Critser    President, Chief Operating Officer,    April 14, 1997
---------------------- Director
John D. Critser


/s/ John Gaylord       Chairman of the Board, Chief           April 14, 1997
---------------------- Executive Officer, Treasurer, Chief
John Gaylord           Financial Officer and Director



/s/ Martin C. Licht    Director                               April 14, 1997
----------------------
Martin C. Licht



/s/ George Gaylord     Senior Chairman                        April 14, 1997
---------------------- of the Board and
George Gaylord         Director

                    GAYLORD COMPANIES, INC. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS


                                                                     Page
                                                                     ----

Independent Auditors' Report                                          F-2

Consolidated Balance Sheet at December 31, 1996                       F-3

Consolidated Statement of Operations for the years ended
December 31, 1996 and 1995                                            F-4

Consolidated Statement of Stockholders' Equity for the years
ended December 31, 1996 and 1995                                      F-5

Consolidated Statement of Cash Flows for the years ended
December 31, 1996 and 1995                                            F-6

Notes to Consolidated Financial Statements                            F-7

                            FELDMAN RADIN & CO., P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
MEMBER OF DFK INTERNATIONAL                               805 THIRD AVENUE
WITH OFFICES IN PRINCIPAL                             NEW YORK, N.Y. 10022-7513
CITIES THROUGHOUT THE WORLD                                 (212) 593-3100
                                                     TELECOPIER (212) 355-3631


                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and
    Board of Directors
Gaylord Companies, Inc.

         We have audited the accompanying consolidated balance sheet of Gaylord Companies. Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gaylord Companies, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.



                                                   FELMAN RADIN & CO., P.C.
                                                   Certified Public Accountants
February 28, 1997,
    March 27, 1997 as to Note 11
    and April 15, 1997 as to Note 5

                             GAYLORD COMPANIES. INC.

                                  BALANCE SHEET

                                DECEMBER, 31,1996

                                     ASSETS

CURRENT ASSETS:
         Cash                                                                       $  815,518
         Accounts receivable - trade                                                    80,329
         Other receivables                                                             177,217
         Inventories                                                                 2,210,240
         Prepaid expenses and other current assets                                     210,539
                                                                                    ----------

              TOTAL CURRENT ASSETS                                                   3,496,843

PROPERTY AND EQUIPMENT                                                                 723,576
GOODWILL                                                                               120,292
DEFERRED INCOME TAXES                                                                  398,196
INVESTMENT                                                                             125,000
OTHER ASSETS                                                                            26,977
                                                                                    ----------

                                                                                    $4,890,884
                                                                                    ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
         Accounts payable and accrued expenses                                      $2,244,918
         Sales and other taxes payable                                                 190,474
         Line of credit                                                                395,000
         Convertible notes                                                             270,000
         Current portion of long-term debt                                             164,994
                                                                                    ----------

             TOTAL CURRENT LIABILITIES                                               3,265,386

             NOTE PAYABLE, net of discount                                             214,667

STOCKHOLDERS' EQUITY:
    Cumulative preferred stock, par value $.01 per share; 1,500,000 shares
       authorized, 60,000 shares issued and outstanding                                300,000
    Common stock, par value S.01 per share; 10,000,000 shares
       authorized, 3,635,000 shares issued and outstanding                              36,350
    Paid-in-capital in excess of par                                                 2,338,938
    Accumulated deficit                                                               (999,219)
    Receivable for stock                                                              (168,571)
    Unearned stock compensation                                                        (96,667)
                                                                                    ----------

       TOTAL STOCKHOLDERS' EQUITY                                                    1,410,831
                                                                                    ----------
                                                                                    $4,890,884
                                                                                    ==========

               The notes are an integral part of the consolidated
                             financial statements.

                             GAYLORD COMPANIES. INC.

                             STATEMENT OF OPERATIONS


                                                                                   Year ended December 31,
                                                                          -------------------------------------------

                                                                                  1996                  1995
                                                                               ----------            -------
NET SALES                                                                     $ 13,304,394          $ 13,722,144
COST OF GOODS SOLD, including store occupancy and
    Delivery costs                                                               9,866,911            10,177,693
                                                                               -----------            ----------
GROSS PROFIT                                                                     3,437,483             3,544,451
                                                                               -----------           -----------
OPERATING EXPENSES:
     Store operating expenses                                                    2,473,243             2,394,236
     Administrative                                                              1,333,846             1,206,874
     Depreciation and amortization                                                 193,810               246,991
                                                                               -----------            ----------
                                                                                 4,000,899             3,848,101
                                                                               -----------           -----------

OPERATING INCOME (LOSS)                                                           (563,416)             (303,650)
                                                                               -----------           -----------
OTHER INCOME (EXPENSE):
     Interest expense                                                             (327,734)             (391,081)
     Interest income                                                                15,917                 4,448
     Amortization of discount on notes payable                                     (10,667)             (190,208)
     Amortization of debt issue costs                                             (139,319)                   --
     Other - net                                                                    37,409                 3,074
                                                                               -----------            ----------
                                                                                  (424,394)             (573,767)
                                                                               -----------           -----------
INCOME (LOSS) BEFORE INCOME TAXES                                                 (987,810)             (877,417)
INCOME TAX BENEFIT                                                                  -                    267,490
                                                                               -----------            ----------
NET INCOME (LOSS)                                                             $   (987,810)          $  (609,927)
                                                                               ===========           ===========
EARNINGS (LOSS) PER COMMON SHARE                                              $      (0.33)          $     (0.29)
                                                                               ===========           ===========
WEIGHTED AVERAGE COMMON SHARES USED                                              3,103,957             2,125,000
                                                                               ===========           ===========










               The notes are an integral part of the consolidated
                             financial statements.

                             GAYLORD COMPANIES, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                                  Paid-in
                                                Preferred Stock           Common Stock          Capital In
                                                ---------------           ------------           Excess Of
                                              Shares      Amount       Shares       Amount       Par Value
                                              ------      ------       ------       ------       ---------

BALANCE - DECEMBER 31, 1994                     -       $     -      2,000,000      $20,000       $226,024

     Sale of preferred stock                  60,000     300,000          -            -              -
     Sale of common stock and warrants          -           -          750,000        7,500      1,374,793
     Dividends paid on preferred stock          -           -             -            -              -
     Net loss                                   -           -             -            -              -
                                              ------     -------     ---------       ------      ---------
BALANCE - DECEMBER 31,1995                    60,000     300,000     2,750,000       27,500      1,600,817

     Sale of stock to consultant                -           -          300,000        3,000        297,000
     Shares issued with note payable            -           -          180,000        1,800         94,200
     Shares issued for services                 -           -          170,000        1,700        112,050
     Conversion of notes, net of
       associated
     Deferred debt issue costs                  -           -           235,000       2,350        234,871
     Dividends on preferred stock               -           -             -            -              -
     Amortization of unearned stock
       compensation                             -           -             -            -              -
     Net loss                                   -           -             -            -              -
                                              ------     -------     ---------       ------      ---------
BALANCE - DECEMBER 31,1996                    60,000    $300,000     3,635,000      $36,350     $2,338,938
                                              ======    ========     =========      =======     ==========





                                                                               Retained
                                              Unearned Stock    Receivable     Earnings
                                               Compensation     for Stock     (deficit)        Totals
                                               ------------     ---------     ---------        ------

BALANCE - DECEMBER 31, 1994                  $       -         $     -       $  639,897    $   885,921

     Sale of preferred stock                         -               -             -           300,000
     Sale of common stock and warrants               -               -             -         1,382,293
     Dividends paid on preferred stock               -               -           (5,379)        (5,379)
     Net loss                                        -               -         (609,927)      (609,927)
                                                 --------      ----------      ---------      ---------
BALANCE - DECEMBER 31,1995                           -               -           24,591      1,952,908

     Sale of stock to consultant                     -           (168,571)         -           131,429
     Shares issued with note payable                 -               -             -            96,000
     Shares issued for services                  (110,000)           -             -             3,750
     Conversion of notes, net of
       associated
     Deferred debt issue costs                       -               -             -           237,221
     Dividends on preferred stock                    -               -          (36,000)       (36,000)
     Amortization of unearned stock
       compensation                                13,333            -             -            13,333
     Net loss                                        -               -         (987,219)      (987,810)
                                                 --------      ----------      ---------      ---------
BALANCE - DECEMBER 31,1996                       $(96,667)     $ (168,571)    $(999,219)    $1,410,831
                                                 ========      ==========     =========     ==========

               The notes are an integral part of the consolidated
                             financial statements.

                    GAYLORD COMPANIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   Year ended December 31,
                                                                              ----------------------------
                                                                                  1996               1995
                                                                              -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                                         $  (987,810)      $  (609,927)
    Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities
     Depreciation and amortization:                                               193,810           246,991
     Non cash imputed compensation expense                                         57,012              --
     Gain on disposal of property and equipment                                      (602)             --
     Amortization of discount on notes payable                                     10,667           190,208
     Change in assets and liabilities:
       Decrease (increase) in accounts receivable                                 (38,231)           (9,674)
       Decrease (increase) in other receivable                                     16,490             5,844
       Decrease (increase) in inventory                                          (399,788)            3,148
       Decrease (increase) in prepaid expenses and other assets                   (96,668)          (60,505)
       Decrease (increase) in other assets                                         11,136             8,862
       Decrease (increase) in deferred income taxes                                  --            (261,112)
       Increase (decrease) in accounts payable                                    551,627          (253,272)
       Increase (decrease) in sales and other taxes payable                        11,171            32,560
       Increase (decrease) in other current liabilities                              --             (51,823)
       Decrease (increase) in deferred registration costs                            --             192,832
                                                                              -----------       -----------
         NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                        (671,186)         (565,868)
                                                                              -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                                           (204,551)      $   (26,755)
    Proceeds from sale of property and equipment                                    3,785              --
                                                                              -----------       -----------
         NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                        (200,766)          (26,775)
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of preferred stock                                        --             300,000
    Proceeds from issuance of common stock and warrants, net of expenses           69,721         1,382,293
    Dividends paid                                                                (36,000)           (5,379)
    Proceeds from note payable                                                    204,000              --
    Proceeds from bank debt                                                       395,000           250,000
    Repayments of bank debt                                                      (463,770)         (688,817)
    Proceeds from issuance of convertible notes                                   622,500              --
    (Increase) decrease in restricted cash                                        250,000          (250,000)
    Principal payments of capital lease obligations                                  --              (8,062)
                                                                              -----------       -----------
         NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                       1,041,451           980,035
                                                                              -----------       -----------
    NET INCREASE (DECREASE) IN CASH                                               169,499           387,392
    CASH AT BEGINNING OF YEAR                                                     649,019           261,627
                                                                              -----------       -----------
    CASH AT END OF YEAR                                                       $   818,518       $   649,019
                                                                              ===========       ===========
    SUPPLEMENTAL CASH FLOW DISCLOSURES:
             Cash paid during the year for:
             Interest                                                         $   318,612       $   147,391
                                                                              ===========       ===========
             Income taxes                                                            --                --
                                                                              ===========       ===========
         Non cash financing and investing activity:
             Conversion of notes payable to common stock                      $   352,500       $      --
                                                                              ===========       ===========
             Common stock issued for future services                          $   112,500       $      --
                                                                              ===========       ===========
             Receivable for common stock                                      $   168,571       $      --
                                                                              ===========       ===========

               The notes are an integral part of the consolidated
                             financial statements.

                    GAYLORD COMPANIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31,1996

I.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)  Basis of Presentation

         The financial statements of Gaylord Companies, Inc. (the "Company") include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. The Company is a specialty retailer of books, quality cookware and serving equipment, with operations in Ohio, Indiana and Kentucky.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (b)  Inventories

         Inventories are stated at the lower of cost or market. Cost is determined using the retail method and the FIFO method.

         (c)  Investments

         The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This SFAS requires, among other things, that securities designated as available for sale be revalued at period end with the unrealized gain or loss, net of tax effect, recorded as an element of stockholders' equity. The held to maturity classification includes debt securities that the Corporation has the positive intent and ability to hold to maturity which are carried at amortized cost. The available for sale classification includes debt and equity securities which are carried at fair value. Unrealized gains or losses on securities available for sale are included as a separate component of stockholders' equity, net of tax effect.

         The Company has an eleven percent interest in the common stock of a franchisor organization, Little Professor Book Company ("LPBC"), held for long-term investment purposes, which is stated at cost which management believes approximates fair market value. An agreement with the franchisor states that the franchisor may purchase the stock from the Company at the end of the license agreements with the franchisor at the higher of cost, book value, or market value.

         (d)  Property and Equipment

         Property and equipment are stated at cost. Property and equipment held under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value at the inception of the lease.

         Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Property and equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

         (e)  Goodwill

         Goodwill, which arose as a result of the purchase of one of the Company's bookstores in 1977 is being amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of the goodwill by evaluating whether the amortization of the goodwill balance over its remaining useful life can be recovered through projected undiscounted future results of the acquired entity. The amount of goodwill impairment, if any, is measured based on projected discounted future results, using a discount rate reflecting the Company's average cost of capital.

         (f)  Preopening Costs

         Expenses associated with the opening of new stores are deferred and amortized ratably over a twelve month period beginning on the date of the store opening.

         (g)  Net Earnings (Loss) Per Share

         Net earnings (loss) per share is computed based on the weighted average number of common shares outstanding after giving effect to preferred stock dividends.

         (h)  Fair Value of Financial Instruments

         The carrying amounts reported in the balance sheet for cash, receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

         (i)  Stock Based Compensation

         The Company accounts for stock transactions in accordance with APB Opinion No. 25, "Accounting For Stock Issued To Employees." In accordance with Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation," the Company has adopted the pro forma disclosure requirements of Statement No. 123 in fiscal 1996.

         (j)  Impairment of Long - Lived Assets

         The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of as of January 1, 1996. Such adoption had no material effect on the financial position of the Company.

2.       OTHER RECEIVABLES

         Other receivables consist of the following at December 31, 1996:

                         Officer's receivable                       $67,112
                         Other receivables                          110,105
                                                                   --------
                                                                   $177,217
                                                                   ========

         The officers' receivable is due in monthly installments through July 2000 and bears interest at the rate of 8.5% per annum.

3.       INVENTORIES

         The Company, as consignee, has entered into consignment agreements whereby title to the consigned goods remain with the consignor until sold by the Company. These consignment agreements have an original term of 2 years with automatic one-year renewals, unless terminated by either party. The Company is obligated to pay a formula based consignment fee. Such formula is based on the average amount of consigned goods held during the period at prime plus 2 percent (10.5% at December 31, 1996 and 1995) plus a fixed charge. The total consignment fees for the years ended December 31, 1996 and 1995 were $261,900 and $254,300, respectively.

         The Company may return consigned goods to the consignor up to a defined level without a fee. Upon the termination of the consignment agreements, the consignor shall be entitled to the immediate return of all of the consigned goods.

         As the consigned goods remain the property of the consignor until sold, the consigned goods (cost of approximately $2,871,000 at December 31, 1996) are not reflected as inventory in the accompanying consolidated financial statements. The maximum amount of consigned goods the Company may have on hand at any time cannot exceed $4,670,000 (at retail value). The consigned goods sold under this arrangement were approximately 64% and 61% of cost of sales in the years ended December 31, 1996 and 1995, respectively.

         Currently, the Company is not in compliance with the provisions in the consignment agreement with respect to the Company's inventory turnover ratios. Upon a default under the consignment agreements, the consignor may terminate all of such consignment agreements.

4.       PROPERTY AND EQUIPMENT

         The following is a summary of property and equipment at December 31, 1996:

                                       Depreciable
                                           Life
                                           ----
Computers and equipment                  5 years                    285,072
Leasehold improvements                   10 years                   550,213
Furniture and fixtures                   7 years                  1,091,179
                                                                 ----------
                                                                  1,926,464
                                                                  1,202,888
                                                                 ----------
                                                                 $  723,576
Accumulated depreciation and amortization                        ==========


5.       BANK DEBT

         The following is a summary of bank debt at December 31, 1996:

                  Term loan                                   $   164,994
                  Line of credit                                  395,000
                                                              -----------
                                                              $   559,994
                                                              ===========

         In November 1995, the Company entered into a master financing agreement with its lending bank, which was amended in May 1996. Under the amended agreement, the rate of interest was set at prime plus 2.5% and all outstanding principal became due on January 10, 1997.

         The Company's accounts receivable, inventory and property and equipment, are pledged as security under this loan agreement. Also, certain stockholders have personally guaranteed the debt.

         In April 1997, an amendment to this financing agreement was entered into pursuant to which all principal becomes due by May 31, 1997 and the interest rate is increased to prime plus 3.5%.

6.       BRIDGE FINANCINGS

         In August 1994, the Company borrowed $500,000 in a bridge financing. In accordance with Accounting Principles Board Opinion No. 14, the proceeds received for the bridge financings were allocated between the equity and debt securities included in such units based upon their relative estimated fair values. The difference between the face amount and the allocated value of the debt was recorded as a discount on the notes payable totaling $150,000. An additional $57,500 of financing costs were also recorded as discounts. The remaining unamortized discount was written off during November 1995 upon the Company's accelerated repayment of the bridge loans with the proceeds of its Initial Public Offering.

7.       COMMITMENTS AND CONTINGENCIES

         (i) Leases

         The Company has ten noncancelable operating leases, covering its headquarters and its store locations. Such leases expire variously over the next ten years, but also provide for renewal options.

         Future minimum lease payments under noncancelable operating leases are as follows:

                                                            Operating
         Year ending December 31,                             Leases
         ------------------------                           ---------
         1997                                               $1,162,471
         1998                                                1,220,127
         1999                                                1,022,610
         2000                                                  852,037
         2001                                                  873,708
         Later years, through 2006                           2,109,458

         Total rental expense for operating leases was $1,512,178 and $1,156,662 in 1996 and 1995, respectively, including contingent rentals of $141,389 and $166,266 in 1996 and 1995, respectively.

         (ii) License Agreements

         Four of the subsidiaries entered into five separate license agreements with LPBC with respect to six bookstores. The initial term of the license agreements expired on December 31, 1996 and may be extended by the Company until December 31, 2001. Until such time as a renewal agreement is drafted, the Company and LPBC are operating under a month-to-month agreement under the same terms. The Company pays LPBC a royalty of 1/2 of 1% of monthly sales for all of the bookstores. If there is a default by any of the Subsidiaries under any one of the license agreements, then LPBC may terminate all of the license agreements.

         The Company and LPBC also entered into a separate agreement (the "Supplementary Agreement") which includes, among other things, consulting services to be rendered to LPBC, rights of first refusal permitting the Company to open additional franchises, the termination of the license agreements and LPBC's repurchase of its common stock owned by the Company. Pursuant to the Supplementary Agreement, the Company or LPBC may terminate the license agreements and the Supplementary Agreement upon 12 months notice and the payment of $100,000. The initial term of the Supplementary Agreement expired on December 31, 1996 and may be extended by LPBC until December 31, 2001. In addition, upon the termination of the Supplementary Agreement, LPBC has the right to repurchase its shares of common stock owned by the Company at the greater of the cost to the Company, the book value or the fair market value of such shares. Until such time as a renewal agreement is drafted, the Company and LPBC are operating under a month-to-month agreement under the same terms. LPBC has granted the

         Company a right of first refusal for opening of any Little Professor Bookstore in Ohio, or in Collier County or Lee County, Florida. Upon the opening of Little Professor Book Company bookstores by third parties in excess of 8,000 square feet in size, LPBC will pay to the Company the greater of $ 10,000 or 15% of its then current initial franchise fees plus 2/10 of 1% of the monthly sales during the initial term of any such agreements.

         (iii) Employment Agreements

         The Company has entered into employment agreements with three of its executive officers which expire in April 1998. Aggregate annual salaries under these agreements are $425,000.

         (iv) Verbal Agreements

         The Company has informal agreements with one of its major suppliers with respect to the reduction of certain charges. Such reductions aggregate approximately $283,000 at December 31, 1996, which is reflected as a reduction in the balance of the payable to this vendor on the Company's books. Such amounts have not formally been credited by the vendor to the Company's account.

8.       INCOME TAX EXPENSE (BENEFIT)

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109.

         The differences between income taxes computed by applying the statutory federal income tax rate (35%) and income tax expense (benefit) in the consolidated financial statements are:

                                                    Years ended December 31,
                                                    ------------------------
                                                     1996             1995
                                                   ---------       ----------
Tax benefit computed at statutory rate             $(346,000)      $(297,000)
State and local taxes, net of federal benefit           --           (40,000)
Effect of permanent differences                       29,000          68,000
Other, net                                             3,000           1,510
Tax benefit not recognized                           314,000            --
                                                   ---------       ---------
                                                   $    --         $(267,490)
                                                   =========       =========

         The Company had deferred tax assets total $809,000, representing the tax effects of net operating loss carryforwards totaling $670,000, book depreciation in excess of tax depreciation of $110,000, and other items aggregating $29,000 as of December 31, 1996. The Company has a valuation allowance of approximately $411,000 as a reserve against such deferred tax assets. The net operating loss carryforwards totaling approximately $1,676,000, expire in the years 2009 and 2011.

9.       STOCKHOLDERS' EQUITY

         On August 1, 1994, the Company adopted the 1994 Stock Option Plan under which up to 333,333 options to purchase shares of common stock may be granted to key employees, consultants and members of the Board of Directors. As of December 31, 1996, no options have been issued under this plan.

         In March and May 1995, certain principal shareholders surrendered an aggregate of 41,667 and 659,735 shares, respectively, of the Company's common stock and such shares were retired. These transactions were accounted for as a recapitalization of the Company and were given retroactive effect in the accompanying consolidated financial statements for all periods presented.

         In October 1995 the Company effected a stock split of one and two-thirds shares for each issued and outstanding share in the form of a stock dividend. All common stock data in these financial statements are retroactively adjusted to reflect this transaction.

         The Company can issue a maximum of 1,500,000 shares of preferred stock, in one or more series, containing such rights, including voting rights, dividend rates, redemption prices and liquidation preferences, as the Board of Directors may determine.

         In November 1995, the Company sold 60,000 shares of Series A Cumulative preferred stock to certain shareholders for $5.00 per share. The shares pay an annual dividend of $0.60 per share and contain a liquidation preference of $5.00 per share.

         In April 1996, a consultant was issued options to purchase 300,000 shares for $ 1.00 per share. These were subsequently exercised for cash of $89,000, services valued at $42,429 and a non-interest bearing receivable totaling $168,571. In November 1996, a consultant was issued 100,000 shares in exchange for a fifteen month service agreement. Such shares were valued at $ 1.00 per share (the fair market value), with the resulting charge being amortized over the fifteen month term of the agreement.

         During 1996, an aggregate of 70,000 other shares were issued for services to various parties, which were valued at their aggregate fair value of $15,000.

10.      INITIAL PUBLIC OFFERING

         The Company completed an Initial Public Offering in November 1995, selling a total of 750,000 shares of common stock for $3.00 per share, and 1,725,000 warrants at $0.10 per warrant. The warrants initially entitled the holder to purchase one share of Company common stock at $3.00 per share through October 30, 2000. At December 31, 1996, the total number of shares issuable upon the exercise of such warrants has been increased to 2,756,917 and the exercise price has been adjusted to $2.13 per share pursuant to anti-dilution provisions. Warrants are redeemable by the Company at $0.05 per warrant, generally, upon the common stock achieving certain price levels. Net proceeds to the Company after underwriter discounts and other expenses were approximately $1.4 million. In connection with the public offering, the underwriter received warrants which allow for the purchase of (after adjustment for anti-dilution provisions) an aggregate 269,103 shares at $2.52 per share at December 31, 1996.

11.      CONVERTIBLE NOTES

         In June 1996, the Company issued six month, unsecured, convertible notes with an aggregate face of amount of $622,500, which bear interest at the rate of 5% per annum, and are convertible into common stock at the rate of $1.50 per share. Through December 31, 1996, $352,500 in principal was converted into 235,000 shares of common stock. Another $150,000 in principal was repaid in January 1997, $60,000 was extended through June 1997 at an interest rate of 17.5% and $60,000 was presented for payment in March 1997 and became in default upon not being repaid by the Company on March 27, 1997.

         Costs associated with this financing, consisting of professional fees, aggregated approximately $252,000. Such costs were amortized to expense over the original term, with a pro rata amount of unamortized costs charged to paid in capital upon conversions to stock.

12.      NOTE PAYABLE

         In November 1996, the Company borrowed $300,000 under an 18 month note payable bearing interest at 8% per annum. The note is secured by the personal guarantees of certain of the Companies principal shareholders, and will be secured by all the assets of the Company upon the satisfaction of the Company's bank debt and release of the associated security interest. In connection with this borrowing, the Company issued 180,000 shares of common stock to the lender. In accordance with Accounting Principles Board Opinion No. 14, the proceeds were allocated between the debt and equity securities based on their relative fair value, resulting in a note discount of $96,000, which is being amortized to expense over the term of the note. The unamortized balance of the discount is $85,333 at December 3 1, 1996.

13.      RETIREMENT PLAN

         In August 1996, the Company adopted a Supplemental Executive Retirement Plan to provide unfunded, deferred compensation benefits to a select group of management employees, with eligibility determined at the discretion of the Compensation Committee of the Board of Directors. Benefits are payable upon each participant attaining retirement age (whether or not he actually retires), and are based on a formula which provides for a maximum annual retirement benefit not to exceed 75% of the participant's final average earnings prior to reaching retirement age, less any amounts earned from the Company as a result of the participant's continued employment.

         The Company's policy is to record the present value of the projected post-retirement benefit over the remaining service period.

14.      SEGMENT INFORMATION

         Summary information for the Company's two industry segments is as follows:

                                                     Bookstore              Cookstore               Total
                                                     ---------              ---------               -----
For the year ended December 31, 1996:
     Net sales                                    $  9,806,454           $  3,497,940          $ 13,304,394
     Cost of Goods Sold, including store
     occupancy and delivery costs                    7,580,345              2,286,565             9,866,910
                                                  ------------           ------------          ------------
     Gross Profit                                    2,226,109              1,211,375             3,437,484
     Store Operating Expenses                        1,859,876                613,367             2,473,243
                                                  ------------           ------------          ------------
     Store Level Income                                366,233                598,008               964,241
     Depreciation and Amortization                     125,477                 68,334               193,811
     Administrative                                  1,093,708                390,123             1,483,831
                                                  ------------           ------------          ------------
     Operating income (loss)                      $   (852,952)          $    139,551              (713,401)
                                                  ============           ============          ============
     Other expenses                                                                                 274,409
                                                                                               ------------
     Income (loss) before taxes                                                                $   (987,810)
                                                                                               ============
     Identifiable assets                          $  2,803,849           $  1,859,984          $  4,663,833
                                                  ============           ============
     Corporate assets                                                                               227,051
                                                                                               ------------
     Total assets                                                                              $  4,890,884
                                                                                               ============
     Other information:
         Capital acquisitions                     $      2,410           $    178,419
                                                  ============           ============





                                                     Bookstore              Cookstore               Total
                                                     ---------              ---------               -----
For the year ended December 31, 1995:
     Net sales                                    $ 10,679,732           $  3,042,412           $ 13,722,144
     Cost of Goods Sold, including store
     occupancy and delivery costs                    8,074,607              2,103,086             10,177,693
                                                  ------------           ------------           ------------
     Gross Profit                                    2,605,125                939,326              3,544,451
     Store Operating Expenses                        1,803,698                590,538              2,394,236
                                                  ------------           ------------           ------------
     Store Level Income                                801,427                348,788              1,150,215
     Depreciation and Amortization                     156,128                 90,863                246,991
     Administrative                                    939,292                267,582              1,206,874
                                                  ------------           ------------           ------------
     Operating income (loss)                      $   (293,993)          $     (9,657)              (303,650)
                                                  ============           ============           ============
     Other expenses                                                                                  573,767
                                                                                                ------------
     Income (loss) before taxes                                                                 $   (877,417)
                                                                                                ------------
     Identifiable assets                          $  2,385,618           $  1,620,389           $  4,006,007
                                                  ============           ============
     Corporate assets                                                                                459,126
                                                                                                ------------
     Total assets                                                                               $  4,465,133
                                                                                                ============
     Other information:
         Capital acquisitions                     $     14,518           $     12,257
                                                  ============           ============

                                                                       EXHIBIT C
Gaylord Companies Inc., Cookstore Operations
Consolidated Statement of Operations
                                                                     1997

Sales                                                               $ 3,724,157
Cost of Sales                                                         2,018,684
                                                                    -----------

Gross Profit                                                          1,705,473

Variable Expenses                                                       737,201
Fixed Expenses                                                          876,964
                                                                    -----------
Total Expenses                                                        1,614,165

Contribution Margin                                                      91,307

Other Income (Expenses):

Corporate Charges                                                    (1,013,656)
Cash Discounts Taken                                                      1,283
Interest Expenses                                                      (105,976)
Other Income (Expenses)                                                  (3,116)
Depreciation & Amortization                                             (95,640)
                                                                    -----------

Total Other Income (Expenses)                                        (1,217,125)

Net Income Before Taxes                                              (1,125,818)

Taxes on Income                                                          37,180

Net Income                                                          $(1,162,999)

                                                                       EXHIBIT D

                                   TERM SHEET

         This Term Sheet sets forth the material terms of the Plan or Plans of Reorganization to be submitted by Gaylord Companies, Inc. ("Gaylord Companies"), The Cookstore, Inc. ("TCI"), and The Cookstore Worthington, Inc. ("TCWI") (Gaylord Companies, TCI and TCWI are collectively referred to as the "Debtors"), as well as certain key operational issues between the date hereof and the Effective Date (as described in Section 3.1 below).

         1. Introduction. Gaylord Companies is a Delaware corporation with six wholly-owned subsidiaries (the "Subsidiaries"). Two of the Subsidiaries (TCI and TCWI) own and operate six retail stores known as Cookstores (the "Cookstores"), while four Subsidiaries own and operate six retail bookstores (collectively referred to herein as the "Bookstores"). On November 13, 1997, Gaylord Companies and each of the six Subsidiaries filed petitions under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court in the Southern District of Ohio (Consolidated Case No. 97-60560).

          This Term Sheet confirms (i) the essential terms and conditions of the agreement to consummate the transactions described herein, (ii) the parties' mutual intent to continue to negotiate in good faith regarding the non-essential terms of the agreement, and (iii) the obligations of the parties to enter into and deliver definitive agreements consistent with such terms and to perform such agreements. The Term, Sheet shall be signed by Cambridge Holdings, L.L.C. ("Cambridge") and the Debtors with the understanding that the Debtors do not have the authority to execute this Term Sheet unless and until the Bankruptcy Court grants the Debtors authority to do so. Therefore, none of the obligations and agreements of Cambridge hereunder shall be enforceable against Cambridge until such authorization is received by the Debtors. Immediately after the Term Sheet is signed by the parties hereto, the Debtors will file a motion with the Bankruptcy Court seeking authority to execute and perform the terms hereof, and will promptly prepare and submit an appropriate Plan or Plans of Reorganization to fully implement the terms hereof. The Debtors agree to take all reasonable measures necessary or appropriate to obtain approval of the foregoing motion and Plan or Plans of Reorganization.

         2. Assets and Liabilities of the Debtors. The following is a brief summary of the assets and liabilities of the Debtors.

                  2.1. Assets. TCI and TCWI own and operate the six Cookstores. TCI and TCWI estimate that they will have, as of February 28, 1998, inventory (either on hand or the subject of prepaid orders) with an estimated value (at cost) of $1,075,000. TCI and TCWI also estimate that they will have, as of February 28, 1998, cash on hand of approximately $80,000. TCI and TCWI are parties to certain leases and executory contracts, as described in the schedules filed with the Bankruptcy Court. Gaylord Companies, TCI or TCWI owns the trade name "Cookstore." Other assets, which are described in TCI's and TCWI's schedules filed with the Bankruptcy Court, are of nominal value.

          Gaylord Companies is a publicly traded entity. Gaylord Companies is a party to a lease of the Cookstores' point of sale equipment. Gaylord Companies is also party to a real property lease for the corporate offices. The remaining assets of Gaylord Companies are described in its schedules filed with the Bankruptcy Court and are of nominal value.

                  2.2 Liabilities. The liabilities of the Debtors as of the Petition Date (as estimated by the Debtors) are as follows:

         A.       Greenfield Commercial Credit, L.L.C.           $1,271,662.40
                  (Principal and interest as of petition
                  date; several post-petition payments have been made to Greenfield)

         B.       Administrative Expenses                           200,000.00
                  (Note: Debtors have prepaid most of these expenses; all administrative expenses are post-petition)

         C.       Priority Claims Pursuant to                        80,000.00
                  11 U.S.C. ss. 507(a)(8) (taxes)

         D.       Arrearages on Leases                              190,000.00

         E.       General Unsecured Claims                        1,200,000.00
                  (It is estimated that TCI and
                  TCWI have claims of
                  approximately $650,000 and
                  Gaylord Companies has claims of
                  approximately $550,000)

         3. Terms of the Plan(s) of Reorganization. The Plan or Plans of Reorganization for the Debtors will contain the following terms:

                  3.1 Greenfield Debt. Greenfield will be paid the allowed secured amount of its claim either (i) in cash at the Effective Date (the term "Effective Date" will be fixed in the Plan as no later than 20 days after entry of the order confirming the Plan or Plans of Reorganization), (ii) by deferred payments with interest at a market rate, or (iii) on such terms as may be agreed to by Greenfield, Cambridge and the Debtors. It is estimated by Debtors-that Greenfield's secured claim will be valued at approximately $900,000. Notwithstanding the foregoing, unless otherwise agreed by Cambridge, in Cambridge's discretion, the maximum cash payment to be made to Greenfield shall not exceed the lesser of (x) $910,000 and (y) the value of the collateral securing Greenfield's claim on the confirmation date as determined by the Bankruptcy Court. If Greenfield's allowed secured claim exceeds the amount payable in cash as set forth in the preceding sentence, then the balance of the allowed secured claim will be paid either (i) by deferred payments with interest at a market rate, (ii) by cash payments from one or more members of the Gaylord family, or (iii) on such other terms as may be agreed to by Greenfield, Cambridge and the Debtors. Greenfield's lien upon the Debtors' collateral will be released upon the effectiveness of the Plan or Plans of Reorganization or if other collateral is substituted such that Greenfield retains the indubitable equivalent of its present collateral, as determined by the Bankruptcy Court. The balance of Greenfield's claim will be treated as a general unsecured claim.

                  3.2 Administrative Claims. Debtors have paid a significant portion of the administrative claims. All remaining amounts will be paid as agreed to by the Debtors and the holders of such claims, subject to the approval of Cambridge.

                  3.3 Priority Claims. The Debtors' priority claims will be paid over a period of six years, with interest.

                  3.4 Leases and Executory Contracts. Cambridge will negotiate with the lessors of the Debtors' real property leases, point of sale lease and any other leases or executory contracts. Cambridge reserves the right to request that the Debtors reject any lease, leases or executory contracts. The damage claims for rejection of leases or executory contracts will be treated as general unsecured claims.

                  3.5 General Unsecured. Claims. Allowed unsecured claims will be paid the sum of $150,000 over a period of five years, to be divided pro rata. This amount will be evidenced by one or more unsecured and subordinated promissory notes of the reorganized entities and will be paid in five equal installments of $30,000 on January 30 of each year commencing January 30, 1999, subject to a free cash flow test to be reasonably required by Cambridge and the Senior Lender (as defined in Section 6.5 below), and such other restrictions as the Senior Lender shall reasonably require.

                  3.6 Shareholder Interests. In exchange for the new value it will provide, Cambridge and/or its designees will receive preferred convertible shares (with a current pay, performance related coupon and other terms consistent with the performance objective of Cambridge) of Gaylord Companies equal to 80% of the capital stock of the Gaylord Companies, on a fully diluted basis (subject to the final sentence of this paragraph), and sufficient to control Gaylord Companies. The existing preferred stock of Gaylord Companies may be converted to common stock. Thereafter, all existing shareholder interests shall receive common shares equal to an aggregate of 20% of the capital stock of Gaylord Companies on a fully diluted basis (subject to the final sentence of this paragraph). A portion of the 20% interest in Gaylord Companies may be allocated and distributed to unsecured creditors, all on such terms as may be agreed upon by the Debtors, the Creditors Committee and Cambridge. The precise form and terms of the capital structure will be developed as part of the Plan or Plans of Reorganization in a manner to be agreed upon by Cambridge and the Debtors. At the option of Cambridge, TCI and TCWI may be dissolved, merged or otherwise restructured so that Gaylord Companies is the only remaining entity. The foregoing is subject to dilution pursuant to terms requested by the Senior Lender providing funding for the transactions, terms requested by new management of the reorganized Debtors, and terms requested by new or additional equity (which may be either preferred or common), provided that the total dilution will be pro rated between Cambridge and the other shareholders.

                  3.7 The Bookstores. Cambridge has no interest in the Bookstores. The Bookstores will be sold, liquidated or reorganized under their own Plan or Plans of Reorganization, and will not be a part of the reorganized Debtors. The expected purchase price with respect to the Bookstores is $200,000-250,000, all of which will be paid to Greenfield in reduction of its secured claim. Gaylord Companies will keep Cambridge advised regarding material developments in connection with the sale of the Bookstores.

         4. Procedure. Immediately after execution of this Term Sheet by each of the parties, the Debtors will file a motion seeking authority to execute and perform this Term Sheet, approve the break-up fee described in Section 7 below, implement the Advisory Agreement under Section 5(a) hereof, and to implement the other terms of this Term Sheet. If approved, the Debtors will then promptly prepare and file an appropriate Plan or Plans of Reorganization to complete the terms described herein. The Debtors agree that as long as Cambridge is supporting and endorsing the Plan or Plans of Reorganization, the Debtors will prosecute the Plan or Plans of Reorganization, and will not support any competing Plan or Plans for the Debtors.

         5. Election to Proceed: Interim Management.

         (a) Within five (5) days of the date that the Bankruptcy Court approves this Term Sheet, the Debtors agree to enter into an advisory agreement (the "Advisory Agreement") with Cambridge whereby Cambridge will render advice to the Debtors regarding the operation of the Cookstore business. The terms of such Advisory Agreement shall be in form and substance reasonably satisfactory to Cambridge and the Debtors (including, without limitation, an advisory fee of $30,000 per month payable pursuant to a promissory note which shall be payable only on or after the Effective Date, an agreement by the Debtors to provide all reasonable information and access to Cambridge with respect to the Cookstores business and an agreement by the Debtors to indemnify and hold Cambridge and each of the employees, partners, agents and affiliates of Cambridge harmless with respect to (x) the advisory services rendered to the Cookstores business, other than with respect to the gross negligence or willful misconduct of Cambridge and (y) the undertaking by Cambridge to provide funds pursuant to
Section 8 hereof (other than the failure of Cambridge or its designee to make available the aggregate of $25,000 pursuant to the terms of-Section 8 hereof (provided that the liability under this clause (y) shall be limited to the amount of $25,000 less any amounts made available under Section 8)). Further, the Creditors Committee must agree that it will not file suit against Cambridge as a result of any action taken pursuant to the Advisory Agreement except as set forth in the preceding sentence.

        (b) On or before March 31, 1998, Cambridge will have satisfied or waived the condition set forth in Section 6.2 and will make reasonable efforts to have a commitment letter from a lender to provide the financing required by Section
6.5 below. In the event that (x) Cambridge is unable to conclude arrangements acceptable to it as described in Section 6.2 below or (y) Cambridge is unable to obtain a commitment letter satisfactory to Cambridge from a lender as described in the immediately preceding sentence, each on or before March 31, 1998, then Cambridge may, at its option, terminate all of its obligations hereunder and/or in connection herewith (including, without limitation, Section 5(a) herein). The Debtors hereby agree (i) to hold Cambridge harmless in the event that Cambridge elects to terminate its obligations pursuant to the immediately proceeding sentence and (ii) advise Cambridge, prior to March 31, 1998, at Cambridge's request, as to whether the terms of a particular commitment letter are satisfactory to the Debtors.

          6. Conditions. Cambridge's obligation to proceed under a Plan or Plans of Reorganization is conditioned upon the following:

                  6.1 Unless waived by Cambridge, entry of a final order within sixty (60) days of the date the Bankruptcy Court approves this Term Sheet, from which no appeal has been taken and the date for filing an appeal has passed, confirming the Plan or Plans of Reorganization, the foregoing to reflect the terms and conditions hereof, to terminate all liens and other claims with respect to the Debtors except as stated in such Plan, to provide that all leases and executory contracts have been rejected (except for leases and executory contracts that are designated as accepted pursuant to a schedule to the Plan and which shall be restructured pursuant to the arrangements described in Section
6.2 below) and to be otherwise in form and substance satisfactory to Cambridge.

                  6.2 Cambridge shall have concluded arrangements acceptable to it with the lessors and parties to other executory contracts with respect to prepetition arrearage and with respect to future arrangements.

                  6.3 Cambridge shall have completed all due diligence on or before the date of the final hearing to consider confirmation of the Plan or Plans of Reorganization, and the results thereof shall be satisfactory to Cambridge.

                  6.4 Execution by either John Gaylord or John Critser of a validity guaranty in favor of the Senior Lender providing financing for the transaction, in form and substance reasonably acceptable to both parties.

                  6.5 Senior debt financing by a lender (the "Senior Lender") satisfactory to Cambridge shall be made available to Cambridge to enable Cambridge to close the transactions contemplated by this Term Sheet, the terms of which shall be satisfactory in form and substance to Cambridge.

                  6.6 Payment by the Gaylord Companies of the due diligence fees and expenses of the Senior Lender, pursuant to the time frame required by such Senior Lender.

                  6.7 Gaylord Companies shall have delivered to Cambridge on or before March 5, 1998 projections on a weekly basis and on a cumulative basis with respect to the Cookstores and the Cookstores-related business of Gaylord Companies through June 30, 1998 (the "Budget") and (i) the form and substance of such projections shall be satisfactory to Cambridge and (ii) the Cookstores and the Cookstores-related business of Gaylord Companies shall achieve the performance reflected in such projections on a weekly basis and on a cumulative basis, as determined by Cambridge. Debtors shall furnish Cambridge (x) on a weekly basis with financial statements prepared by the chief financial officer of Debtors, which shall include a comparison of the Debtor's performance with the projections submitted to Cambridge on both a weekly and cumulative basis and management's written explanation of any variances, whether positive or negative and (y) daily "spot" reports prepared by the Debtors' chief financial officers regarding sales, inventory levels and any material events arising in the business of the Debtors. Without limiting in any manner the other conditions and provisions hereof, it is expressly confirmed and acknowledged that Cambridge may at its option, terminate all of its obligations under this Term Sheet in the event that this condition is not met at any time on a weekly or cumulative basis.

                  6.8 (a) The Debtors shall comply with all of their obligations under this Term Sheet and (b) all information and data furnished to Cambridge by or on behalf of any of the Debtors (including the information in Sections 1 and 2 and Section 6.7 hereof) shall at all times be true and correct in all material respects.

                  6.9 Each Debtor and any senior officer, shareholder or affiliate thereof shall cooperate in all material respects with Cambridge with respect to the transactions contemplated by this Term Sheet.

                  6.10 The bankruptcy proceeding of any of the Debtors shall not be dismissed, converted into a Chapter 7 proceeding or an examiner or trustee appointed in such bankruptcy proceeding, and no Debtor (or any senior officer, shareholder or affiliate thereof) or the Creditors Committee shall seek Bankruptcy Court authorization for any of the foregoing.

                  6.11 The Debtors shall have promptly notified all known creditors and other parties of interest with respect to the Plan, such notice to include advertising in a newspaper of record in Ohio.

                  6.12 The Debtors shall continue at all times to have the exclusive right to prepare a Plan of Reorganization and the Debtors shall not have submitted any other Plan to the Bankruptcy Court (except with the prior written consent of Cambridge).

                  6.13 The execution and delivery of all other documents and agreements reasonably required by Cambridge as part of the effectiveness of the transaction.

          If Cambridge learns that one or more of the above conditions has not been or will not be satisfied, then Cambridge may, at its option, provide written notice of termination of its obligations hereunder to the Debtors and the Creditors Committee. The Debtors will have a grace period of ten days from the date of giving of such notice within which to cure or satisfy conditions 6.4, 6.8(a), 6.9 and 6.10 to the extent that the failure of such condition was not the result of the volitional act of any Debtor, Senior Officer of Debtor, Shareholder of Debtor or affiliate of Debtor. If the condition has no grace period or remains unsatisfied after any applicable grace period, then Cambridge may elect to immediately terminate this Term Sheet and all parties will be released of any obligation hereunder, except for the payment of the break-up fee in Section 7 below.

         7. Break-up Fee. All parties recognize that the Debtors may receive competing bids prior to closing and that the transactions contemplated hereby may not be consummated. In the event that the transactions contemplated hereby are not closed and (i) a competing bid or proposal for any or all of the Debtors is submitted and concluded; (ii) the Debtors fail to prosecute the Plan of Reorganization described herein; (iii) the Debtors seek authority to sell some or all of the assets of any of the Debtors pursuant to Section 363 of the Bankruptcy Code or any similar provision of applicable law; (iv) Section 6.4 is not satisfied; or (v) prior to the date of the final hearing to consider confirmation of the Plan or Plans of Reorganization, Cambridge or the Senior Lender discover that the Debtors or any Senior Officer, Shareholder or director of Debtors has made a misrepresentation of a fact or condition, or has failed to disclose a fact, which is material to the Debtors' business or the prospects for reorganization, then Debtors shall upon demand of Cambridge pay Cambridge a break-up fee in the amount of $40,000 plus out of pocket expenses (including reasonable attorneys' fees, which fees shall be subject to Court approval with respect to reasonableness).

         8. Good Faith Fund. (a) No later than three days after the Bankruptcy Court approves execution of this Term Sheet, Cambridge will establish and fund a separate account, under its own name, exclusive ownership and control, and shall deposit therein not less than $250,000 to evidence its ability to proceed with this transaction. Cambridge will provide evidence of the existence and amount of this fund to the Debtors and the Creditors Committee. (b) Cambridge acknowledges that the Budget will reflect an aggregate cash shortfall for the period ending May 2, 1998. On and after the execution of the Advisory Agreement, and so long as the Debtors are in compliance therewith, Cambridge agrees that up to $25,000 of the Good Faith Fund described in clause (a) above will be made available to the Cookstores in order to fund such cash shortfall pursuant to the schedule set forth on the Budget, provided that (i) each request shall be made by the chief financial officer of the Companies and shall contain a detailed explanation of the need for and usage of the funds; (ii) the obligation of Cambridge to provide the foregoing funds shall terminate without notice upon the termination of Cambridge's other obligations hereunder; (iii) Cambridge shall have no obligation to provide the foregoing funds in the event that any of the conditions set forth in Section 6 shall not or will not be satisfied, regardless of whether or not Cambridge elects to terminate its obligations as a result thereof, (iv) such funds shall be used only for the purchase of Cookstore inventory; and (v) such funds shall be advanced as a loan to the Debtors, for which the Debtors shall be jointly and severally liable, and which shall benefit from a final and non-appealable order of the Bankruptcy Court (which order shall be in form and substance satisfactory to Cambridge, including, without limitation, a superpriority administrative expense priority and a first priority security interest in the proceeds of such loan (including any property purchased with such loan and the proceeds thereof) and repayment provisions reasonably satisfactory to Cambridge).

         9. Due Diligence. Each of the parties agrees that Cambridge, acting through its own management personnel, its counsel, its accountants and other representatives designated by it, shall have full opportunity to examine the Debtors' offices, properties, and books and records, and to meet and discuss the business, operations, history and prospects with the Debtors' officers, employees, attorneys, accountants, agents, suppliers and customers, and to otherwise perform such diligence as it deems necessary or proper.

         10. Miscellaneous.

                  10.1 Notice. In the event notice must be provided under this Term Sheet, written notice shall be sent by both telecopy and regular mail as follows:

                  If to Debtor:

                  John Gaylord
                  Gaylord Companies, Inc.
                  4006 Venture Court
                  Columbus, Ohio 43228
                  (614) 771-2777 (telephone)
                  (614) 771-8826 (telecopy)
                  with a copy to:

                  Daniel R. Swetnam, Esq.
                  Schottenstein, Zox & Dunn
                  Huntington Center, Suite 2600
                  41 South High Street
                  Columbus, Ohio 43215-6106
                  (614) 462-2225 (telephone)
                  (614) 464-1135 (telecopy)

                  If to Cambridge:

                  David Danovitch
                  Cambridge Partners, L.L.C.
                  535 Madison Avenue, 19th Floor
                  New York, NY 10022-4212
                  (212) 508-6500 (telephone)
                  (212) 508-6501 (telecopy)

                  with a copy to:

                  Leonard Lee Podair, Esq.
                  Hahn & Hessen LLP
                  Empire State Building
                  350 Fifth Avenue
                  New York, NY 10118-0075
                  (212)-946-0243 (telephone)
                  (212)-594-7167 (telecopy)

                  If to the Creditors Committee:

                  Nick V. Cavalieri, Esq.
                  Arter & Hadden
                  One Columbus - 10 W. Broad Street
                  Columbus, OH 43215-3422
                  (614) 221-3155 (telephone)
                  (614) 221-0479 (telecopy)

         Notices sent pursuant to this Section 10.1 shall be deemed received by the recipients thereof upon telecopy transmission, with answer back received.

                  10.2 Governing Law. Except to the extent required by applicable bankruptcy law, the terms of this letter shall be governed by the laws of the State of New York.

                  10.3 Assignability. The rights and obligations under this Term Sheet shall not be assignable or delegable except (i) with the prior written consent of the other parties hereto, and (ii) Cambridge may assign its rights hereunder to an affiliate of Cambridge.

                  10.4 Time to Complete. At the option of Cambridge, this Term Sheet shall terminate in the event that it is not approved by a final and non-appealable order by the Bankruptcy Court by March 6, 1998.



ACKNOWLEDGED AND AGREED:

GAYLORD COMPANIES, INC.
THE COOKSTORE, INC. and
THE COOKSTORE WORTHINGTON, INC.
Debtors in Possession

By: /s/ John Gaylord
---------------------------------------------
Title: Chairman and Chief Executive Officer

Date: February 26, 1998



CAMBRIDGE HOLDINGS, L.L.C.

By:      _______________________________

Its:     _______________________________

Date: February ___, 1998

ACKNOWLEDGED AND AGREED:

GAYLORD COMPANIES, INC.
THE COOKSTORE, INC. and
THE COOKSTORE WORTHINGTON, INC.
Debtors in Possession

By:      _____________________________

Title:   _____________________________

Date: February __, 1998



CAMBRIDGE HOLDINGS, L.L.C.

By:      _____________________________

Its:     _____________________________

                               ADVISORY AGREEMENT


         AGREEMENT made as of the 17th day of March, 1998, by and between Cambridge Holdings, L.L.C., a Delaware limited liability company ("Cambridge Holdings") and Gaylord Companies, Inc. ("Gaylord Company"), The Cookstore, Inc. ("Cookstore") and The Cookstore Worthington, Inc. ("Cookstore Worthington"), as debtors in possession (collectively, the "Company").

                  Background: The parties have entered into a Term Sheet, dated as of February 26, 1998, concerning certain transactions, including without limitation the conditional undertaking by Cambridge Holdings to provide funds pursuant to Section 8 of the Term Sheet (the "Transactions") relating to reorganization of Cookstore, Cookstore Worthington and the Cookstore-related business of Gaylord Company (collectively, the "Cookstore Business") in a Chapter 11 proceeding. Certain defined terms, not otherwise defined herein, have the same meaning as set forth in the Term Sheet.

                  As set forth in Section 5 of the Term Sheet, the Creditors Committee has entered into an agreement providing that it will not file suit against Cambridge Holdings as a result of any action taken pursuant to the Term Sheet or this Agreement, other than the failure of Cambridge Holdings or its designee to provide funds pursuant to, and in accordance with the terms of,
Section 8 of the Term Sheet.

         IT IS AGREED:

         1. The Company agrees to and does hereby retain Cambridge Holdings, and Cambridge Holdings agrees to and does hereby accept retainer as an advisor by the Company in a part-time capacity in connection with the operations of the Cookstore Business of the Company. In compensation for the advisory services to be provided by Cambridge Holdings, the Company will pay Cambridge Holdings at the rate of $30,000 per month pursuant to the provisions of the Term Sheet and payable by delivery of a promissory note in the form attached hereto as Schedule
A. Such compensation shall not be subject to proration. It is understood and agreed that Cambridge Holdings may act as an advisor or consultant to other companies and that each of Cambridge Holdings' officers, directors and affiliates may act as a director, officer, employee or agent of other companies and may continue to hold such directorships or other positions and shall be permitted to devote such time thereto as may reasonably be necessary to discharge the ordinary duties attendant upon any such directorships or positions.

         2. This Agreement shall become effective as of a date (the "Commencement Date") that is five (5) days after the date that the Bankruptcy Court approves the Term Sheet and shall continue until the earlier of the Effective Date or the first anniversary of the Commencement Date. In addition, Cambridge Holdings may immediately terminate its obligations under this Agreement if Cambridge Holdings terminates its obligations pursuant to the terms of Section 5(b) or Section 6 of the Term Sheet or if a Plan or Plans of Reorganization as contemplated by the Term Sheet are not filed or confirmed as contemplated under the Term Sheet. The Company may terminate this Agreement only upon the termination of the Term Sheet.

         3. (a) The Company shall upon reasonable notice give Cambridge Holdings and its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company, including, but not limited to, all employee benefit plans, and will instruct the Company's employees, counsel and financial advisors to cooperate with Cambridge Holdings and each such representative in its investigation of the Company; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Cambridge Holdings hereunder.

                  (b) Cambridge Holdings agrees that, during the term of Cambridge Holdings' retention by the Company and thereafter, it shall preserve in confidence all Confidential Information (as hereinafter defined) acquired or developed by Cambridge Holdings or disclosed to Cambridge Holdings as a direct or indirect consequence of or through Cambridge Holdings' retention by the Company and/or its affiliates. Cambridge Holdings will not, without the prior written authorization of the Company, disseminate, publish, disclose or otherwise make available any such Confidential Information or any portion thereof to any other person, except to Cambridge Holdings' advisors, counsel, accountants and agents in connection with providing the services hereunder, make use of such information for Cambridge Holdings' personal benefit or for the benefit of any person other than the Company and/or its affiliates or assist others in doing so or except pursuant to subpoena or government request; provided that Cambridge Holdings shall give 10 days notice to the Company prior to complying with such subpoena or request.

                  (c) "Confidential Information" shall mean all information of any kind or nature pertaining to the Company or its affiliates which is not available to the public, including, but not limited to, information relating to the Company's or its affiliates' agreements, the Company's or its affiliates' proprietary rights, research, developments, inventions, know-how, trade secrets, patents, patent applications, documents of any kind and manuals, technical advances, research results, commercial arrangements, manufacture, engineering, products, processes, accounting, sales, strategies, tax returns, financial statements, marketing, customers or customer lists, and any information of a like nature furnished to or obtained by Cambridge Holdings from the Company and/or its affiliates relating to activities of third parties have transmitted to the Company or its affiliates under any agreement or arrangement to hold the same secret or confidential.

                  (d) All documents, records, notebooks and similar repositories containing Confidential Information, including copies thereof, in Cambridge Holdings' possession or control, whether prepared by Cambridge Holdings or others, shall be promptly destroyed or, at the Company's option and expense returned to the Company upon the request of the Company after the last day of Cambridge Holdings' retention by the Company and/or its affiliates. If at any time after the termination of this Agreement, Cambridge Holdings has any Confidential Information in its possession or control, it shall immediately return to the Company all such Confidential Information, including all copies and portions thereof.

         4. Cambridge Holdings and the Company acknowledge that Cambridge Holdings is an independent contractor. Cambridge Holdings shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner, agent or joint venturer of the Company. Cambridge Holdings shall not take any action which binds, or purports to bind, the Company.

         5. The Company agrees to indemnify Cambridge Holdings in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof by reference. The Indemnification Provisions shall survive the termination of this Agreement.

         6. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. It may not be changed except by agreement in writing signed by the party against whom enforcement or any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

         7. This Agreement shall be interpreted according to, and governed by, the laws of the State of New York.

         8. This Agreement shall be binding upon the parties and their successors and

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                   CAMBRIDGE HOLDINGS, L.L.C.



                                   By:  _________________________

                                   GAYLORD COMPANIES, INC., THE
                                   COOKSTORE, INC. AND THE COOKSTORE
                                   WORTHINGTON, INC., as debtors in possession



                                   By: __________________________

                           INDEMNIFICATION PROVISIONS

                  The Company (as such term is defined in the Agreement (as such term is defined below)) agrees to indemnify and hold harmless Cambridge Holdings against any and all losses, claims, damages obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, prompt advancement of the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation to which Cambridge Holdings is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) Cambridge Holdings' acting for the Company under the Advisory Agreement dated March 17, 1998 between Cambridge Holdings and the Company, as it may be amended from time to time (the "Agreement"), including, without limitation, any act or omission by Cambridge Holdings in connection with its acceptance of or the performance of its obligations under the Agreement; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found by the final and unappealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Cambridge Holdings; or (b) any Transactions (as such term is defined in the Agreement) (other than the failure of Cambridge Holdings or its designee to provide funds pursuant to Section 8 of the Term Sheet; provided, however, the liability of Cambridge Holdings under this clause (b) shall be limited to the amount of $25,000 less any amounts made available under Section 8 of the Term Sheet). The Company also agrees that Cambridge Holdings shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company stockholders) claiming through the Company for or in connection with the engagement of Cambridge Holdings, except to the extent that any such liability results from Cambridge Holdings' gross negligence or willful misconduct.

                  These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Cambridge Holdings or the persons indemnified below in this sentence and shall extend to the following:
Cambridge Holdings and Cambridge Holdings' affiliated entities, directors, officers, employees, counsel, and agents and controlling persons, and their respective affiliated entities, directors, officers, employees, counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to Cambridge Holdings in these Indemnification Provisions shall be understood to include any and all of the foregoing.

                  If any action, suit, proceeding or investigation is commenced, as to which Cambridge Holdings proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Cambridge Holdings to notify the Company shall not relieve the Company from its obligations hereunder to the extent the Company has actual knowledge of such action, suit, proceeding or investigation. Cambridge Holdings shall use the Company's counsel in any action, suit, proceeding or investigation that is commenced, as to which Cambridge Holdings proposes to demand indemnification, provided, however, that if Cambridge Holdings or the Company's counsel determines that a conflict of interest or potential conflict of interest exists between such counsel's representation of the Company and Cambridge Holdings, then such counsel shall inform Cambridge Holdings that it shall not represent Cambridge and Cambridge Holdings shall have the right to retain counsel of its own choice, which counsel shall be reasonably acceptable to the Company, and the Company shall pay the fees, expenses and disbursement of such counsel; and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Cambridge Holdings made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Cambridge Holdings, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Cambridge Holdings of an unconditional release from all liability in respect of such claim.

                  In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the losses, claims, damages, obligations penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with relative benefits received by the Company and also the relative fault of the Company, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

                  Neither termination nor completion of the engagement of Cambridge Holdings referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

                                                                      Schedule A

                                 PROMISSORY NOTE

$30,000                                                       [DATE]

                                                              New York, New York

         FOR VALUED RECEIVED, GAYLORD COMPANIES, INC. ("Gaylord"), THE COOKSTORE, INC. ("Cookstore") and THE COOKSTORE WORTHINGTON, INC. ("Cookstore Worthington," and jointly and severally with Gaylord and Cookstore, the "Debtor"), debtors and debtors-in-possession, jointly and severally promise to pay to the order of CAMBRIDGE HOLDINGS, L.L.C. ("Cambridge"), and its successors and assigns, at 535 Madison Avenue, New York, New York, 10022-4212, on the Maturity Date (as hereinafter defined), the sum of THIRTY THOUSAND DOLLARS AND NO CENTS ($30,000.00), with interest on the unpaid amount hereof at the rate of _____ percent (__%) per annum. Interest on this Note (and, to the extent permitted by applicable law, interest on accrued interest) shall accrue and be payable in full on the Maturity Date.

         This Note is one of a series of notes issued or to be issued under the Advisory Agreement dated as of March ___, 1998 between the Debtor and Cambridge.

         The holder of this Note (i) shall have all of the rights as a holder under applicable law, including the: (i) Uniform Commercial Code as in effect in the State of New York; and (ii) may at any time exchange this Note for preferred shares of Gaylord in an aggregate value equal to the principal, interest and other amounts due under this Note at the time of exchange.

         As used herein, the term "Maturity Date" shall mean such date as Cambridge shall demand payment of this Note (provided that such date shall be on or after the effective date of the plan or plans of reorganization of any Debtor implementing the terms of the Term Sheet entered into between the Debtor and Cambridge on or about February 26, 1998 (the "Effective Date")). Debtor shall have no liability to the holder of this Note if no Effective Date occurs.

         The Debtor agrees to reimburse Cambridge for its reasonable costs and expenses in any successful action to enforce this Note. The Debtor represents and warrants that the execution, delivery and performance of this Note have been authorized by all necessary corporate and bankruptcy court action.

         This Note shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.



                                    GAYLORD COMPANIES, INC.,
                                    THE COOKSTORE, INC. and
                                    THE COOKSTORE WORTHINGTON,
                                    INC., debtors and debtors-in-possession

                                    By: ______________________________
                                    Title:

                                                                       EXHIBIT E

              Treatment of Executory Contracts and Unexpired Leases

The following executory contracts and unexpired leases will be assumed by
Debtors:

1.   Lane Avenue Shopping Center, 1677 West Lane Avenue Columbus, OH (Landlord:
     UAP-Columbus, JV326132);
2. Summit Mall, 3265 West Market Street, Akron, OH (Landlord: DeBartolo Capital Partnership);
3. Worthington Mall. 100 Worthington Mall, Worthington, OH (Landlord: Aetna Life Insurance Co.);
4. The Mall at Fairfield Commons, 2727 Fairfield Commons Road Beavercreek OH 45431 (Landlord: Glimcher Properties Corporation);
5.   Lease with M&I First National Leasing with respect to certain computers;
     and
6. Agreement with respect to electronic security devices with Sensormatic, Electronics Corp.

                                                                       EXHIBIT F



Income Statement (Estimated)
                                            Jul-98         Aug-98      Sep-98       Oct-98         Nov-98        Dec-98    1998(1)
REVENUE
NET SALES                                $  148,043    $  146,266   $  145,928    $  177,017    $  377,382   $  955,932  $1,950,567
         % Growth                                            -1.2%        -0.2%         21.3%        113.2%       153.3%
COST OF SALES                                79,943        78,984       78,801        95,589       200,012      497,085   1,030,413
         % Growth
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                        68,100        67,282       67,127        81,428       177,369      458,847     920,153
         Gross Margin %                                                                                                       47.17%
-----------------------------------------------------------------------------------------------------------------------------------

EXPENSE
SALES, GENERAL & ADMINISTRATIVE(2)          154,956       105,478      106,549       118,751       116,871      128,925     731,531
         % of Sales
         % of Growth
-----------------------------------------------------------------------------------------------------------------------------------
EBITDA/OP, INC                              (81,381)      (32,694)     (33,867)      (31,158)       67,026      337,052     224,977
         % of Sales
         % of Growth
-----------------------------------------------------------------------------------------------------------------------------------
DEPRECIATION & AMORTIZATION                   5,476         5,502        5,555         6,165         6,527        7,130      36,355
-----------------------------------------------------------------------------------------------------------------------------------
EBIT                                        (86,857)      (38,196)     (39,423)      (37,323)       60,499      329,922     188,622
         % of Sales
         % of Growth
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE                              5,292         5,292        5,292         5,292         5,292        5,292      31,752
TOTAL EXPENSE                               160,248       110,770      111,842       124,043       122,163      134,217     763,283
         % of Sales
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEMS                       (92,149)      (43,488)     (44,715)      (42,615)       55,207      324,630     156,870
RESTRUCTURING CHARGES                          --            --           --            --            --           --          --
PROVISION (BENEFIT) FOR TAXES                  --            --           --            --            --         62,748      62,748
                                         ==========================================================================================
NET INCOME (LOSS)                        $  (92,149)   $  (43,488)  $  (44,715)   $  (42,615)   $   55,207   $  261,882  $   94,122
                                         ==========================================================================================
NET INCOME AVAILABLE FOR SUB DEBT TRADE  $     --      $     --     $     --      $     --      $     --     $     --
                                         ==========================================================================================
INCOME TO BE RETAINED  % of Sales        $  (92,149)   $  (43,488)  $  (44,715)   $  (42,615)   $   55,207   $  261,882  $   94,122
                                         ==========================================================================================

(1) 1/2 Year

(2) July SG & A expense includes $50,000 audit and filing expenses

                                                                 Effective Date       Jul-98         Aug-98         Sep-98
                                                                ---------------------------------------------------------------
ASSETS
Current Assets
     Cash and Cash Equivalents                                      $  30,000         $  57,284       $  60,359      $  62,235
     Trade receivable                                                      --                --              --             --
     Inventories                                                      921,000           893,370         866,569        840,572
     Transaction Expense                                                   --                --              --             --
     Other Current                                                         --                --              --             --
         Total Current Assets                                   ----------------  --------------  -------------  -------------
                                                                      951,000           950,654         926,928        902,806
Fixed/Other Assets
     FF&E                                                             290,000           292,738         295,489        298,240
         Accumulated Depreciation                                          --             5,476          10,977         16,533
     Net FF&E                                                   ----------------  --------------  -------------  -------------
                                                                      290,000           287,262         284,511        281,707
     Other Non Current (Deferred Charges)                                  --                --              --             --
     Goodwill                                                         115,141           114,901         114,661        114,421
         Total Non-current Assets                               ----------------  --------------  -------------  -------------
                                                                      405,141           402,163         399,172        396,128
         Total Assets                                              $1,356,141        $1,352,818      $1,326,100     $1,298,934

LIABILITIES & OWNERS' EQUITY
Current Liabilities
     Bank Debt                                                                         $     --        $     --      $      --
     Trade Payables                                                        --            79,943          87,937         96,731
     Accruals (taxes + interest)                                           --             8,883          17,659         26,414
         Total Current Liabilities                              ----------------  --------------  -------------  -------------
                                                                           --            88,826         105,596        123,145
Non-current Liabilities
     Long-term Debt - Fremont                                         668,470           668,470         668,470        668,470
     Long-term Debt - Sec                                                  --                --              --             --
     Long Term Debt                                                   500,000           500,000         500,000        500,000
     Liability to Unsecured Creditors and former SH                   187,671           187,671         187,671        187,671
         Total Non-current Liabilities                          ----------------  --------------  -------------  -------------
                                                                    1,356,141         1,356,141       1,356,141      1,356,141
Total Liabilities                                                   1,356,141         1,444,966       1,461,737      1,479,286
Owners' Equity
     Preferred Stock                                                       --                --              --             --
     Additional Paid-in Capital                                            --                --              --             --
     Common Stock & Retained Earnings                                      --           (92,149)       (135,637)      (180,352)
         Less:  Treasury Stock                                             --                --              --             --
         Total Owners' Equity                                   ----------------  --------------  -------------  -------------
                                                                           --           (92,149)       (135,637)      (180,352)
         Total Liabilities and Owners' Equity                      $1,356,141        $1,352,818      $1,326,100     $1,298,934


                                                                 Oct-98         Nov-98           1998
                                                             -------------------------------------------
ASSETS
Current Assets
     Cash and Cash Equivalents                                   $  86,532      $ 199,170     $ 535,118
     Trade receivable                                                   --             --            --
     Inventories                                                   806,949        798,879       806,868
     Transaction Expense                                                --             --            --
     Other Current                                                      --             --            --
         Total Current Assets                                 -------------  -------------  ------------
                                                                   893,481        998,049     1,341,986
Fixed/Other Assets
     FF&E                                                          301,322        304,586       308,151
         Accumulated Depreciation                                   22,698         29,225        36,355
     Net FF&E                                                 -------------  -------------  ------------
                                                                   278,624        275,360       271,796
     Other Non Current (Deferred Charges)                               --             --            --
     Goodwill                                                      114,181        113,941       113,702
         Total Non-current Assets                             -------------  -------------  ------------
                                                                   392,805        389,302       385,497
         Total Assets                                           $1,286,286     $1,387,351    $1,727,483

LIABILITIES & OWNERS' EQUITY
Current Liabilities
     Bank Debt                                                   $      --      $      --     $      --
     Trade Payables                                                116,077        139,293       160,187
     Accruals (taxes + interest)                                    37,035         59,678       117,034
         Total Current Liabilities                            -------------  -------------  ------------
                                                                   153,112        198,971       277,221
Non-current Liabilities
     Long-term Debt - Fremont                                      668,470        668,470       668,470
     Long-term Debt - Sec                                               --             --            --
     Long Term Debt                                                500,000        500,000       500,000
     Liability to Unsecured Creditors and former SH                187,671        187,671       187,671
         Total Non-current Liabilities                        -------------  -------------  ------------
                                                                 1,356,141      1,356,141     1,356,141
Total Liabilities                                                1,509,253      1,555,112     1,633,361
Owners' Equity
     Preferred Stock                                                    --             --            --
     Additional Paid-in Capital                                         --             --            --
     Common Stock & Retained Earnings                             (222,967)      (167,760)       94,122
         Less:  Treasury Stock                                          --             --            --
         Total Owners' Equity                                 -------------  -------------  ------------
                                                                  (222,967)      (167,760)       94,122
         Total Liabilities and Owners' Equity                   $1,286,286     $1,387,351    $1,727,483



CASH FLOWS (Estimated)
                                                    Jul-98       Aug-98        Sep-98       Oct-98        Nov-98       Dec-98
                                                -------------------------------------------------------------------------------
CASH FLOW FROM OPERATIONS
Net Income                                         $(92,149)     $(43,488)   $(44,715)     $(42,615)      $55,207     $261,882
     Depreciation                                     5,476         5,502       5,555         6,165         6,527        7,130
     Goodwill Amortz.                                   240           240         240           240           240          240
     Transaction Expense Amortz.                         --            --          --            --            --           --
     Change Current Assets/Liabilities              116,456        43,571      43,546        63,590        53,928       70,261
     Preferred Dividends                                 --            --          --            --            --           --
Total Cash Flow From Operations                 -------------------------------------------------------------------------------
                                                     30,022         5,825       4,627        27,380       115,901      339,513
Transaction Expenses                                     --            --          --            --            --           --
Post-Retirement Benefits                                 --            --          --            --            --           --
Restructuring                                            --            --          --            --            --           --
Adjusted Cash From Operations                   -------------------------------------------------------------------------------
                                                     30,022         5,825       4,627        27,380       115,901      339,513
CASH FLOW FROM FINANCING
Retirement of Debt                                       --            --          --            --            --           --
Proceeds from Long-term Debt                             --            --          --            --            --           --
Redeem Preferred/Treasury Stock                          --            --          --            --            --           --
Additional Paid-in Capital                               --            --          --            --            --           --
Repayment of LTD                                         --            --          --            --            --           --
Total Cash Flow from Financing                           --            --          --            --            --           --
CAPEX AND OTHER NET USES OF CASH
Capital Expenditures                                 (2,738)       (2,751)     (2,751)       (3,083)       (3,264)      (3,565)
Change in Long-Term Assets/Liabilities                   --            --          --            --            --           --
Acquisitions                                             --            --          --            --            --           --
Insurance Proceeds                                       --            --          --            --            --           --
     Total Capex and Other Net Uses of Cash     -------------------------------------------------------------------------------
                                                     (2,738)       (2,751)     (2,751)       (3,083)       (3,264)      (3,565)
Adjusted Cash from Operations                        30,022         5,825       4,627        27,380       115,901      339,513
Net Financing                                            --            --          --            --            --           --
Capex & Other Net Uses                               (2,738)       (2,751)     (2,751)       (3,083)       (3,264)      (3,565)
     Total Cash Flow Before Dividend Payout     -------------------------------------------------------------------------------
                                                     27,284         3,074       1,876        24,297       112,638      335,948
Common Dividends                                         --            --          --            --            --           --
-------------------------------------------------------------------------------------------------------------------------------
Cash - beginning of Year                             30,000        57,284      60,359        62,235        86,532      119,170
Increase (Decrease) in Cash                          27,284         3,074       1,876        24,297       112,638      335,948
Cash - end of Period                                $57,284       $60,359     $62,235       $86,532      $199,170     $535,118
-------------------------------------------------------------------------------------------------------------------------------

                                                                    EXHIBIT G
                         The Cookstore/Gaylord Companies
                      Illustration of Net Recovery Analysis
                                  ($ in 000's)

Assumption:                                                Cost           Total $        % of Retail       % of Cost     % of Sales
----------                                                 ----           -------        -----------       ---------     ----------
Inventory available for sale                              $1,080
Projected Inventory at Retail                                               $2,218
Sales of original inventory                                                  1,419         64.00%          131.42%        100.00%
Operating Expenses
Store payroll                                                                   98          4.43%            9.10%          6.92%
Incentives/bonuses                                                              10          0.44%            0.91%          0.69%
Employee benefit and taxes                                                      17          0.78%            1.60%          1.22%
                                                                             -----         -----           ------         ------
     Subtotal - Payroll                                                        125          5.65%           11.61%          8.84%

Advertising                                                                     66          3.00%            6.15%          4.68%
Store signs                                                                      6          0.27%            0.56%          0.42%
                                                                             -----         -----           ------         ------
     Subtotal - Advertising                                                     72          3.27%            6.71%          5.10%

Independent inventory service                                                    5          0.22%            0.46%          0.35%
Credit card fees                                                                15          0.69%            1.41%          1.07%
Miscellaneous store operating costs                                             11          0.49%            1.01%          0.77%
Consolidation costs                                                              8          0.36%            0.74%          0.56%
                                                                             -----         -----           ------         ------
     Subtotal - Other operating costs                                           39          1.76%            3.62%          2.75%

Store occupancy & utilities                                                    197          8.88%           18.23%         13.87%
On-site management                                                              44          1.99%            4.09%          3.11%
Incentives/bonuses                                                              10          0.47%            0.97%          0.73%
                                                                             -----         -----           ------         ------
     Subtotal - On-site management                                              55          2.46%            5.06%          3.85%
Total Operating Expenses                                                       488         22.03%           45.23%         34.42%
Liquidation costs & fees                                                        35          1.60%            3.29%          2.50%
                                                                             -----         -----           ------         ------
Net Recovery                                                                  $895         40.37%           82.91%         63.08%
                                                                              ====         =====            =====          =====

                             Exhibit H to Disclosure
                                    Statement

MERGER AGREEMENT AND PLAN OF RECAPITALIZATION, dated June __, 1998, among HOME RETAIL ACQUISITION CORP., a Delaware corporation ("HRAC"), and GAYLORD COMPANIES, INC., Debtor-in-Possession, a Delaware corporation ("Gaylord").

         Gaylord is a debtor-in-possession in a Chapter 11 Bankruptcy proceeding and HRAC is preparing a Plan of Reorganization (the "Bankruptcy Plan") in order to enable Gaylord to emerge from bankruptcy.

         The respective Boards of Directors of HRAC and Gaylord deem it advisable and in the best interests of such corporations and their respective stockholders that simultaneously at the Effective Time, as hereafter defined:
(a) HRAC be merged with and into Gaylord with Gaylord as the surviving entity in a transaction intended to qualify as a tax-free statutory merger under Section 368(a)(1)(A) of the Tax Code and (b) Gaylord restructure its equity ownership in a transaction intended to qualify as a tax-free recapitalization under Section 368(a)(1)(E) or Section 1036 of the Tax Code, on the terms and conditions set forth in this Agreement.

         Accordingly, the parties agree as follows:

         Definitions. As used in this Agreement and in any amendments thereto, the following terms shall have the following meanings:

         (a) "Closing" shall refer to the closing under this Agreement as described in Section 6.

         (b) "Effective Time" shall mean the date and time when the Merger becomes effective pursuant to the General Corporation Law of the State of Delaware ("GCL").

         (c) "Merger" shall refer to the merger of HRAC into and with Gaylord as provided in Section 1.

         (d) "Gaylord Common Stock" shall refer to the Common Stock, $0.01 par value per share, of Gaylord outstanding prior to the Effective Time.

         (e) "HRAC Common Stock" shall refer to the Common Stock, $0.01 par value per share, of HRAC.

         (f) "HRH Class A Common Stock" shall refer to the Class A Common Stock, $0.01 par value per share, of the Surviving Corporation.

         (g) "HRH Class B Common Stock" shall refer to the Class B Restricted Common Stock; $0.01 par value per share, of the Surviving Corporation.

         (h) "Recapitalization" shall refer to the restructuring of the equity interests of the shareholders of Gaylord simultaneous with the Merger as described in Section 4 hereof.

         (i) "Series A Preferred Stock" shall refer to the Series A Cumulative Preferred Stock, $0.01 par value per share, of Gaylord.

         (j) "Surviving Corporation" shall have the meaning set forth in Section 3(a) below.

         (k) "Tax Code" shall refer to the Internal Revenue Code of 1986, as amended.

         1. The Merger. At the Effective Time, HRAC shall be merged into and with Gaylord upon the terms set forth in this Agreement in a transaction intended to qualify as a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code.

         2. Certificate of Merger. After satisfaction or waiver of all conditions established herein to the obligations of the parties, Gaylord shall file with the Secretary of State of the State of Delaware a duly executed Certificate of Merger in the form of Annex I (the "Certificate of Merger"). The parties shall use their best efforts to cause such conditions to be fulfilled as soon as possible.

         3. Effect of Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the GCL. At the Effective Time:

                  (a) Gaylord shall be the surviving corporation after giving effect to the Merger (in such capacity, the "Surviving Corporation");

                  (b) the certificate of incorporation of the Surviving Corporation shall be as set forth on Exhibit A to Annex I hereto, giving effect to the restatement and amendment thereof as set forth on such Exhibit A;

                  (c) the Bylaws of the Surviving Corporation shall be as set forth on Annex II hereto, giving effect to the restatement and amendment thereof as set forth on such Annex II;

                  (d) the initial directors of the Surviving Corporation shall be those persons who immediately prior to the Effective Time were serving as the directors of Gaylord to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected or appointed;

                  (e) the initial officers of the Surviving Corporation shall be those persons who immediately prior to the Effective Time were serving as the officers of Gaylord until their successors are duly elected or appointed,

                  (f) the corporate existence, franchises and rights of Gaylord, with its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the Surviving Corporation shall succeed to and be fully vested insofar as permitted by law and not otherwise expressly provided herein, with the corporate existence, identity and all rights, franchises, assets, liabilities and obligations of HRAC, all as set forth in and subject to Section 259 of the GCL;

                  (g) the name of the Surviving Corporation shall be changed to "Home Retail Holdings, Inc."; and

                  (h) the separate existence and corporate organization of HRAC shall cease.

         4. Treatment of Shares. At the Effective Time, by virtue of the simultaneous Merger and Recapitalization and without any action on the part of any stockholder of HRAC, Gaylord or their stockholders:

                  (a) each issued share of HRAC Common Stock outstanding immediately prior to the Effective Time shall be converted by operation of law under the Merger into the right to receive 13.83684 shares of HRH Class A Common Stock;

                  (b) each issued share of Gaylord Common Stock outstanding immediately prior to the Effective Time shall be converted pursuant to the Recapitalization into .0226026 share of HRH Class B Common Stock,

                  (c) each issued share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted pursuant to the Recapitalization into the right to receive 1.1529 shares of HRH Class B Common Stock, and

                  (d) no fractional shares of HRH Class A Common Stock or HRH Class B Common Stock will be issued as a result of the Merger, either at the Closing or at the time of issuance of certificates in the names of the holders of HRAC Common Stock, Gaylord Common Stock and Series A Preferred Stock. In lieu of the issuance of fractional shares, each holder of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock who otherwise would be entitled to receive a fractional share of HRH Class A or Class B Common Stock shall receive one share of HRH Class A or Class B Common Stock, as the case may be;

provided that in no case shall more than an aggregate of 154,951 shares of Class B Common Stock be issued to holders of Gaylord Common Stock and Series A Preferred Stock.

         5. Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or right of HRAC acquired or to be acquired by reason of or as a result of the Merger, the officers of Gaylord in office immediately prior to the Effective Time shall in the name and on behalf of Gaylord have and may exercise power and authority to execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are hereby additionally authorized in the name of HRAC or otherwise to take any and all such action.

         6. Closing and Exchange of Stock Certificates.

                  (a) The Closing (provided that the Effective Time shall already have arrived) will take place at 10:00 A.M. New York time on the date of the Effective Time, or at such other time as the parties to this Agreement, acting through their Boards of Directors or the Executive Committees thereof, may mutually agree. The place of Closing will be at the offices of Hahn & Hessen LLP, 350 Fifth Avenue, New York, New York or at such other place as may be mutually agreed upon by the parties.

                  (b) As soon as practicable after the Effective Time, each holder of shares of HRAC Common, Stock Gaylord Common Stock or Series A Preferred Stock outstanding immediately prior to the Effective Time shall surrender the certificate or certificates representing such shares to Surviving Corporation and shall receive in exchange therefor a certificate or certificates representing the number of whole shares of HRH Class A Common Stock or HRH Class B Common Stock which such holder shall be entitled to receive as provided in Section 4. The certificate or certificates so surrendered shall be duly endorsed as Surviving Corporation may require. Subject to the following provisions of this Section 6(b), after the Effective Time each certificate which represented outstanding shares of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock prior to the Effective Time shall be deemed for all corporate purposes to evidence the ownership of the shares of HRH Class A Common Stock or HRH Class B Common Stock, as the case may be, provided in Section 4. No dividend or other distribution payable with respect to the HRH Class A Common Stock or HRH Class B Common Stock shall be paid to any holder of any certificate representing shares of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock issued and outstanding immediately prior to the Effective Time until such holder surrenders such certificate for exchange as provided in this Section 6(b).

                  (c) All shares of HRH Class A Common Stock or HRH Class B Common Stock for and into which shares of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock shall have been exchanged and converted pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged and converted shares. Except for such rights and except as provided in
         Section 6(b), the holder of certificate(s) representing shares of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall have no rights with respect to such shares other than to surrender such certificate or certificates pursuant to Section 6(b).

         7. Representations, Warranties and Covenants of Gaylord.
Gaylord represents, warrants and agrees as follows:

                  (a) Gaylord is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to carry on the business in which it is engaged, to own, lease, and operate its properties, to execute and deliver this Agreement and to perform its obligations under this Agreement;

                  (b) The authorized capital stock of Gaylord consists of 10,000,000 shares of Gaylord Common Stock, $.01 par value per share, of which 3,795,000 shares are issued and outstanding on the date of this Agreement, and 1,500,000 shares of cumulative preferred stock, $.01 par value per share, of which 60,000 shares of Series A Preferred Stock are issued and outstanding on the date of this Agreement. Gaylord does not hold any shares of its authorized capital stock in its treasury. All of the issued and outstanding shares of such capital stock are duly and validly issued and outstanding and are fully paid and nonassessable.

                  (c) Except with the prior written approval of HRAC and as set forth in the Bankruptcy Plan, between the date of this Agreement and the Effective Time, there will be no change in the Certificate of Incorporation or By-Laws or in the authorized or issued capital stock of Gaylord.

                  (d) Except with the prior written approval of HRAC and as set forth in the Bankruptcy Plan, between the date of this Agreement and the Effective Time, Gaylord will not (i) issue any additional capital stock or other security, (ii) declare, set aside or pay any dividend or make any other distribution in respect to its capital, (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or (iv) issue to any person options, warrants or other rights to acquire any securities of Gaylord.

                  (e) From the date of this Agreement up to and including the Effective Time, except with the prior written approval of HRAC as set forth in the Bankruptcy Plan, the business of Gaylord will be conducted in the usual, regular and ordinary manner, and Gaylord will not make any material change in its methods of management, distribution, marketing, accounting or operations.

         8. Representations, Warranties and Covenants of Gaylord and
HRAC. Each of Gaylord and HRAC will use its respective best efforts to cause all of the conditions set forth in Sections 7 through 11 that are within its control to be satisfied as soon as practicable after the date hereof.

         9. Representations, Warranties and Covenants of HRAC.

                  (a) HRAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with power and authority to carry on its business, to own its properties, and to execute and deliver this Agreement and perform its obligations hereunder.

                  (b) Between the date of this Agreement and the Effective Time, there will be no change in the Certificate of Incorporation or By-Laws or in the authorized or issued capital stock of HRAC.

                  (c) Except as otherwise provided herein, between the date of this Agreement and the Effective Time, HRAC will not (i) issue any additional capital stock or other security, (ii) declare, set aside or pay any dividend or make any other distribution in respect to its capital, (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or (iv) issue to any person options, warrants or other rights to acquire any securities of HRAC.

                  (d) The authorized capital stock of HRAC consists of 1,000,000 shares of HRAC Common Stock, $0.01 par value per share, of which 100,000 shares are issued and outstanding on the date of this Agreement, and 100,000 shares of serial preferred stock, $0.01 par value per share, of which no shares are issued and outstanding on the date of the Agreement. HRAC does not hold any shares of its authorized capital stock in its treasury. All of the issued and outstanding shares of such capital stock are duly and validly issued and outstanding and are fully paid and nonassessable.

         10. Conditions Precedent to the Obligation of HRAC. The obligations of HRAC under this Agreement and the Certificate of Merger are subject to the fulfillment prior to or on the Effective Time of the following conditions:

                  (a) this Agreement and the Merger shall have been approved by the affirmative vote of the holders of all of the shares of HRAC Common Stock entitled to vote thereon; and

                  (b) the Bankruptcy Plan shall have been confirmed and declared effective.

         11. Conditions Precedent to Obligations of Gaylord. The obligations of Gaylord under this Agreement are subject to the fulfillment prior to or on the Effective Time of the following condition:

                  (a) The Bankruptcy Plan shall have been confirmed and declared effective.

         12. Modification and Termination. To the fullest extent permitted under the GCL, HRAC and Gaylord, by mutual consent of their respective Boards of Directors, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing at any time before the Closing. HRAC and Gaylord may at any time, by mutual consent of their Boards of Directors, terminate this Agreement.

         13. Miscellaneous.

                  (a) Parties in Interest. This Agreement shall only bind and inure to the benefit of the parties and their respective successors and assigns.

                  (b) Entire Agreement. This Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  (c) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute only one agreement.

                  (d) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

         IN WITNESS WHEREOF, the Board of Directors of each of the parties hereto first having duly adopted and approved the same, this Merger Agreement and Plan of Reorganization has been executed and delivered on the date first above written.


                              HOME RETAIL ACQUISITION CORP.


Attest:                       By: ______________________________________
                              Name:
_______________________       Title:
Name:
Title:

                              GAYLORD COMPANIES, INC., debtor-in-possession


Attest:                       By: ______________________________________
                              Name:
_______________________       Title:
Name:
Title:

                                     ANNEX I
                               TO MERGER AGREEMENT
                          AND PLAN OF RECAPITALIZATION


                              CERTIFICATE OF MERGER
                                       OF
                          HOME RETAIL ACQUISITION CORP.
                                  WITH AND INTO
                             GAYLORD COMPANIES, INC.

         The undersigned corporation, organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY:

         FIRST: The name and state of incorporation of each of the constituent corporations in the merger are as follows:

                    Name                             State of Incorporation
                    ----                             ----------------------

HOME RETAIL ACQUISITION CORP.                                 Delaware

GAYLORD COMPANIES, INC.                                       Delaware

         SECOND: A Merger Agreement and Plan of Recapitalization dated June ___, 1998 (the "Merger Agreement") has been approved, adopted, certified, executed, and acknowledged by each constituent corporation in accordance with Section 251 or 303 of the General Corporation Law of the State of Delaware.

         THIRD: The name of the surviving corporation shall be HOME RETAIL HOLDINGS, INC.

         FOURTH: Such amendments or changes to the certificate of incorporation of the surviving corporation as are desired to be effected by the merger are set forth on Exhibit A attached hereto and incorporated herein by reference, which sets forth such certificate of incorporation, as so amended and restated, in its entirety.

         FIFTH: The executed Merger Agreement is on file at the principal place of business of the surviving corporation at _____________, ____________.

         SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

         IN WITNESS WHEREOF, this Certificate of Merger has been executed and acknowledged this __ day of June, 1998.

                                GAYLORD COMPANIES, INC., debtor-in-possession


                                By: ______________________________________
                                     Name:
                                     Title:

Acknowledged:


___________________________
Name:
Title:

                                                            Exhibit A to Annex I

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           HOME RETAIL HOLDINGS, INC.

         Home Retail Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation (the "Corporation") is Home Retail Holdings, Inc, (formerly Gaylord Companies, Inc.), and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on ______________, ________.

         2. This Amended and Restated Certificate of Incorporation of the Corporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as the same heretofore has been amended, supplemented or restated (the "Certificate of Incorporation").

         3. The text of the Certificate of Incorporation is hereby further amended and restated to read in full as herein set forth:

         "FIRST: The name of the Corporation is Home Retail Holdings, Inc.

         SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, Delaware, 19805, County of New Castle. The name of the registered agent at such address is The Prentice-Hall Corporation System, Inc.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:

         (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-one million one hundred fifty-five thousand (21,155,000), which are divided into twenty million (20,000,000) shares of Class A Common Stock of a par value of $0.01 per share ("Class A Common Stock"), one hundred fifty-five thousand (155,000) shares of Class B Restricted Common Stock of a par value of $0.01 per share ("Class B Common Stock") and one million (1,000.000) shares of Serial Preferred Stock of a par value of $0.01 per share ("Preferred Stock"). The Class A Common Stock and Class B Common Stock shall have the same rights, privileges and preferences except that the Class B Common Stock (i) shall have no dividend or liquidation rights except as otherwise required under the General Corporation Law of the State of Delaware, and (ii) shall not be transferable except by operation of law in the event of the death, bankruptcy or liquidation of the holder thereof. Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock (the "Conversion Rate") in any one of the following events (each a "Trigger Event"): (i) the closing sale price for twenty (20) consecutive trading days of the Class A Common Stock as quoted on Nasdaq or, if such shares are not trading on Nasdaq, then on the principal market on which such shares shall then be trading exceeds $11.57 per share of Class A Common Stock (the "Trigger Price") or (ii) of a sale of all or substantially all the assets of the Corporation, a sale of all the equity interests of the Corporation or a merger or consolidation of the Corporation with or into another entity in which the Corporation is not the surviving entity pursuant to which the holders of Class A Common Stock would receive, on a fully diluted basis after giving effect to the conversion of the Class B Common Stock and any other convertible securities, consideration which exceeds the Trigger Price, in each case subject to adjustment in the event of any stock splits or other similar events as provided in ARTICLE FOURTH Subsection (b) hereof. As soon as practicable after a Trigger Event, the Corporation shall give or cause notice to be given to each holder of Class B Common Stock that the Class B Common Stock has been converted into Class A Common Stock and such conversion shall be deemed to have occurred on the sooner of the date of such notice and the date of such a merger or consolidation, if any, constituting a Trigger Event. Each holder of shares of Class B Common Stock outstanding immediately prior to the date of the Trigger Event, upon surrender of the certificate or certificates representing such shares to the Corporation, shall receive in exchange therefor a certificate or certificates representing the number of whole shares of Class A Common Stock which such holder shall be entitled to receive as provided herein. The certificate or certificates so surrendered shall be duly endorsed as the Corporation may require. Subject to the following provision of this ARTICLE FOURTH Subsection (a), after the Trigger Event, each certificate which represented outstanding shares of Class B Common Stock, prior to such date, shall be deemed for all corporate purposes to evidence the ownership of the shares of Class A Common Stock as provided herein. No dividend or other distribution payable with respect to the Class A Common Stock shall be paid to any holder of any certificate representing shares of Class B Common Stock issued and outstanding immediately prior to such date until such holder surrenders such certificate for exchange as provided in this ARTICLE FOURTH Subsection (a). All shares of Class A Common Stock for and into which shares of Class B Common Stock shall have been exchanged and converted shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged and converted shares. Except for such rights, the holder of certificate(s) representing shares of Class B Common Stock issued and outstanding immediately prior to such date shall have no rights with respect to such shares after such date other than to surrender such certificate or certificates pursuant to this ARTICLE FOURTH Subsection (a). The Corporation shall at all times reserve a number of share of authorized but unissued Class A Common Stock for issuance upon conversion of the Class B Common Stock. No share of Class B Common Stock may be issued after a Trigger Event.

        (b) In order to prevent dilution of the conversion rights granted to the Class B Common Stock under this ARTICLE FOURTH, the Conversion Rate and Trigger Price will be subject to adjustment from time to time pursuant to this ARTICLE FOURTH Subsection (c) as follows:

                 (i) If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Class A Common Stock into a greater number of shares, the Conversion Rate and the Trigger Price in effect immediately prior to such subdivision will be proportionately increased and reduced, respectively, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Class A Common Stock into a smaller number of shares, the Conversion Rate and the Trigger Price in effect immediately prior to such combination will be proportionately reduced and increased, respectively.

                (ii) If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Class B Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Class B Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately increased

                  (iii) After any reorganization or any consolidation or merger of the Corporation or any sale, lease, mortgage, pledge, exchange, transfer, or other disposition of all or substantially all of the assets of the Corporation other than a Trigger Event, the holders of Class B Common Stock shall thereafter be entitled to receive, upon conversion in accordance with ARTICLE FOURTH Subsection (a), the kind and amount of shares or other securities or property which they would have been entitled to receive had they converted their shares of Class B Stock into shares of Class A Common Stock of the Corporation as of the record date for the determination of holders of Class A Common Stock entitled to cast their votes for or against or to express any dissent to such reorganization, consolidation, merger, sale, lease, exchange, or other disposition; and, after the happening of one or more of the aforesaid events, if any, the rights of the holders of Class B Common Stock with respect to the adjustment of the Conversion Rate and Trigger Price shall be appropriately continued and preserved in order to afford, as nearly as possible, protection against dilution of the conversion rights and privileges comparable to those conferred herein.

                  (iv) In the event of a judicial or non-judicial dissolution of the Corporation, the conversion rights and privileges of the holders of Class B Common Stock in accordance with ARTICLE FOURTH Subsection (a) shall terminate on a date, as fixed by the Board of Directors of the Corporation, not more than 45 days and not less than 30 days before the due of such dissolution. The reference to shares of Class A Common Stock in this Subsection (b) shall be deemed to include shares of any class into which said shares of Class A Common Stock may be changed.

         (c) The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors.

         FIFTH:  The Corporation is to have perpetual existence.

         SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of [Section] 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of [Section] 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and the regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

         1. Number of Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

         2. Terms of Directors. Except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation or to elect directors under specified circumstances, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation. One class shall be originally elected for a term expiring at the annual meeting of stockholders to be hold in 1999, another class shall be originally elected for a term expiring at the annual meeting of stockholders to be hold in 2000, and another class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, with each member of each class to hold office until a successor is elected and qualified. At each annual meeting of stockholders of the Corporation and except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term of three years.

         3. Newly Created Directorships and Vacancies. Except as otherwise required by law and except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances:
(i) newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors; (ii) any director elected in accordance with the preceding clause (i) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified; and (iii) no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director

         4. Removal. Except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of the Corporation's stock entitled to vote generally, voting together as a single class. Whenever in this Article SEVENTH hereof, the phrase, "the then outstanding shares of the Corporation's stock entitled to vote generally" is used, such phrase shall mean each then outstanding share of any class or series of the Corporation's stock that is entitled to vote generally in the election of the Corporation's directors.

         5. Amendment or Repeal of this Article. Notwithstanding any other provisions of this Article SEVENTH or any other Article hereof or of the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified from time to time by law, this Article SEVENTH, any other Article hereof, or the By-Laws of the Corporation), the provisions of this Article SEVENTH may not be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of at least 75% of the combined voting power of the then outstanding shares of the Corporation's capital stock entitled to vote generally, voting together as a single class.

         6. Amendment of Bylaws. The power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation, unless otherwise provided in the By-Laws.

         7. Voting Power. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) ofss.242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

         EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of ss.102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. No amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         NINTH: The Corporation shall, to the fullest extent permitted by the provisions of ss.145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify, and upon request advance expenses to, any and all persons who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section (including without limitation attorneys fees and expenses); provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than solely to enforce rights under this ARTICLE NINTH. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any person seeking indemnification under this Article NINTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established by a court of competent jurisdiction. No amendment or repeal of the foregoing provisions of this Article NINTH shall adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and the provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

         ELEVENTH: The Corporation hereby elects to be governed by Section 203 of the Delaware General Corporation Law.

         TWELFTH: If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

         THIRTEENTH: The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

          a.   the interests of the Corporation's stockholders;

          b. whether the proposed transaction might violate federal or state laws;

          c. not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of this Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

          d. the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors may determine.

         FOURTEENTH: Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of this Corporation), the affirmative vote of 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of ARTICLES SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH, TWELFTH, THIRTEENTH and this ARTICLE FOURTEENTH. Notice of any such proposed amendment, repeal or adoption, shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, this Corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law.

         This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed and attested to by its duly authorized officers on this day of ___________,1998.

                                      HOME RETAIL HOLDINGS, INC.


ATTEST:                               By: ______________________________________

_______________________________
Secretary

                                                                        Annex II

                              RESTATED AND AMENDED

                                     BYLAWS

                                       OF

                           HOME RETAIL HOLDINGS, INC.

                            (a Delaware corporation)

                            Effective ________, 1998

                                    ARTICLE I

                                  STOCKHOLDERS

         1. CERTIFICATES REPRESENTING STOCK. Certificates representing stock in the Corporation shall be signed by, or in the name of, the Corporation by the Chairman or Vice-Chairman of the Board of Directors, if any, or by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on any such certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

         Whenever the Corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock and whenever the Corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

         The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of the lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.

         2. UNCERTIFICATED SHARES. Subject to any conditions imposed by the General Corporation Law, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Within a reasonable time after the issuance or transfer of any uncertificated shares, the

Corporation shall send to the registered owner thereof any written notice prescribed by the General Corporation Law.

         3. FRACTIONAL SHARE INTERESTS. The Corporation may, but shall not be required to, issue fractions of a share. If the Corporation does not issue fractions of a share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.

         4. STOCK TRANSFERS. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the Corporation shall be made only on the stock ledger of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer agent or a registrar, if any, and, in the case of shares represented by certificates, on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

         5. RECORD DATE FOR STOCKHOLDERS. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record due is adopted by the Board of Directors, and which due date not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return, receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more then sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

         6. MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissect in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "share of stock" or "shares of stock" or "stockholder" or "stockholders" refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the Corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record off outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series, of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock; one or more of which are limited or denied such rights thereunder, provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation, except as any provision of law may otherwise require.

         7. STOCKHOLDER MEETINGS.

         * TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors. A special meeting shall be held an the date and a the time fixed by the directors.

         * PLACE. Annual meetings and special meetings shall be hold at such place, within or without the State of Delaware as the directors may, from time to time, fix. Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the a Corporation in the State of Delaware.

         * CALL. Annual meetings and special meetings may be called by a majority of the directors or by any officer instructed by a majority of the directors to call the meeting.

         * NOTICE OR WAIVER OF NOTICE. Written notice of all meetings shall be given, stating the place, date, and hour of the meeting and stating the place within the city or other municipality or community at which the list of stockholders of the Corporation may be examined. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. The notice of any meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by the General Corporation Law. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more then sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived and directed to each stockholder at his record address or at such other address which he may have furnished by request in writing to the Secretary of the Corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States Mail. No business shall be conducted at an annual meeting except in accordance with this procedure. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this section, and if so determined, shall declare to the meeting that any such business not properly bought before the meeting shall not be transacted. If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders need be specified in any written waiver of notice.

         * STOCKHOLDER LIST. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of Stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledge, the list required by this section or the books of the Corporation, or to vote at any meeting of stockholders.

         * CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting - the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the Corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting.

         * PROXY REPRESENTATION. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

         * INSPECTORS. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors, in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspectors at such meeting with strict impartiality and according to the beat of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting the inspector or inspectors, if any, shall make a report in writing of any challenge, question, or matter determined by him or them and execute a certificate of any flux found by him or them. Except as otherwise required by subsection (e) of Section 231 of the General Corporation Law, the provisions of this Section shall not apply to the Corporation.

         * QUORUM. The holders of a majority of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders, present may adjourn the meeting despite the absence of a quorum.

         * VOTING. Each share of stock shall entitle the holder thereof to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by, the provisions of the certificate of incorporation and these Bylaws. In the election of directors, and for any other action, voting need not be by ballot.

         8. STOCKHOLDER ACTION WITHOUT MEETING. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action to a meeting at which all shares entitled to vote thereon were present and voted; provided that if at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for to long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have riot consented in writing. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law.

                                   ARTICLE II

                                    DIRECTORS

         1. FUNCTIONS AND DEFINITION. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The Board of Directors shall have the authority to fix the compensation of the members thereof. The use of the phrase "whole board" herein refers to the total number of directors which the Corporation would have if there were no vacancies.

         2. QUALIFICATIONS AND NUMBER. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The initial Board of Directors shall consist of three persons. Thereafter the number of directors constituting the whole board shall be at least three. Subject to the foregoing limitation and except for the first Board of Director, the number of directors shall be fixed by resolution of the Board of Directors and may be increased at any time or from time to time by the directors by vote of a majority of the directors then in office but not to a greater number than nine without action by the stockholders. The number of directors may be decreased to any number permitted by the foregoing at any time by the directors by vote of a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors.

         3. ELECTION AND TERM. All members of the Board of Directors shall be classified, with respect to the time for which they each hold office, into three classes. One class shall originally be elected for an initial one year term expiring at the annual meeting of stockholders to be held in 1999, another class shall be originally elected for an initial two year term expiring at the annual meeting of stockholders to be held in 2000, and another class shall be originally elected for an initial three year term expiring at the annual meeting of stockholders to be held in 2001, with each member of each class to hold office until a successor is elected and qualified or until his earlier resignation or removal. Thereafter, at each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a three year term until their successors are elected and qualified or until their earlier resignation or removal.

         Except as otherwise provided in or fixed by or pursuant to the Corporation's Certificate of Incorporation, nominations for the election of directors may be made by the Board of Directors or by any stockholder of record entitled to vote in the election of directors generally. However, any such stockholders may nominate one or more persons for election as director or directors at a stockholders' meeting only if written notice of intent to make such nomination or nominations has been given either by personal delivery or by mail to the Secretary of the Corporation not less than 30 days before the meeting of stockholders at which such election is held. Each such notice shall state (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in pawn or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominee proposed by such stockholder as would be required to be included in a proxy a filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (d) the consent of each nominee to serve as a director of the Corporation if so elected, and shall be accompanied by a petition in support of such nomination signed by at lease 50 holders of record of stock entitled to vote in the election of directors holding in the aggregate not less than 5% of such stock. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         4. MEETINGS.

         * TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

         * PLACE. Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

         * CALL. No call shall be required for regular meeting for which the time and place have been fixed. Special meetings may be called: by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, or the President, or of a majority of the directors in office.

         * NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. Notice need not be given to any director or to any member of a committee of directors who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when he attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the directors need be specified in any written waiver of notice.

         * QUORUM AND ACTION. A majority of the whole Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided that such majority shall constitute at least one-third of the whole Board. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these Bylaws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board or action of disinterested directors,

         Any member or members of the Board of Directors or of any committee designated by the Board, may participate in it meeting of the Board, or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

         * CHAIRMAN OF THE MEETING. The Chairman, of the Board, if any and if present and acting shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, if any and if present and acting or the President, if present and acting, or any other director chosen, by the Board, shall preside.

         5. RESIGNATION AND REMOVAL OF DIRECTORS. Any director may resign at any time by delivering his resignation in writing to the chairman of the board, if any, the president, or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of it being accepted unless the resignation shall so state. Except as otherwise provided in the certificate of incorporation or then by-laws relating to the rights of the holders of any class or series of preferred stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote, at any required meeting or special meeting of the stockholders, of not less than 50% of the total number of votes of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of director, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting. Any vacancy in the board of directors resulting from any such removal shall be filled only by vote of a majority of the directors then in office, although less than a quorum, and any director or directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified or until their earlier death; resignation or removal. No director resigning and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation) no director removed shall have any right to any compensation as such director for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless, in the case of a resignation, the directors, or, in the case of removal the body acting on the removal, shall in their or its discretion provide for compensation.

         6. VACANCIES. Vacancies and any newly created directorships resulting from any increase in the number of directors shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Stockholders shall have no power to fill any vacancies or newly created directorships. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirement of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.

         7. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation with the exception of any authority the delegation of which is prohibited by Section 141 of the General Corporation Law, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

         8. WRITTEN ACTION. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing; and the writing or writings are filed with the minutes of proceedings of the Board or committee.

         9. INTERESTED DIRECTORS AND OFFICES.

                 (a) No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the Corporation's directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in to meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

                          (1) The material facts as to his relationship or
                  interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contact or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

                          (2) The material facts as to his relationship or
                  interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholder; or

                          (3) The contract or transaction is fair as to the
                  corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

         B. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE III

                                    OFFICERS

         The officers of the Corporation shall consist of a President, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, a Chairman of the Board, a Vice-Chairman of the Board, one or more Executive Vice Presidents, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers with such titles as the resolution of the Board of Directors choosing them shall designate. Except as may otherwise be provided in the resolution of the Board of Directors choosing him, no officer other then the Chairman or Vice-Chairman of the Board, if any, need be a director. Any number of offices may be held by the same person, as the directors may determine.

         Unless otherwise provided in the resolution choosing him, each officer shall be chosen for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until his successor shall have been chosen and qualified.

         All officers of the Corporation shall have such authority and perform such duties in the management and operation of the Corporation as shall be prescribed in the resolutions of the Board of Directors designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions my be inconsistent therewith. The Secretary or an Assistant Secretary of the Corporation shall record all of the proceedings of all meetings and actions in writing of stockholders, directors, and committees of directors, and shall exercise such additional authority and perform such additional duties as the Board shall assign to him. Any officer may be removed, with or without cause by the Board of Directors. Any vacancy in any office may be filled by the Board of Directors.

                                   ARTICLE IV

                                 CORPORATE SEAL

         The corporate seal shall be in such form as the Board of Directors shall prescribe.

                                    ARTICLE V

                                   FISCAL YEAR

         The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

                                   ARTICLE VI

                               CONTROL OVER BYLAWS

         Subject to the provisions of the certificate of incorporation and the provisions of the General Corporation Law, the power to amend, alter, or repeal then Bylaws and to adopt new Bylaws may be exercised by the Board of Directors or by the stockholders except that the power to amend, alter or repeal Article II Section 2 and 3 may be exercised only by the stockholders acting by at least 75% vote of the outstanding voting shares.

                                                                       EXHIBIT I



                           HOME RETAIL HOLDINGS, INC.
                           1998 EQUITY INCENTIVE PLAN

1. PURPOSE

         The purpose of this Equity Incentive Plan (the "Plan") is to advance the interests, of Home Retail Holdings, Inc. (the "Company") by enhancing its ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries through ownership of shares of the Company's Class A Common Stock ("Stock").

         The Plan was adopted by the Company on June __, 1998, and adopted by stockholders on _____________.

         The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options Stock Appreciation Rights, Restricted Stock or Unrestricted Stock Awards, Deferred Stock Awards, Performance Awards, Loans or Supplement Grants, or combinations thereof all as more fully described below.

2. ADMINISTRATION

         Unless otherwise determined by the Board of directors of the Company (the "Board"), the Plan will be administered by a Committee of the Board designated for such purpose (the "Committee"). The Committee shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination, of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. During such times as the Stock is registered under the Securities Exchange Act of 1934 (the "1934 Act"), all members of the Committee shall be disinterested persons within the meaning of Rule 16b-3 under the 1934 Act and "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code").

         The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose; (b) determine the size of each Award, including the number of shares of Stock subject to the Award; (c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a holder of an Award with any obligations to be performed by such holder under an Award and waive any terms or conditions of an Award; (f) amend or cancel an existing Award in whole or in part (and if an award is canceled, grant another Award in its place on such terms and conditions as the Committee shall specify), except that the Committee may not, without the consent of the holder of an Award, take any action under this Clause with respect to such Award if such action would adversely affect the rights of such holder, (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written, notices and elections required of Participants (as defined below), and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 7.3 or Section 8.6.

         With respect to persons subject to Section 16 of the 1934 Act, transactions under the Plan are intended to comply with all applicable conditions of Rule16b-3 or its successors under the 1934 Act.

3. EFFECTIVE DATE AND TERM OF PLAN

         The Plan will become effective on the date on which it is approved by the stockholders of the Company. No Award may be granted under the Plan ten years following the date of stockholder approval, but Awards previously granted may extend beyond that date.

4. SHARES SUBJECT TO THE PLAN

         Subject to the adjustment as provided in Section 8.6 below, the aggregate number of shares of Stock that nay be delivered under the Plan will be 180,000. If any Award requiring exercise by the Participant for delivery of Stock terminates without having been exercised in full, or if any Award payable in Stock or cash is satisfied, in cash rather than Stock, the number of shares of Stock as to which such Award was not exercised or for which cash was substituted will be available for future grants.

         Subject to Section 8.6(a) the maximum number of shares of Stock as to which Options and Stock Appreciation Rights may be granted to any Participant in any one calendar year is 80,000, which limitation shall be construed and applied consistently with the rules under Section 162(m) of the Internal Revenue Code.

         Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

5. ELIGIBILITY AND PARTICIPATION

         Each person in the employ of the Company or any of its subsidiaries (an "Employee") and each other person or entity (including without limitation non-Employee directors of the Company or a subsidiary of the Company) who, in the opinion of the Committee, is in a position to make a significant contribution to the success of the Company or its subsidiaries will be eligible to receive Awards under the Plan (each such Employee, person or entity receiving an Award, a "Participant"). A "subsidiary" for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50 % or more of the total combined voting power of all classes, of stock.

6. TYPES OF AWARDS

         6.1. Options.

        (a) Nature of Options. An Option is an Award giving the recipient the right on exercise thereof to purchase Stock.

         Both "incentive stock options," as defined in Section 422 of the Internal Revenue of 1986, as amended (the "Code") (any Option intended to qualify as an incentive stock option being hereinafter referred to as an "ISO"), and Options that are not incentive stock options, may be granted under the Plan. Plan ISOs shall be awarded only to Employees. Any Option not identified at the time of grant as being either an ISO or a non-incentive stock option shall be a non-incentive stock option.

        (b) Exercise Price. The exercise price of an Option will be determined by the Committee subject to the following:

                  (1) The exercise price of an ISO shall not be less than 100% (110% in the case of an ISO granted to a ten-percent stockholder) of the fair market value of the Stock subject to the Option, determined as of the time the Option Is granted. A "ten percent stockholder" is any person who at the time of grant, owns, directly or indirectly, or is deemed to own by reason of the attribution rules of section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries.

                  (2) In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.

                  (3) The Committee may reduce the exercise price of an Option at any time after the time of grant, but in the case of an Option originally awarded as an ISO, only with the consent of the Participant.

        (c) Duration of Options. The latest due on which an Option may be exercised will be the tenth anniversary (fifth anniversary, in the case of an ISO granted to a ten-percent shareholder) of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted.

        (d) Exercise of Options. An Option will become exercisable at such time or times, and on such conditions. as the Committee may specify. The Committee may at any time and from, time to time accelerate the time at which all or any part of the Option may be exercised.

         Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph
(e) below for the number of shares for which the Option is exercised.

        (e) Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to this Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) if so permitted by the Committee at or after the grant of the Option (with the consent of the optionee of an ISO if permitted after the grant) or by the instrument evidencing the Option, (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Committee approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Option to the Company, payable on such terms as are specified by the Committee, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by an combination of the foregoing permissible forms of payment.

        (f) Discretionary Payments. If (i) the market price of shares of Stock subject to an Option (other than an Option which is in tandem with a Stock Appreciation Right as described in Section 6.2 below) exceeds the exercise price of the Option at the time of its exercise, and (ii) the person exercising the Option so requests the committee in writing, the Committee may in its sole discretion cancel the Option and cause the Company to pay in cash or in shares of Common Stock (at a price per share equal to the fair market value per share) to the person exercising the Option an amount equal to the difference between the fair market value of the Stock which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid.

         6.2. Stock Appreciation Rights.

         (a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the holder on exercise to receive an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation in the firm market value of a share of Stock on the date of grant as compared to its fair market value on the date of exercise or any performance standard selected or established by the Committee.

         (b) Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan. A Stock Appreciation Right granted in tandem with an Option which is not an ISO may be granted either at or after the time the Option is granted. A Stock Appreciation Right granted in tandem with an ISO may be granted only at the time the Option is granted. The Committee may also grant Stock Appreciation Rights which provide that following a change in control of the Company, as determined by the Committee, the holder of such Right will be entitled to receive, with respect to each share of Stock subject to the Right, an amount equal to the excess of a specified value (which may include an average of values) for a share of Stock during a period preceding such change in control over the fair market value of a share of stock on the date the Right was granted.

         (c) Rules Applicable to Tandem Awards. When Stock Appreciation Rights are granted in tandem with Options, the following will apply:

                  (1) The Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option.

                  (2) The Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Rights.

                  (3) The Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right.

                  (4) The Stock Appreciation Right will be transferable only with the related Option.

                  (5) A Stock Appreciation Right granted in tandem with an ISO may be exercised only when the market price of the Stock subject to the Option exceeds the exercise price of such option.

         (d) Exercise of Independent Stock Appreciation Rights. A Stock Appreciation Right not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which all or any part of the Right may be exercised.

         Any exercise of an independent Stock Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

         6.3. Restricted and Unrestricted Stock.

         (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock in such amounts and upon such terms and conditions as the Committee shall determine subject to the restrictions described below.

         (b) Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

        (c) Transferability and Other Restrictions. Except as otherwise provided in this Section 6.3, the shares of Restricted Stock granted herein may not be sold, transferred, pledged assigned, or otherwise alienated or hypothecated until the end of the applicable period or periods established by the Committee and the satisfaction of any other conditions or restrictions established by the Committee (such period during which a share of Restricted Stock is subject to such restrictions and conditions is referred to as the "Restricted Period"). Except as the Committee may otherwise determine, if a Participant ceases to be an Employee or otherwise suffers a Status Change (as defined at Section 7.2(a) below) for any reason during the Restricted Period, the Company may purchase the shares of Restricted Stock subject to such restrictions and conditions for the amount of cash paid by the Participant for such shares, or such shares of Restricted Stock shall be forfeited to the Company if no cash was paid by the Participant.

         The Company shall also have the right to retain the certificates representing shares of restricted Stock in the Company's possession during the Restricted Period.

         (d) Removal of Restrictions. Except as otherwise provided in this
Section 6.3, a share of Restricted Stock covered by a Restricted Stock grant shall become freely transferable by the Participant upon completion of the Restricted Period including the passage of any applicable period of time and satisfaction of any conditions to vesting. However, unless otherwise provided by the Committee, the Committee, in its sole discretion, shall have the right to immediately waive all or part of the restrictions and conditions with regard to all or part of the shares held by any Participant at any time.

         (e) Voting Rights, Dividends and Other Distributions. During the Restricted Period, participants holding shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such shares. Except as the Committee shall otherwise determine, any other cash dividends and other distributions paid to Participants with respect to shares of Restricted Stock including any dividends and distributions paid in shares shall be subject to the same restrictions and conditions as the shares of Restricted Stock with respect to which they were paid.

         (f) Other Awards Settled with Restricted Stock. The Committee may, at the time any Award described in this Section 6 is granted, provide that any or all the Stock delivered pursuant to the Award will be Restricted Stock.

         (g) Unrestricted Stock. The Committee may, in its sole discretion, sell to any Participant shares of Stock free of restrictions under the Plan for a price which is not less than the par value of the Stock.

         (h) Notice of Section 83(b) Election. Any Participant making an election under Section 83(b) of the Code with respect to Restricted Stock must provide a copy thereof to the Company within 10 days of filing such election with the Internal Revenue Service.

         6.4. Deferred Stock.

         A Deferred Stock Award entitles the recipient to receive shares of stock to be delivered in the future. Delivery of the Stock will take place at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which delivery of all or any part of the Stock will take place. At the time any Award described in this
Section 6 is granted, the Committee may provide that, at the time Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant's right to future delivery of Deferred Stock.

         6.5. Performance Awards; Performance Goals.

         (a) Nature of Performance Awards. A Performance Award entitles the recipient to receive, without payment, amount in cash or Stock or a combination thereof (such form to be determined by the Committee) following the attainment of performance goals. Performance goals may be related to personal performance, corporate performance, departmental performance or any other category of performance established by the Committee. The Committee will determine the performance goals, the period or periods during which performance is to be measured and all other terms and conditions applicable to the Award.

         (b) Other Awards Subject to Performance Condition

         6.6. Loans and Supplemental Grants.

         (a) Loans. The Company may make a loan to a Participant ("Loan"), either on the date of or after the grant of any Award to the Participant. A Loan may be made either in connection with the purchase of Stock under the Award or with the payment of any Federal, state and local income tax with respect to income recognized as a result of the Award. The Committee will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate (which may be zero), whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration.

         (b) Supplemental Grants. In connection with any Award, the Committee may at the time such Award is made or at a later date, provide for and grant a cash award to the Participant ('Supplemental Grant") not to exceed an amount equal to (1) the amount of any Federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant's income tax liabilities arising from all payments under this Section 6. Any payments under this subsection (b) will be made at the time the Participant incurs Federal income tax liability with respect to the Award.

7. EVENTS AFFECTING OUTSTANDING AWARDS

         7.1. Death.

         If a Participant dies, the following will apply:

         (a) All Options and Stock appreciation Rights held by the Participant immediately prior to death, to the extent then exercisable, may be exercised by the Participant's executor or administrator or the person or persons to whom the Option or right is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the participant's death (or such shorter or longer period as the Committee may determine), and shall thereupon terminate. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. Except as otherwise determined by the Committee, all Options and Stock Appreciation Right held by a Participant immediately prior to death that are not then exercisable shall terminate at death.

         (b) Except as otherwise determined by the Committee, all Restricted Stock held by the Participant must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.3(d) above.

         (c) Any payment or benefit under a Deferred Stock Award, Performance Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to death will be forfeited and the Award canceled as of the time of death, unless otherwise determined by the Committee.

         7.2. Termination of Service (Other Than By Death).

         If a participant who is an Employee ceases to be an Employee for any reason other than death, or if there is a termination (other than by reason of death) of the consulting, service or similar relationship in respect of which a non-Employee Participant was granted an Award hereunder (such termination of the employment or other relationship being hereinafter referred to as a "Status Change"), the following will apply:

         (a) Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by the Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change. Any Options or Rights that were exercisable immediately prior to the Status Change will continue to be exercisable for a period of three months (or such longer period as the Committee may determine), and shall thereupon terminate, unless the Award provides by its terms for immediate termination in the event of a Status Change (unless otherwise determined by the Committee) or unless the Status Change results from a discharge for cause which in the opinion of the Committee casts such discredit on the participant as to justify immediate termination of the Award (unless otherwise determined by the Committee). In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. For purposes of this paragraph, in the case of a Participant who is an Employee, a Status Change shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the committee, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which section 424(a) of the Code applies.

         (b) Except as otherwise determined by the Committee, all Restricted Stock held by the Participant at the time of the Status Change must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with
Section 6.3(c) above.

         (c) Any payment or benefit under a Deferred Stock Award, Performance Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to the Status Change will be forfeited and the Award cancelled as of the date of such Status Change unless otherwise determined by the Committee.

         7.3. Certain Corporate Transactions.

         Except as otherwise provided by the Committee at the time of grant, in the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a covered transaction"), the following rules shall apply:

         (a) Subject to paragraph (b) below, all outstanding Awards requiring exercise will cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to conditions not yet satisfied or determined) will be forfeited, as of the effective time of the covered transaction, provided that the Committee may in its sole discretion, on or prior to the effective date of the covered transaction, (1) make any outstanding Option and Stock Appreciation Right exercisable in full, (2) remove the restrictions from any Restricted Stock, (3) cause the Company to make any payment and provide any benefit under any Deferred Stock Award, Performance Award, or Supplemental Grant, (4) remove any performance or other conditions or restrictions on any Award, and (5) forgive all or any portion of the principal of or interest on a Loan; or

         (b) With respect to an outstanding Award held by a participant who, following the covered transaction, will be employed by or otherwise providing services to a corporation which is a surviving or acquiring corporation in the covered transaction or an affiliate of such a corporation, the Committee may at or prior to the effective time of the covered transaction, in its sole discretion and in lieu of the action desccribed in paragraph (a) above, arrange to have such surviving or acquiring corporation or affiliate assume any Award held by such participant outstanding hereunder or grant a replacement award which, in the judgment of the Committee, is substantially equivalent to any Award being replaced.

         7.4. Termination Following Change of Control.

         Notwithstandng any other provision of this Plan, if the Participant's employment terminates because of a "Qualified Termination" as defined in Exhibit A, all unvested Options and Stock Appreciation Rights then held by such person shall immediately become fully vested, all Options and Stock Appreciation Rights then held by such person shall remain exercisable until the earlier of (i) the fourth anniversary of such Qualified Termination and (ii) the latest date on which such Option or Right could have been exercised without regard to Seciton
7.1 and Section 7.2, and all other Awards shall immediately become fully vested and all restrictions, conditions and performance goals with respect to such Awards shall be deemed satisfied and shall no longer be applicable.

8. GENERAL PROVISIONS

         8.1. Documentation of Awards.

         Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

         8.2. Rights as a Stockholder, Dividend Equivalents.

         Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder, the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant's Award had such Stock been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

         8.3. Conditions on Delivery of Stock.

         The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restriction from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable Federal and state laws and regulation have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange or The Nasdaq National Market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market upon official notice of notice of issuance, and (d) until all othe legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

         If an Award is exercised by the Participant's legal representative, the Company will beunder no obligation to deliver Stock prusuant to such exercise until the company is satisfied as to the authority of such representative.

         8.4. Tax Withholding.

         The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the "withholding requirements").

         In the case of an Award pursuant to which Stock may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock. If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement. The Committee may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant.

         If at the time an ISO exercised the Committee determines that the Company could be liable for withholding requirements with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to inform the Company promptly of any disposition (within the meaning of section 424(c) of the Code) of Stock received upon exercise, and (b) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

         8.5. Nontransferability of Awards.

         Unless otherwise permitted by the Committee, no Award (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

         8.6. Adjustments in the Event of Certain Transactions.

         (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4 above.

         (b) In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares to stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, merger, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

         (c) In the case of ISOs or or purposes of the limts set forth in the second paragraph of Section 4, the adjustments described in (a) and (b) will be made only to the extent consistent with continued qualification of the option under Section 422 of the Code (in the case of an ISO) or Section 162(m) of the Code (in the case of the limits in Section 4).

         8.7. Employment Rights, Etc.

         Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any subsidiary as an Employee or otherwise, or affect in any way the right of the Company or subsidiary to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages, in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company to the Participant.

         8.8. Deferral of Payments.

         The Committee may agree at any time, upon request of the Participant, to defer the date an which any payment under an Award will be made.

         8.9. Past Services as Consideration.

         Where a Participant purchases Stock under an Award for a price equal to the par value of the Stock the Committee may determine that such price has been satisfied by past services rendered by the Participant.

9. EFFECT, AMENDMENT AND TERMINATION

         Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Employees.

         The Committee may at any time or times amend the Plan or any outstanding Award for any purpose, which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under section 422 of the Code, for the award of performance-based compensation under Section 162(m) of the Code or under rule16b-3 promulgated under Section 16 of the 1934 Act.


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                                                                       EXHIBIT A

         For purposes of Section 7.4 of the Plan, the following terms have the following meanings:

         "Base Salary" means Participant's annual base salary, exclusive of any bonus or other benefits the Participant may receive.

         "Cause" means the following, determined by the committee in its reasonable judgment:

          (i) willful failure to perform, or gross negligence in the performance of, participant's duties and responsibilities to the Company and its subsidiaries; or

          (ii) fraud, embezzlement or other material dishonesty with respect to the Company or any of its subsidiaries; or

          (iii) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or

          (iv) other conduct by participant that is materially harmful to the business, interests or reputation of the Company or any of its subsidiaries.

         "Change of Control" means such time as:

          (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate 'beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis,

          (ii) individuals who on ____________, 1998 constitute the Board (together with any new directors whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board then in office who either were members of the Board on ____________, 1998 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office and

          (iii) the merger or consolidation of the Company with or into another corporation; or the merger or consolidation of another corporation with and into the Company, with the effect that, immediately after such transaction, the Voting Stock of the entity surviving such merger or consolidation received in such transaction by the stockholders of the Company immediately prior to such transaction represents the ultimate beneficial ownership of less than 50% of Voting Stock of the entity surviving such merger or consolidation.


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         "Disability" has the meaning given it in any long-term disability plan of the Company in which Participant participates. Participant's employment shall be deemed terminated for Disability when participant is entitled to receive long-term disability compensation pursuant to such long-term disability plan. If the Company does not maintain such a plan, participant shall be deemed terminated for Disability if the Company terminates his employment due to illness, injury, accident or condition of either a physical or psychological nature as a result of which Participant is unable to perform substantially the duties and responsibilities of his position for 180 days during a period of 365 consecutive calendar days.

         "Good Reason" means the voluntary termination by Participant of his or her employment after the occurrence, without participant's express written consent, of any of the following events:

          (i) assignment to Participant of duties materially inconsistent with his or her positions, duties, responsibilities, or reporting requirements with the Company (or a subsidiary) immediately prior to a Change of Control or a material adverse alteration in Participant's status or the nature of his or her responsibilities with the Company immediately prior to a Change in Control; or

          (ii) reduction in Participant's rate of Base Salary to less than 100 percent of the rate of Base Salary paid to the Participant immediately preceding the Change of Control, or reduction in Participant's total cash compensation opportunities, including salary, incentives and other benefits, for any fiscal year to less than 100 percent of the total cash compensation opportunities made available to the Participant immediately preceding the Change of Control (for this purpose, such opportunities shall be deemed reduced if the objective standards by which participant's incentive compensation is measured become materially more stringent or if the amount of such compensation is materially reduced on a discretionary basis from the amount that would be payable solely by reference to the objective standards).

         "Qualified Termination" means the termination of Participant's employment during a Standstill Period (1) by the Company other than for Cause, death or Disability, and (2) in the case of a Participant who at the time of the Change of Control holds an office specifically designated by the Committee in its sole discretion to have such right, by Participant for Good Reason.

         "Standstill Period" is the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.

         "Voting Stock" means the capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.